UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.001 par value
(2)

Aggregate number of securities to which transaction applies:

(A) 52,191,854 shares of common stock issued and outstanding as of July 25, 2017; (B) 408,000 shares of common stock issuable upon vesting and settlement of restricted stock units (the “RSUs”); (C) 300,000 shares of common stock issuable upon vesting and settlement of performance-based restricted stock units (the “PRSUs”); (D) 0 shares of common stock issuable through the end of the current offering period under the employee stock purchase plan (the “ESPP”); and (E) 3,849,410 shares of common stock issuable upon the exercise of stock options with an exercise price below $11.18.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) (i) 52,191,854 shares of common stock issued and outstanding as of July 25, 2017, (ii) 408,000 shares of common stock issuable upon vesting and settlement of RSUs; (iii) 300,000 shares of common stock issuable upon vesting and settlement of PRSUs; (iv) 0 shares of common stock issuable through the end of the current offering period under the ESPP, each multiplied by $11.18 per share, and (B) stock options to purchase 3,849,410 shares of common stock with an exercise price per share below $11.18 multiplied by $3.96 per share (the difference between $11.18 and the weighted average exercise price of $7.22 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001159.

	(4)	Proposed maximum aggregate value of transaction: $606,653,848.88
	(5)	Total fee paid: $70,311.18
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

[●], 2017

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders, which we refer to herein as the special meeting, of SciClone Pharmaceuticals, Inc., which we refer to herein as SciClone or the Company, to be held on [●], 2017, at [●] at the Marriott San Mateo/San Francisco Airport, 1770 S. Amphlett Blvd., San Mateo, California 94402.

On June 7, 2017, the Company entered into that certain Agreement and Plan of Merger, which we refer to herein as the merger agreement, with Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands, which we refer to herein as Holdco, and Silver Delaware Investment Limited, a Delaware corporation and a wholly-owned subsidiary of Holdco, which we refer to herein as Merger Sub. Holdco and Merger Sub were formed by a consortium consisting of entities affiliated with GL Capital Management GP Limited, which we refer to herein as GL Capital, Bank of China Group Investment Limited, which we refer to herein as BOCGI, CDH Investments, Ascendent Capital Partners, which we refer to herein as Ascendent, and Boying Investment Limited, which we refer to herein as Boying, and together with GL Capital, BOCGI, CDH Investments and Ascendent collectively we refer to herein as the Buyer Consortium. As a result of the merger, the Buyer Consortium will acquire all of the outstanding shares of common stock of SciClone.

The merger agreement provides for the acquisition by Holdco of SciClone through the merger of Merger Sub with and into SciClone, with SciClone continuing as the surviving corporation and subsidiary of Holdco. If the merger is completed, you will be entitled to receive $11.18 in cash, without interest, less any applicable withholding taxes, for each share of SciClone common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares and except for shares of the Company held by the Company, Holdco, Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Holdco, or GL Capital), which represents a premium of approximately 11% to the closing price of our common stock on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 16% over the ten-day volume-weighted average closing stock price of our common stock as of June 7, 2017.

At the special meeting, the stockholders will be asked to consider and vote on:

•	a proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

•	a non-binding, advisory proposal to approve certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.

Our Board of Directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and authorized, and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Our Board of Directors recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger and each of the other proposals to be considered at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. It is important that your voice be heard in this matter relating to your investment. The merger cannot be completed unless the merger agreement is approved and adopted and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Whether or not you plan to attend the special meeting, please submit, as promptly as possible, the enclosed proxy card (1) over the internet; (2) by telephone; or (3) by signing and dating the enclosed proxy card and returning it in the accompanying prepaid reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure of any stockholder to vote on the proposal to approve and adopt the merger agreement and approve the merger will have the same effect as a vote “AGAINST” the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You also may obtain additional information about the Company from documents we have filed with the United States Securities and Exchange Commission.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor: MacKenzie Partners toll-free at 1-800-322-2885.

Thank you in advance for your cooperation and continued support.

Sincerely,

FRIEDHELM BLOBEL, PH.D.

President and Chief Executive Officer

Foster City, California

[●], 2017

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated [●], 2017, and is first being mailed to our stockholders on or about [●], 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of SciClone Pharmaceuticals, Inc.:

Notice is hereby given that a 2017 special meeting of the stockholders of SciClone Pharmaceuticals, Inc., a Delaware corporation, which we refer to herein as SciClone or the Company, will be held at the Marriott San Mateo/San Francisco Airport, 1770 S. Amphlett Blvd., San Mateo, California 94402, on [●], 2017 at [●] a.m., local time, for the following purposes:

1. To consider and vote on a proposal to approve and adopt that certain Agreement and Plan of Merger dated June 7, 2017, which we refer to herein as the merger agreement, by and among SciClone, Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands, which we refer to herein as Holdco, and Silver Delaware Investment Limited, a Delaware corporation and a wholly-owned subsidiary of Holdco, which we refer to herein as Merger Sub, and approve the merger and other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

3. To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.

The foregoing matters are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

After careful consideration, our Board of Directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and authorized, and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The approval of the non-binding advisory proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the special meeting. The approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on this proposal, although less than a quorum.

The Board of Directors unanimously recommends that you vote (1) “FOR” approval and adoption of the merger agreement and approval of the merger and other transactions contemplated thereby; (2) “FOR” the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the merger, which we refer to collectively as the “proposals.”

The Board of Directors has fixed the close of business on [●], 2017 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Company stockholders who do not vote in favor of the proposal to approve and adopt the merger agreement and approve the merger will have the right to seek appraisal of the fair value of their shares of common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware, which we refer to herein as the DGCL, if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all of the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting, please vote, as promptly as possible on the matters set forth on the enclosed proxy card (1) over the internet; (2) by telephone; or (3) by signing and dating the enclosed proxy card and returning it in the accompanying prepaid reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

By Order of the Board of Directors,

FRIEDHELM BLOBEL, Ph.D.

President and Chief Executive Officer

Foster City, California

[●], 2017

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares of common stock, please contact our proxy solicitor:

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25

THE SPECIAL MEETING	27
Date, Time and Place of the Special Meeting	27
Purpose of the Special Meeting	27
Record Date and Quorum	27
Attendance	27
Vote Required	28
Voting	28
Revocation of Proxies	30
Voting Agreement	30
Rollover Agreement	30
Adjournments	31
Solicitation of Proxies; Payment of Solicitation Expenses	31
Questions and Additional Information	31

THE MERGER	32
The Parties to the Merger	32
Anticipated Date of Completion of the Merger	34
Background of the Merger	34
Reasons for the Merger; Recommendation of the Board of Directors	43
Opinion of the Company’s Financial Advisor	47
Certain Financial Projections	58
Effects on the Company if the Merger is Not Completed	61
Delisting and Deregistration of SciClone Common Stock	61
Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger	61
Indemnification and Insurance	68
Material U.S. Federal Income Tax Consequences of the Merger	68
Regulatory Clearances and other Approvals	71

PROPOSAL NO. 1 THE MERGER AGREEMENT	72
Explanatory Note Regarding the Merger Agreement	72
Closing and Effective Time of the Merger	72
Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws	72
Payment of Merger Consideration and Surrender of Stock Certificates	73
Appraisal Rights	74
Merger Consideration	78
Treatment of Common Stock and Stock-Based Awards	78
Representations and Warranties	79
Conduct of Our Business Pending the Merger	84
Access and Information	86
Stockholders Meeting	87
Go-Shop; Alternative Transaction Proposal; Recommendation Change	87
Filings; Other Actions; Notification	90
Employee Benefits Matters	91
Indemnification and Insurance	91
Financing of the Merger	92

i

ii

This proxy statement and a proxy card are first being mailed on or about [●], 2017 to stockholders who owned shares of our common stock as of the close of business on [●], 2017.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “SciClone” refer to SciClone Pharmaceuticals, Inc., the term “Holdco” refers to Silver Biotech Investment Limited, the term “Merger Sub” refers to Silver Delaware Investment Limited, the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of June 7, 2017 by and among SciClone, Holdco and Merger Sub, and the term “common stock” refers to the common stock, par value of $0.001 per share, of SciClone.

THE SPECIAL MEETING (PAGE 27)

Date, Time and Place of the Special Meeting (Page 27)

The special meeting will be held at the Marriott San Mateo/San Francisco Airport, 1770 S. Amphlett Blvd., San Mateo, California 94402, on [●], 2017 at [●] a.m., local time.

Purpose of the Special Meeting (Page 27)

At the special meeting, holders of our common stock, par value $0.001 per share, which we refer to herein as our common stock, will be asked to approve the following proposals:

1. To consider and vote on a proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

3. To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.

The Board of Directors recommends that you vote “FOR” each of the above proposals.

Record Date and Quorum (Page 27)

The Board of Directors of the Company fixed the close of business on [●], 2017 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote at the special meeting, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the special meeting. Shares of our common stock represented at the special meeting but not voted, including broker non-votes and shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Attendance (Page 27)

Only stockholders of record and their duly appointed proxy holders may attend the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required (Page 28)

Proposal No. 1, the approval of the proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated thereby, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to approve and adopt the merger agreement and approve the merger, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated thereby.

Proposal No. 2, the proposal to consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting, requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting.

Proposal No. 3, the approval, on an advisory non-binding basis, of certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger, requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the special meeting.

Abstentions will have the same effect as a vote “AGAINST” approval of Proposal No. 2, but will not have any effect on Proposal No. 3. If you fail to submit a proxy or vote in person at the special meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted on Proposals Nos. 2 and 3, but this will not have an effect on these proposals.

Revocation of Proxies (Page 30)

You have the right to revoke a proxy at any time before it is exercised, by filing a notice of revocation with our proxy solicitor by the time the special meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: our proxy solicitor: MacKenzie Partners, Inc. at 105 Madison Avenue, 17th Floor, New York, New York 10016. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Adjournments (Page 31)

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and approve the merger or if a quorum is not present at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the special meeting, requires the affirmative vote of by a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the special meeting, whether or not a quorum is present without notice other than announcement at the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses (Page 31)

The expense of soliciting proxies will be borne by SciClone. We have retained MacKenzie Partners, a professional proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. We will also indemnify MacKenzie Partners against losses arising out of its provisions of these services on our behalf. In addition, the Company may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information (Page 31)

If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor: MacKenzie Partners toll-free at 1-800-322-2885.

THE MERGER (PAGE 32)

At the effective time of the merger, Merger Sub will merge with and into SciClone. SciClone will survive the completion of the merger. We refer to SciClone in this context as the surviving corporation. As a result of the merger, SciClone will cease to be a U.S. publicly traded company and will become a subsidiary of Holdco. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Parties to the Merger (Page 32)

The Company

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900,

Foster City, California 94404-2125

Telephone: (650) 358-3456

SciClone Pharmaceuticals, Inc., a Delaware corporation, which we refer to herein as SciClone or the Company in this proxy, is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company’s long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN.

For additional information about the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information.”

Topco

Silver Biotech Holding Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands, which we refer to herein as Topco in this proxy statement, was formed by a consortium consisting of entities affiliated with GL Capital Management GP Limited, which we refer to herein as GL Capital, Bank of China Group Investment Limited, which we refer to herein as BOCGI, CDH Investments, Ascendent Capital Partners, which we refer to herein as Ascendent, and Boying Investments Limited, which we refer to herein as Boying, and together with GL Capital, BOCGI, CDH Investments and Ascendent collectively we refer to herein as the Buyer Consortium, for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Topco is a company affiliated with the Buyer Consortium and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement.

Holdco

Silver Biotech Investment Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands, which we refer to herein as Holdco in this proxy statement, was formed by Topco. Holdco is a company affiliated with the Buyer Consortium and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement.

Merger Sub

Silver Delaware Investment Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Delaware Investment Limited, a Delaware corporation, which we refer to herein as Merger Sub in this proxy statement, was formed by Holdco for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a subsidiary of Holdco and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Affiliates of GL Capital

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Established in 2010, GL Capital is a Greater China healthcare-focused, value-driven investment management group. Since inception, GL Capital has developed a reputation as the partner-of-choice for leading healthcare companies and demonstrated capability to add value to its portfolio companies.

Affiliates of BOCGI

23/F, Bank of China Tower, 1 Garden Road

Hong Kong

Telephone No: +852 2200-7500

BOCGI is the principal direct investment platform of Bank of China. Established in 1984, BOCGI has made extensive investment in various sectors benefiting from China’s economic growth.

Affiliates of CDH Investments

1503, Level 15, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

Telephone No: +852 3518-8000

CDH Investments is one of the largest alternative asset management institutions focused on China.

Affiliates of Ascendent

Suite 1609, 16/F, Jardine House, 1 Connaught Place

Central, Hong Kong

Telephone No: +852 2165-9000

Ascendent Capital Partners, which we refer to herein as Ascendent, is a private equity investment management firm focused on Greater China-related investment opportunities, managing capital for globally renowned institutional investors including sovereign wealth funds, endowments, pensions, foundations and fund-of-funds. Ascendent aims to provide influential and informed capital to help portfolio companies achieve greater value, while generating the highest quality risk-adjusted returns for our investors. Ascendent is managed by a team with extensive experience in executing innovative and groundbreaking private equity investments in Greater China.

Affiliates of Boying

c/o P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola, British Virgin Islands

Fax No: +86 20 6261-3830

Boying Investments Limited is a wholly owned limited company of Mr. Weihang Zhu.

Anticipated Date of Completion of the Merger (Page 34)

We are working towards completing the merger as soon as possible. Assuming the Buyer Consortium timely arranges financing in connection with the transaction and the parties satisfy all of the closing conditions, including approval by our stockholders of the proposal to approve and adopt the merger agreement and approve the merger, we anticipate that the merger will be completed in the fourth quarter of 2017. See “Proposal No. 1 The Merger Agreement — Closing and Effective Time of the Merger.”

Merger Consideration (Page 78)

In the merger, each issued and outstanding share of our common stock (other than shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to herein as the DGCL) which shares we refer to herein as dissenting shares, and shares of our common stock held by Company, Holdco or Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Holdco, or beneficially owned by GL Capital, which we refer to herein as excluded shares) will be converted into the right to receive the merger consideration in cash in an amount equal to $11.18 per share, without interest and less any applicable withholding taxes.

Treatment of Common Stock and Common Stock-Based Awards (Page 78)

•	Common Stock. Each common share issued and outstanding immediately prior to the effective time (other than (i) excluded shares, and (ii) dissenting shares) shall be converted into the right to receive $11.18 in cash, without interest. Each excluded share issued and outstanding immediately prior to the effective time, by virtue of the merger, will cease to be outstanding and will be automatically canceled and retired without payment of any consideration therefor and will cease to exist. At the effective time, each dissenting share will automatically be cancelled and cease to exist, and holders of dissenting will cease to have any right with respect thereto, except the right to receive the appraisal value of such dissenting shares in accordance with Section 262 of the DGCL.

•	Restricted Stock Units and Performance Restricted Stock Units. At the effective time of the merger, each outstanding, unsettled restricted stock unit, which we refer to herein as a RSU, and performance restricted stock unit, which we refer to herein as a PRSU, (whether vested or unvested) will be cancelled and extinguished without payment of compensation therefor, except with respect to any required deferred payment for RSUs and PRSUs subject to Section 409A of the Internal Revenue Code of 1986, which we refer to herein as the Code. Shares of common stock acquired upon the settlement of RSUs and PRSUs prior to the effective time shall be treated as described in the paragraph immediately above for “Common Stock”.

•	Stock Options. At the effective time of the merger, each stock option of the Company, which we refer to herein as a stock option, that is vested and unexercised as of immediately prior to the effective time of the merger (including any stock option that becomes vested as a result of the transactions contemplated by the merger agreement pursuant to the terms of any applicable agreements between the Company and the holders of such stock option) will be cancelled and converted into the right to receive from the Company a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the per share merger consideration over (y) the per share exercise price of such stock option and (ii) the number of shares of common stock subject to such stock option as of the effective time of the merger. For the avoidance of doubt, if the per share exercise price of a vested stock option exceeds the merger consideration, such stock option shall be cancelled for no consideration immediately prior to the effective time and the holder of such stock option shall have no further rights with respect thereto. Except as otherwise provided in the preceding sentence, each outstanding and unexercised stock option as of the effective time of the merger will be cancelled and extinguished without payment.

•	ESPP. As soon as practicable following the date of the merger agreement and in any event prior to the effective time, the Company Board of Directors will adopt such resolutions or take such other actions as may be required so that (i) the ending date of the then current offering period under the employee stock purchase plan, which we refer to herein as ESPP, will occur on or before the last trading day prior to the effective time, which we refer to herein as the final purchase date, (ii) all then existing offerings under the ESPP will terminate immediately following the purchase on the final purchase date, (iii) all future offerings that would otherwise commence under the ESPP following the final purchase date will be suspended, and (iv) all further payroll deductions under the ESPP will cease to be effective as of the final purchase date.

Reasons for the Merger; Recommendation of the Board of Directors (Page 43)

After careful consideration of various factors described in the section entitled “The Merger – Reasons for the Merger; Recommendation of the Board of Directors,” the Board of Directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to and in the best interests of the Company and its stockholders and approved, adopted and authorized, and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of its stockholders and recommended that the stockholders of the Company vote to approve and adopt the merger agreement and approve the merger.

In considering the recommendation of the Board of Directors with respect to the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the stockholders of the Company. See the section entitled “The Merger – Interests of our Directors and Executive Officers in the Merger – Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Opinion of the Company’s Financial Advisor (Page 47)

On June 7, 2017, at a meeting of the Board of Directors to evaluate the merger, Lazard Frères & Co. LLC, which we refer to herein as Lazard, the Company’s financial advisor, rendered its oral opinion to the Board of Directors, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of the Company common stock (other than Holdco, the Company and their respective subsidiaries (including any rollover shares held by Holdco immediately prior to the closing) and other than the stockholders who are entitled to and properly demand an appraisal of their shares of common stock) was fair, from a financial point of view, to those holders. The full text of Lazard’s opinion is attached as Annex B to this proxy statement and is incorporated by reference. As explained below, Lazard’s engagement and opinion were provided for the use and benefit of the Company’s Board of Directors, and its opinion was rendered to the Board of Directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation as to how any stockholder should vote or act in connection with the merger or any matter relating thereto. The summary of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion.

Financing of the Merger (Page 92)

The Buyer Consortium’s obligation to complete the merger is not conditioned on the Buyer Consortium’s receipt of any financing. Buyer Consortium expects to fund amounts needed to acquire the Company under the merger agreement through a combination of equity financing to be provided by the Buyer Consortium and debt financing expected to be arranged by China Minsheng Banking Corp., Ltd.

In connection with the entry into the merger agreement, the Buyer Consortium delivered to us copies of a debt commitment letter, dated May 29, 2017, from China Minsheng Banking Corp., Ltd and equity commitment letters, each dated June 7, 2017, from GL China Opportunities Fund II L.P., GL China Opportunities Fund II (Canada) L.P., BOCGI, CDH Fund V, L.P., Ascendent Capital Partners II, L.P. and Mr. Weihang Zhu, respectively, pursuant to and subject to the terms and conditions of which, the financing sources have committed to finance the amounts set forth therein. If requested by Holdco, Company has also agreed that Holdco may apply up to $113 million in available cash of the Company toward the payment of the merger fund, which together with the debt and equity commitment amounts will be sufficient to enable Holdco to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger (Page 61)

In considering the recommendation of the Board of Directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved and adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and share issuance or cash settlement of certain Company stock-based awards held by our directors in accordance with the terms of our equity incentive plan and by our executive officers under retention agreements with the Company;

•	possible cash severance payments and other benefits payable under retention agreements with our executive officers in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to indemnification benefits in favor of directors and officers of the Company.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger — Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger” and “Proposal No. 3 — Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Voting Agreement (Page 30)

GL Trade Investment Limited, who directly holds an aggregate of 4,750,116 shares of our common stock (constituting approximately 9.2% of the outstanding shares of the common stock), entered into a Voting and Support Agreement with the Company. Under the terms of the Voting and Support Agreement, GL Trade Investment Limited has agreed to, among other things, vote all shares of our common stock held by it in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and to vote against, among other things, any other acquisition proposal or other proposal, action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the merger and other transactions contemplated by the merger agreement.

Rollover Agreement (Page 30)

Concurrently with the execution of the merger agreement, GL Trade Investment Limited entered into a rollover agreement with Holdco and Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands and sole shareholder of Holdco, referred to as Topco, pursuant to which GL Trade Investment Limited is agreeing, among other things, to contribute all of the shares of our common stock beneficially owned by it to Holdco immediately prior to the effective time of the merger in exchange for newly issued shares of Topco.

Material U.S. Federal Income Tax Consequences of the Merger (Page 68)

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock for cash in the merger, you will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You are also encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Common Stock (Page 61)

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to herein as Exchange Act, and we will no longer file periodic reports with the United States Securities and Exchange Commission, which we refer to herein as the SEC.

Go-Shop; Alternative Transaction Proposal; Recommendation Change (Page 87)

The merger agreement provides that during the “go-shop period” commencing on the date of the merger agreement and continuing until 11:59 p.m. (New York time) on August 6, 2017, the Company and its subsidiaries may, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other representatives of the Company:

1.	actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) any alternative transaction proposal, and

2.	enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may be expected to lead to, an alternative transaction proposal.

During the go-shop period, we may provide non-public information about the Company and its subsidiaries to prospective acquirers, but we will not provide, or authorize anyone to provide, non-public information about the Company or any of its subsidiaries to a prospective acquirer unless the prospective acquirer enters into an acceptable confidentiality agreement with us. If we provide to any prospective acquirer non-public information about the Company or any of its subsidiaries that the Company has not provided to Holdco, we will promptly provide such non-public information to Holdco.

After the end of the go-shop period, except as may relate to any person or a group from whom the Company has received prior to the end of the go-shop period a written alternative transaction proposal that the Company Board of Directors determines to constitute, or be expected to result in a superior proposal, which we refer to herein as excluded party, we shall not, nor shall we authorize or permit any of our representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate any alternative transaction proposal or any inquiry or proposal that constitutes or would reasonably be expected to result in an alternative transaction proposal, (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any non-public information with respect to, or cooperate in any way with any person (whether or not a person making an alternative transaction proposal) with respect to any alternative transaction proposal or any inquiry or proposal that would reasonably be expected to result in an alternative transaction proposal, (iii) approve or recommend any alternative transaction proposal, (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any alternative transaction proposal, (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder or (vi) propose, agree or publicly announce an intention to do any of the foregoing. After the end of the go-shop period, except as may relate to any excluded party, we shall, and shall cause our representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any person conducted heretofore with respect to any alternative transaction proposal, or any inquiry or proposal that may reasonably be expected to result in an alternative transaction proposal, and request the prompt return or destruction of all confidential information previously furnished.

If at any time during the go-shop period, the Company board receives a bona fide written alternative transaction proposal from a prospective acquirer, then, as promptly as practicable, and in any event within 48 hours, after the Company receives such alternative transaction proposal, the Company shall inform Holdco about such alternative transaction proposal, including the identity of the prospective acquirer and a reasonably detailed description of its material terms.

The Company Board of Directors may, prior to receipt of the Company stockholder approval of the merger, make an adverse recommendation change if

(i) in response to an unsolicited bona fide written alternative transaction proposal or a bona fide written alternative transaction proposal received during the go-shop period or with respect to an excluded party, in response to a bona fide written alternative transaction proposal received any time prior to receipt of the Company stockholder approval of the merger, if the Company Board of Directors determines that such written alternative transaction proposal constitutes a superior proposal; or

(ii) an intervening event has occurred,

and in either case, following consultation with outside legal counsel, the Company Board determines that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

The go-shop period will expire on August 6, 2017. See “Proposal No. 1 The Merger Agreement — Go-Shop; Alternative Transaction Proposal; Recommendation Change”).

Conditions to the Merger (Page 94)

The respective obligations of the Company, Holdco and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, but not limited to:

•	the approval and adoption of the merger agreement and the merger by our stockholders;

•	the absence of any order by a governmental entity or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement and no applicable law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or otherwise prevents or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	the respective representations and warranties of the parties in the merger agreement, subject to certain exceptions, must be true and correct as of completion of the merger in the manner described below under “Proposal No. 1 The Merger Agreement — Conditions to the Merger”;

•	compliance in all material respects by the parties with their respective obligations, agreements and covenants under the merger agreement;

•	if and to the extent requested by Holdco, the transfer of offshore cash held by the subsidiaries of the Company to the United States as unrestricted cash in a bank accounts registered in the name of the Company or Merger Sub; and

•	the absence of a Company material adverse effect.

Termination (Page 95)

We and Holdco may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	By either Holdco or us if the merger has not been consummated on or before the date that is five months after the date of the merger agreement unless otherwise extended in writing by us and Holdco (which deadline may be extended for an additional one month by Holdco, in its sole discretion, solely to the extent necessary to obtain required debt financing, and so long as all of the other closing conditions have been satisfied as described in “Proposal No. 1 The Merger Agreement – Conditions to the Merger”); provided that the right to terminate the merger agreement pursuant to this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the closing to occur on or before such date;

•	by either Holdco or us, if any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger;

•	by either Holdco or us, if our stockholders fail to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement prior to the termination date;

•	by Holdco, if our Board of Directors fails to recommend the merger and the approval of the merger agreement by our stockholders, or if our Board of Directors makes an adverse recommendation change;

•

by Holdco, if there is a breach or inaccuracy of any of the representations or warranties made by us, or if we fail to perform or comply with any of our covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the five-month anniversary of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing) or the date that is thirty calendar days following the receipt by us of written notice from Holdco of such breach, inaccuracy or failure to perform or comply, provided that Holdco or Merger Sub is not then in breach of a representation, warranty, covenant or agreement that would give rise to a failure of a condition under the merger agreement;

•	by Holdco, if we materially breach our obligations regarding our go-shop rights and our obligations not to solicit alternative transaction proposals;

•	by us, if there is a breach or inaccuracy of any of the representations or warranties made by Holdco or Merger Sub, or if Holdco or Merger Sub fails to perform or comply with any of their covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the five-month anniversary of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing) or the date that is thirty calendar days following the receipt by Holdco of written notice from us of such breach, inaccuracy or failure to perform or comply;

•	by us, if prior to the adoption of the merger agreement by our stockholders, in the event our Board of Directors determines in good faith that the failure to enter into a definitive agreement relating to a superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and concurrently with or immediately following such termination we enter into a definitive agreement relating to such superior proposal and pay the fee due under the provision relating to termination fees; provided, however, that we otherwise complied in all material respects with our obligations related to the solicitation of alternative transaction proposals and adverse recommendation changes;

•	by us, if Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to any reason other than (i) failure to receive any approvals required of any governmental entity or (ii) failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement – Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger;

•	by us, if Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to failure to receive any approvals required of any governmental entity, (provided that termination due to failure to obtain equity financing or debt financing will not be deemed to be a termination due to failure to receive regulatory approvals regardless of whether any approvals may be required by a government entity and not obtained), if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger; and

•	by us, if Holdco and Merger Sub fail to complete the merger by the termination date (which deadline may be extended for one month by Holdco in its sole discretion in order to obtain debt financing), due to failure of the debt financing or alternative debt financing to be funded, if (i) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived and (ii) we have irrevocably committed in writing that we are prepared to and able to effect the merger.

In addition, we would have had the right to terminate the merger agreement if Holdco did not deposit an additional $24.3 million into the escrow account described below within twenty-one days of the date of the merger agreement. This additional amount was deposited into the escrow account on June 22, 2017, and this termination right therefore did not become exercisable.

Company Termination Fee, Holdco Termination Fee and Escrow for Holdco Termination Fee (Page 97)

In certain circumstances, when the merger agreement is terminated we may be required to pay Holdco a termination fee in the amount of approximately $15.8 million or $7.9 million (depending on the grounds for termination).

The termination fee in the amount of $15.8 million would be payable in the following circumstances:

•	if (x) prior to the holding of the meeting of our stockholders to vote on the proposal to approve and adopt the merger agreement and approve the merger, an alternative transaction proposal is publicly made or otherwise communicated to our senior management or Board of Directors, and (y) while such alternative transaction proposal is still pending, the merger agreement is terminated pursuant to the termination provisions relating to (i) our stockholders failing to approve and adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; (ii) our breaching our representations or warranties or our failure to perform or comply with any of our covenants or agreements under the merger agreement or (iii) our materially breaching our obligations not to solicit alternative transaction proposals, and (z) within 12 months of such termination we enter into a definitive agreement to consummate the aforementioned alternative transaction proposal or such alternative transaction proposal is consummated;

•	if the merger agreement is terminated by Holdco pursuant to the termination provision relating to our Board of Directors failing to recommend that our stockholders approve and adopt the merger agreement and approve the merger, or if our Board of Directors makes an adverse recommendation change; and

•	if the merger agreement is terminated by us in order to enter into a superior proposal.

The termination fee in the amount of $7.9 million would be payable if the merger agreement is terminated by us in order to enter into a superior proposal and such termination results from the Company’s approval of a superior proposal that was (i) first received by the Company during the go-shop period (and not subsequently rescinded or withdrawn), or (ii) received from an excluded party (and not subsequently rescinded or withdrawn).

In certain circumstances, when the merger agreement is terminated Holdco must pay us a termination fee in the amount of approximately (i) $31.6 million, (ii) $21.0 million or (iii) $7.2 million (in the form of 646,942 shares of Company common stock deposited into an escrow account at the date of signing of the Agreement).

The termination fee in the amount of approximately $31.6 million would be payable in the following circumstances:

•	Holdco and Merger Sub fail to complete the merger within five (5) business days following the due date due to any reason other than (i) failure to receive any approvals required of any governmental entity or (ii) failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that the Company is prepared to and able to effect the merger; and

•	Holdco and Merger Sub fail to complete the merger before the date that is five months after the date of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing, and so long as all of the other conditions have been satisfied) due to failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived and (y) we have irrevocably committed in writing that the Company is prepared to and able to effect the merger.

The termination fee in the amount of approximately $21.0 million would be payable in the following circumstances:

•	If the merger has not been consummated on or before the date that is five months after the date of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing, and so long as all of the other closing conditions have been satisfied as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger”) and all conditions to Holdco’s obligation to effect the merger have been satisfied or waived;

•	If any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger, provided that the injunction is not primarily caused by (x) our breach of any of representations, warranties, covenants or agreements under the merger agreement or (y) any applicable law having been enacted, amended, entered or promulgated by any governmental entity after the date of the merger agreement; and

•	If Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to failure to receive any approvals required of any governmental entity, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger.

The termination fee in the amount of approximately $7.2 million (in the form of 646,942 shares of Company common stock deposited into an escrow account at the date of signing of the merger agreement) would be payable if Holdco fails to cause a supplemental amount of approximately $24.3 million in cash to be deposited into the escrow account within 21 calendar days of the date of the Agreement, in order to secure the reverse termination fee that may become payable by Holdco to the Company. On the date of the merger agreement, Holdco has deposited shares of Company common stock equal to approximately $7.2 million of the aggregate merger consideration into an escrow account with Computershare Trust Company, N.A. Subsequently, Holdco caused to be deposited the balance of Holdco’s termination fee, or approximately $24.3 million, which along with the initial deposit, is held in escrow pursuant to an escrow agreement. As a result, this termination fee did not become payable.

Remedies (Page 99)

In any circumstance in which Holdco or Company receives a termination fee, the payment of such termination fee shall be the sole and exclusive remedy of the Holdco or Company and its subsidiaries, shareholders, affiliates, officers, directors, employees and representatives against the other party with respect to (i) any loss suffered, directly or indirectly, as a result of the failure of the merger to be consummated, (ii) the termination of the merger agreement, (iii) any liabilities or obligations arising under the merger agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement. Notwithstanding the foregoing, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to secure or post any bond with or as a condition to obtaining such injunction or injunctions.

We are entitled to obtain an injunction, specific performance or other equitable remedies to enforce Holdco’s and Merger Sub’s obligation to cause the sponsors to fund the equity financing, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Holdco’s obligation to consummate the merger have been satisfied or, if permissible, waived in accordance with the merger agreement, (ii) Holdco and Merger Sub have failed to complete the merger by the due date, (iii) the debt financing (or, if applicable, the alternative debt financing) has been funded or will be funded at the closing in accordance with the terms thereof if the equity financing is funded at the closing, and (iv) we have irrevocably confirmed in writing that if specific performance is granted and the equity financing and debt financing (or, if applicable, the alternative debt financing) are funded, then the merger will occur.

Indemnification and Insurance (Page 91)

From and after the effective time, the surviving corporation shall indemnify our and our subsidiaries’ directors and officers in connection with any claim arising out of acts or omissions occurring at or before the merger and any judgments, fines, penalties and amounts paid in settlement resulting therefrom and pay any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party. The merger agreement also provides that we will purchase a six-year “tail” prepaid, non-cancelable policy on our current directors’ and officers’ liability insurance; however, we will not pay, and Holdco and the surviving corporation will not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by us for coverage for our last full fiscal year.

Effects on the Company if the Merger is Not Completed (Page 61)

If the merger is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Holdco a termination fee or Holdco may be required to pay a termination fee to us with respect to the termination of the merger agreement, as described under “Proposal No. 1 The Merger Agreement — Company Termination Fee, Holdco Termination Fee and Escrow for Holdco Termination Fee.”

Market Price of Common Stock (Page 104)

The closing price of our common stock on NASDAQ on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $10.10 per share of common stock. If the merger is completed, you will be entitled to receive $11.18 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 11% to the closing price of our common stock on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 16% over its ten-day volume-weighted average closing stock price of our common stock June 7, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Regulatory Clearances and other Approvals (Page 71)

The execution and delivery by the Company of the merger agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or other person except for (i) the applicable requirements of the Exchange Act, (ii) the applicable requirements of NASDAQ, (iii) the filing of the certificate of merger pursuant to the DGCL, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws; and

(v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company subsidiaries, taken as a whole.

Appraisal Rights (Page 74)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery, less applicable taxes and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to approve and adopt the merger agreement and approve the merger and you must not vote (either in person or by proxy) in favor of the proposal to approve and adopt the merger agreement and approve the merger. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Proposal No. 1 The Merger Agreement — Appraisal Rights” and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety, including but not limited to the merger agreement, which is the legal document that governs the terms of the merger. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters. On June 7, 2017, the Company entered into the merger agreement, with Holdco and Merger Sub, which were formed by the Buyer Consortium. Under the merger agreement, the Buyer Consortium will acquire all the outstanding shares of SciClone (other than shares of common stock held by the Company, Holdco, Merger Sub or any direct or indirect subsidiary of the Company or Holdco, including shares beneficially owned by GL Capital, or dissenting stockholders). The merger agreement provides for the merger of Merger Sub with and into SciClone, with SciClone surviving as a subsidiary of Holdco, a company affiliated with the Buyer Consortium. Our Board of Directors is soliciting the vote of the SciClone stockholders to approve the proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement as well as the other matters to be voted on at the special meeting. The merger cannot occur without the required approval of our stockholders.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held at the Marriott San Mateo/San Francisco Airport, 1770 S. Amphlett Blvd., San Mateo, California 94402, on [●], 2017 at [●] a.m., local time.

Q.	Who may attend and vote at the special meeting?

A.	All holders of our common stock as of the record date for the special meeting, which is [●], are entitled to receive notice of, attend the special meeting or any adjournment or postponement thereof and vote at the special meeting. You are entitled to attend the special meeting only if you were a stockholder as of the close of business on [●] or hold a valid proxy for the special meeting.

Q. What am I being asked to vote on at the special meeting?

A	At the special meeting, stockholders will vote on:

•	a proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

•	a non-binding, advisory proposal to approve certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote:

•	“FOR” the proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	“FOR” proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

•	“FOR” the proposal to approve, on an advisory non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by Holdco pursuant to the merger agreement. If the proposed merger is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Holdco and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NASDAQ Global Select Market, or NASDAQ, and deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $11.18 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the DGCL, with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $1,118.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. Upon completion of the merger, you will not own any shares of the capital stock in the surviving corporation. After the completion of the merger, you will be sent a letter of transmittal describing how you may exchange your shares of our common stock for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The merger consideration of $11.18 represents a premium of approximately 11% over SciClone’s closing stock price on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 16% over its ten-day volume-weighted average closing stock price of our common stock as of June 7, 2017.

Q.	What conditions must be satisfied to complete the merger?

A.	In addition to the approval of the proposal to approve and adopt the merger agreement and approve the merger by the stockholders, the merger is subject to the satisfaction of various conditions. SciClone, Holdco and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the absence of any law or order prohibiting the consummation of the merger and (ii) compliance in all material respects by the parties with all the obligations, agreements and covenants under the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “Proposal No. 1 The Merger Agreement — Conditions to the Merger.”

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming the Buyer Consortium timely arranges financing in connection with the transaction and the parties satisfy all closing conditions, including approval by our stockholders of the proposal to approve and adopt the merger agreement and approve the merger, we anticipate that the merger will be completed in the fourth quarter of 2017.

Q.	What happens if the merger is not completed?

A.	If the proposal to approve and adopt the merger agreement and approve the merger is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Holdco a termination fee or Holdco may be required to pay a termination fee to us with respect to the termination of the merger agreement, as described under “Proposal 1 The Merger Agreement — Company Termination Fee, Holdco Termination Fee and Escrow for Holdco Termination Fee.”

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger – Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock for cash in the merger, you will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You are also encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Because certain of the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger is completed (subject only to the contractual obligations applicable thereto).

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board of Directors with respect to the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved and adopted by the stockholders of the Company. See “The Merger — Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger” and “Proposal No. 3 — Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What vote is required for the Company’s stockholders to approve each of the proposals at the special meeting?

A.	Proposal 1: The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to approve and adopt the merger agreement and approve the merger.

Proposals 2: The adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal.

Proposal 3: The approval, on an advisory non-binding basis, of certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger, requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the special meeting.

Q.	How are votes counted?

A.	For each of Proposals Nos. 1, 2 and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count all of the votes for each proposal, including broker non-votes, as applicable. “Broker non-votes” result when brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares. In such case, the brokers or other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and the proposal to approve the adjournment of the special meeting for the purpose of obtaining additional votes, and thus, absent specific instructions from the beneficial owner of those shares, brokers and nominees are not empowered to vote the shares with respect to the approval of such non-routine matters.

Because the approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the merger proposal.

Because the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on this particular proposal at the special meeting, it will not be affected by broker non-votes, but abstentions will have the same effect as a vote “AGAINST” such proposal.

Because the non-binding proposal regarding merger-related executive compensation requires the affirmative vote of a majority of the votes cast on this resolution at the special meeting, it will not be affected by broker non-votes or abstentions.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If your shares are held in “street name” by a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares, and your bank, brokerage firm or other nominee, or their intermediary, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package with instructions and describing the procedure for voting your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	Who can vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on [●], 2017, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date. As of close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record.

Q.	What is a quorum?

A.	Pursuant to our bylaws, except as otherwise provided by law or the Company bylaws, the holders of a majority of the shares of the capital stock of the Company entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the U.S. or Canada) phone number on your proxy card; or

•	by attending the special meeting and voting in person by ballot.

If your shares are held in street name through a brokerage account, bank or other nominee, you must provide your voting instructions in accordance with the voting instruction form provided by your broker, bank or other nominee. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	filing a notice of revocation to our Secretary, which must be received by us before the special meeting;

•	filing a duly executed proxy card or voting instruction form bearing a later date;

•	submitting a later dated proxy; or

•	attending the meeting in person and voting your shares.

If you hold shares in “street name” through a brokerage firm or other nominee, you should contact the brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the proxy card, you may specify how your shares are to be voted on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” each of the proposals to be considered at the special meeting.

If any other business properly comes before the meeting or any adjournments or postponements thereof, the persons named as proxies will vote your shares in accordance with the recommendations of our Board of Directors. If you are the beneficial owner of shares and do not give voting instructions to your broker, bank or other nominee on a proposal, your shares will not be voted on any proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the meeting.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The expense of soliciting proxies will be borne by SciClone. We have retained MacKenzie Partners, a professional proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. We will also indemnify MacKenzie Partners against losses arising out of its provisions of these services on our behalf. In addition, the Company may reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting by submitting the enclosed proxy card (1) over the internet; (2) by telephone; or (3) by signing and dating the enclosed proxy card and returning it in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to approve and adopt the merger agreement and approve the merger is approved, after the completion of the merger, you will be sent a letter of transmittal as promptly as practicable, and in any event within five business days, describing how you may exchange your shares of our common stock for the merger consideration. See “Proposal 1 The Merger Agreement — Payment of Merger Consideration and Surrender of Stock Certificates.” If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What happens if the meeting is postponed or adjourned?

A.	Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 the DGCL in connection with the merger if you take certain actions and meet specific conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Proposal No. 1 The Merger Agreement — Appraisal Rights.”

Q.	Who can help answer any other questions I might have?

A.	If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor: MacKenzie Partners toll-free at1-800-322-2885.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which the Company refers you in this communication, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements.

Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which the Company has no control. Those risks include, without limitation (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the risk that the Buyer Consortium may fail to obtain financing, and notwithstanding that receipt of financing is not a closing condition, that the closing may not occur if the Buyer Consortium is unable to secure adequate financing, (iii) the failure to satisfy all of the closing conditions of the proposed transaction, including the adoption of the merger agreement by the Company’s stockholders, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (v) the effect of the announcement and pendency of the proposed transaction on the Company’s business, operating results, and relationships with customers, suppliers and others, (vi) risks that the proposed transaction may disrupt the Company’s current plans and business operations, (vii) potential difficulties retaining employees as a result of the proposed transaction, (viii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed transaction.

In addition, the Company’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: (i) the Company’s substantial dependence on sales of ZADAXIN in China; (ii) the dependence of the Company’s revenues on obtaining or maintaining regulatory licenses and compliance with other country-specific regulations, including renewing the Company’s drug import license for ZADAXIN; (iii) risks and uncertainties relating to Chinese government actions intended to reduce pharmaceutical prices such as the reduction in some provinces of the governmentally permitted maximum listed price for the Company’s products and increased oversight of the health care market and pharmaceutical industry; (iv) risks related to existing and future pricing pressures on our products, particularly in China; (v) SciClone’s ability to implement and maintain controls over its financial reporting; (vi) actual or anticipated fluctuations in the Company’s operating results, some of which may result from undertaking new clinical development projects, or from licensing or acquisition-related expenses including up-front fees, milestone payments, and other items; (vii) the Company’s ability to successfully develop or commercialize its products; (viii) risks related to the impact of the Company’s efforts to in-license or acquire other pharmaceutical products for marketing in China and other markets; (ix) the Company’s dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; (x) risks relating to operating in China, including risk due to changes in regulatory environment, slow payment cycles and changes to economic conditions including currency exchange fluctuations; (xi) compliance by our employees and agents with regulations that are applicable to sales and marketing activities, including the Foreign Corrupt Practices Act, which we refer to herein as FCPA, and (xii) uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites.

Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC, including but not limited to the risks described in SciClone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held at the Marriott San Mateo/San Francisco Airport, 1770 S. Amphlett Blvd., San Mateo, California 94402, on [●], 2017 at [●] a.m., local time.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked:

1.	To consider and vote on a proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

2.	To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and

3.	To approve, on an advisory non-binding basis, certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger.

The Board of Directors recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to approve and adopt the merger agreement and approve the merger in order for the merger to occur. If our stockholders fail to approve the proposal to approve and adopt the merger agreement and approve the merger, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The Board of Directors has fixed the close of business on [●], 2017 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy) the special meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to submit your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve and adopt the merger agreement and approve the merger.

Attendance

Only stockholders of record and their duly appointed proxy holders may attend the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Proposal No. 1, the approval of the proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to approve and adopt the merger agreement and adopt the merger, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to approve and adopt the merger agreement and approve the merger.

Proposal No. 2, the proposal to consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting, requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the special meeting.

Proposal No. 3, the approval, on an advisory non-binding basis, of certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger, requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the special meeting.

Abstentions will have the same effect as a vote “AGAINST” approval of Proposal No. 2, but will not have any effect on Proposal No. 3. If you fail to submit a proxy or vote in person at the special meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted on Proposals Nos. 2 and 3, but this will not have an effect on these proposals.

GL Trade Investment Limited, who directly holds an aggregate of 4,750,116 shares of our common stock (constituting approximately 9.2% of the outstanding shares of the common stock), entered into a Voting and Support Agreement with the Company. Under the terms of the Voting and Support Agreement, GL Trade Investment Limited has agreed to, among other things, vote all shares of our common stock held by it in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and to vote against, among other things, any other acquisition proposal or other proposal, action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the merger and other transactions contemplated by the merger agreement.

Voting

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

For each of Proposals Nos. 1, 2 and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” each of the proposals being presented at the special meeting.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of Proposals Nos. 1, 2 or 3. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the merger agreement and a “broker non-vote” will arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the special meeting. For shares of our common stock held in “street name,” only such shares affirmatively voted “FOR” Proposal No. 1 will be counted as favorable votes for such proposal. Broker non-votes on Proposal No. 1 will have the same effect as votes “AGAINST” Proposal No. 1. Broker non-votes will not have any effect on Proposals Nos. 2 and 3.

Abstentions will be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” each of Proposals Nos. 1 and 2, but will not have any effect on Proposal No. 3.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting;

•	By Proxy. You can submit your proxy (1) over the internet; (2) by telephone; or (3) by signing and dating the enclosed proxy card and returning it in the accompanying prepaid reply envelope.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting.

If you choose to vote by mailing a proxy card, your proxy card should be mailed in the accompanying postage-paid reply envelope, and your proxy card must be filed with our proxy solicitor by the time the special meeting begins. Please do NOT send in your stock certificate(s) with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within five business days, that will enable you to receive the merger consideration in exchange for your stock certificate(s). If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor: MacKenzie Partners toll-free at 1-800-322-2885.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD (1) OVER THE INTERNET; (2) BY TELEPHONE; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

As of [●], 2017, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any stock appreciation rights or restricted stock units), representing approximately [●] percent of the outstanding shares of our common stock.

Revocation of Proxies

You have the right to revoke a proxy at any time before it is exercised, by filing a notice of revocation to our proxy solicitor, which must be filed with the Secretary by the time the special meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to our proxy solicitor: MacKenzie Partners, Inc. at 105 Madison Avenue, 17th Floor, New York, New York 10016. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Voting Agreement

GL Trade Investment Limited, who directly holds an aggregate of 4,750,116 shares of our common stock (constituting approximately 9.2% of the outstanding shares of the common stock), entered into a Voting and Support Agreement with the Company. Under the terms of the Voting and Support Agreement, GL Trade Investment Limited has agreed to, among other things, vote all shares of our common stock held by it in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and to vote against, among other things, any other acquisition proposal or other proposal, action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the transactions contemplated by the merger agreement.

The Voting and Support Agreement also restricts GL Trade Investment Limited, among other things, from transferring or agreeing to transfer any of the common stock owned by GL Capital during its term, except in connection with the rollover or escrow. The Voting and Support Agreement terminates upon the earlier to occur of the completion of the merger, the termination of the merger agreement in accordance with its terms, an adverse recommendation change by the Company’s Board of Directors or the mutual agreement of the Company and GL Trade Investment Limited.

A copy of the voting agreement is attached as Annex D to this proxy statement.

Rollover Agreement

Concurrently with the execution of the merger agreement, GL Trade Investment Limited, an affiliate of GL Capital, entered into a rollover agreement with Holdco and Topco, pursuant to which GL Trade Investment Limited is agreeing, among other things, to contribute all of the shares of our common stock beneficially owned by it to Holdco immediately prior to the effective time of the merger in exchange for newly issued shares of Topco.

Adjournments

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and approve the merger or if a quorum is not present at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and approve the merger or if a quorum is not present at the special meeting, requires the affirmative vote of a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the special meeting, whether or not a quorum is present without notice other than announcement at the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. We have retained MacKenzie Partners, a professional proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000, plus expenses. The Company will also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have any questions or need assistance voting your shares, please contact our proxy solicitor: MacKenzie Partners toll-free at 1-800-322-2885.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a subsidiary of Holdco, a company affiliated with the Buyer Consortium. Upon completion of the merger, you will not own any shares of the capital stock of the surviving corporation.

The Parties to the Merger

The Company

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900,

Foster City, California 94404-2125

Telephone: (650) 358-3456

SciClone Pharmaceuticals, Inc., a Delaware corporation, is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company’s long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN.

For additional information about the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information.”

Topco

Silver Biotech Holding Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands, was formed by the Buyer Consortium, for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Topco is a company affiliated with the Buyer Consortium and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement.

Holdco

Silver Biotech Investment Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands, was formed by Topco for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Holdco is a company affiliated with the Buyer Consortium and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement.

Merger Sub

Silver Delaware Investment Limited

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Silver Delaware Investment Limited, a Delaware corporation, was formed by Holdco for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a subsidiary of Holdco and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the merger, and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Affiliates of GL Capital

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Telephone No: +86 10 5961-1212

Established in 2010, GL Capital is a Greater China healthcare-focused, value-driven investment management group. Since inception, GL Capital has developed a reputation as the partner-of-choice for leading healthcare companies and demonstrated capability to add value to its portfolio companies.

Affiliates of BOCGI

23/F, Bank of China Tower, 1 Garden Road

Hong Kong

Telephone No: +852 2200-7500

BOCGI is the principal direct investment platform of Bank of China. Established in 1984, BOCGI has made extensive investment in various sectors benefiting from China’s economic growth.

Affiliates of CDH Investments

1503, Level 15, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

Telephone No: +852 3518-8000

CDH Investments is one of the largest alternative asset management institutions focused on China.

Affiliates of Ascendent

Suite 1609, 16/F, Jardine House, 1 Connaught Place

Central, Hong Kong

Telephone No: +852 2165-9000

Ascendent Capital Partners, which we refer to herein as Ascendent, is a private equity investment management firm focused on Greater China-related investment opportunities, managing capital for globally renowned institutional investors including sovereign wealth funds, endowments, pensions, foundations and fund-of-funds. Ascendent aims to provide influential and informed capital to help portfolio companies achieve greater value, while generating the highest quality risk-adjusted returns for our investors. Ascendent is managed by a team with extensive experience in executing innovative and groundbreaking private equity investments in Greater China.

Affiliates of Boying

c/o P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola, British Virgin Islands

Fax No: +86 20 6261-3830

Boying Investments Limited is a wholly owned limited company of Mr. Weihang Zhu.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming the Buyer Consortium timely arranges financing in connection with the transaction and the parties satisfy all closing conditions, including approval by our stockholders of the proposal to approve and adopt the merger agreement and approve the merger, we anticipate that the merger will be completed in the fourth quarter of 2017. If our stockholders vote to approve the proposal to approve and adopt the merger agreement and approve the merger, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “Proposal No. 1 The Merger Agreement — Closing and Effective Time of the Merger.”

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, members of the Company’s senior management or the Company’s representatives and other parties.

The Board of Directors, together with the Company’s senior management, regularly reviews and considers various strategic opportunities available to the Company, including whether the continued execution of the Company’s strategy as a stand-alone company, the possible sale or combination of the Company to or with another company or acquisitions of other businesses or companies by the Company offers the best approach to maximizing stockholder value. As a part of such reviews, the Board and the Company’s senior management have considered and attempted to address the continued challenges of operating the Company as a stand-alone company with the Company’s revenues highly concentrated and dependent on sales of a single product in a single country, China, where stringent price controls have been implemented by Chinese governmental authorities and additional controls are anticipated. In connection with such reviews, members of the Company’s senior management have met from time to time with various third parties who expressed a potential interest in engaging in strategic transactions with the Company, but none of these meetings had previously resulted in continued discussions regarding a strategic transaction.

During a period of time through mid-2015, the Company had initial confidential discussions with various parties regarding potential strategic transactions with the Company. During this time, the Company retained Lazard Frères & Co. LLC, which we refer to herein as Lazard, as its financial advisor. The Company’s legal advisor, DLA Piper LLP (US), which we refer to herein as DLA, advised the Board regarding its fiduciary duties relating to a strategic alternative process. However, discussions with these parties did not result in any offers for a strategic transaction during that period, in large part due to the formal investigations being conducted since August 2010 by the SEC and the U.S. Department of Justice, which we refer to herein as DOJ, regarding a range of matters, including whether any violations of the FCPA had occurred, primarily related to certain sales and marketing activities with respect to the Company’s operations in China.

In August 2015, the Company reached an agreement in principle with the SEC for a proposed settlement of its investigation of potential violations of the FCPA. Based upon the agreement in principle with the SEC, the Company anticipated resolution of the investigation by the DOJ shortly thereafter.

In September 2015, the Board authorized the Company to initiate a strategic process in the form of an auction to see if any offers in the best interest of the Company’s stockholders could be obtained, and in October 2015, the Company directed Lazard to contact 99 potential bidders over the next several weeks. The potential bidders contacted included GL Capital, one of the Company’s stockholders which then held approximately 9.6% of the Company’s outstanding common stock according to its Schedule 13D filing at such time.

Also in September 2015, the Board established a transaction committee, consisting of Board members Jon Saxe and Gregg Lapointe, which we refer to herein as the Transaction Committee, for the purposes of assisting and providing management with detailed and frequent guidance with respect to the Company’s strategic process, facilitating discussions relating to the Company’s strategic process and ensuring more efficient day-to-day communications with bidders involved in the process. The Transaction Committee held a number of meetings to facilitate continued guidance and input to management, Lazard and DLA from the Board of Directors between board meetings. The directors of the Company, including the members of the Transaction Committee, have no relationship with any member of the Buyer Consortium.

In February 2016, the Company announced that (i) it had entered into a formal and final settlement with the SEC fully resolving the SEC’s investigation into possible violations of the FCPA, and (ii) the DOJ had also completed its related investigation and declined to pursue any action. At the same time, the Company publicly disclosed that it had initiated a process to conduct a full review of strategic alternatives available to the Company, with the goal of maximizing stockholder value. The Company decided to make this public disclosure about its intentions regarding its process because this transparency would reduce the adverse effect of rumors and potential leaks about the ongoing process that might occur.

Over the next several months, the Company engaged in a number of discussions with various potential acquirers. During this part of the process, the Company received interest from a number of prospective acquirers, including a buyer consortium led by GL Capital consisting of GL Capital, BOCGI, Jade Park Investments Limited and ABG Management Limited. However, each of the final potential acquirers in the process, including GL Capital and Party A, a financial buyer based in China, determined not to proceed with a transaction at the time, and the Board ultimately terminated the active strategic review process in July 2016. None of the bids under discussion reflected a premium to the Company’s trading price at that time.

From August 2016 to November 2016, the Board of Directors held several meetings attended by representatives of Lazard and DLA, at which the Board of Directors discussed various strategic opportunities available to the Company to maximize stockholder value, including continuing with the Company’s existing strategy, pursuing opportunities for the acquisition of potential target companies or recommencing a sale process. At these meetings, Lazard provided an assessment of the strategic process that was terminated and provided updates on communications from parties with which the Board had previously terminated communications, but that had recently reached out to Lazard regarding a potential acquisition of the Company. At various meetings of the Board, DLA advised the Board of its fiduciary duties in connection with the current status of matters under consideration. The Board discussed various considerations as to responding to the parties and provided input to management.

In September 2016, representatives from Lazard, at the direction of the Board of Directors, held discussions with the Chief Executive Officer of Party B, a pharmaceutical company based in China that had previously participated in the auction process. During these preliminary discussions, the Chief Executive Officer of Party B provided a preliminary, non-binding indication of interest of $11.00 per share of Company common stock and after additional, preliminary discussions with Lazard, on October 2, 2016 Party B submitted a non-binding indication of interest of $12.60 per share.

On October 7, 2016, the Transaction Committee held a meeting attended by representatives of Lazard and DLA at which the Board discussed the non-binding indication of interest submitted by Party B. The Committee instructed Dr. Blobel to meet with the Chief Executive Officer of Party B to seek a better understanding of the proposal, after which the Committee would consider the matter further. Accordingly, on October 11, 2016, Dr. Blobel and representatives of Lazard met with the Chief Executive Officer and senior management team of Party B in China. Dr. Blobel addressed preliminary questions about the Company and indicated that the Company would assist Party B by responding to further due diligence questions or providing additional information. However, Party B did not conduct any follow-up inquiries.

On October 12, 2016, Dr. Blobel visited Jeffrey Li, Chief Executive Officer of GL Capital Group, at GL Capital Group’s office in Beijing during a routine shareholder update in which the Company discussed its publicly disclosed efforts to advance its clinical pipeline for the China pharmaceuticals market and to in-license products and otherwise consider strategic opportunities to maximize stockholder value.

On October 20, 2016, Party B confirmed to Lazard that it was no longer interested in pursuing a transaction with the Company, without explaining the reasons for its decision.

On November 12, 2016, Mr. Li called and informed Dr. Blobel that a buyer consortium led by GL Capital would be making an unsolicited, non-binding proposal to acquire the Company for $11.18 per share of Company common stock. On November 13, 2016, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to herein as Skadden, legal advisor to the buyer consortium led by GL Capital, called and informed DLA of the same. Later the same day the Board held a meeting attended by representatives of Lazard and DLA at which Dr. Blobel and DLA provided a summary of recent communications from GL Capital buyer consortium relating to their forthcoming proposal, and the Board discussed next steps, including the issuance of a press release.

On November 14, 2016 before U.S. stock market opened, GL Capital publicly disclosed its unsolicited, non-binding proposal providing for an offer of $11.18 per share of Company common stock through an amendment to its Schedule 13D, representing approximately a 14% premium to the closing price of $9.85 per share of Company common stock on November 11, 2016, the last trading day before receipt of the proposal. At the time of such formal offer, GL Capital held approximately 9.3% of the outstanding shares of the Company’s Common Stock according to its Schedule 13D filing. On the same date, the Company issued a press release confirming receipt of the unsolicited, nonbinding proposal from the buyer consortium led by GL Capital and noting that the proposal was subject to a number of contingencies including financing, due diligence and documentation. Consistent with its fiduciary duties and in consultation with its financial and legal advisors, the Board indicated in this press release that it would carefully review and consider the proposal to determine the course of action that it believed to be in the best interests of the Company and its stockholders, taking into account the Company’s current strategic plan and growth initiatives.

The Board held a meeting on November 16, 2016, attended by representatives of Lazard and DLA, at which the Board discussed the terms of the non-binding proposal, including the price and next steps. Representatives of DLA advised the Board regarding certain legal matters relating to the Board’s review and consideration of the non-binding proposal. Lazard indicated it had not received any other acquisition inquiries since the November 14, 2016 press release issued by the Company.

On November 23, 2016, the buyer consortium led by GL Capital submitted a draft merger agreement based on the Company’s prior auction bid draft that was distributed to potential bidders in the 2015 strategic review process and requested further information on the Company. Among other provisions, the buyer consortium added a 30 day go-shop provision and a reduced break-up fee of approximately 1.5% of the merger consideration for termination in connection with certain qualified proposals received during the “go-shop” period. In addition, the merger agreement included a closing condition that the dissenting share threshold not exceed 10%. The draft of the merger agreement did not include any financing closing condition. On the same day, the buyer consortium submitted further follow-up due diligence questions.

The proposed structure of the transaction provided that the acquisition of the Company would be effected through a merger of Merger Sub, a wholly-owned subsidiary of Holdco, an entity formed by the buyer consortium, with and into the Company, with the Company surviving the merger as a subsidiary of Holdco. In order to address GL Capital’s significant beneficial ownership of Company Common Stock, GL Capital proposed to cause GL Trade Investment Limited, an affiliate of GL Capital who directly holds an aggregate of 4,750,116 shares of the Company’s common stock, to enter into a rollover agreement with Topco, the sole stockholder of Holdco, pursuant to which GL Capital would agree to contribute all of the shares beneficially owned by it to Holdco in exchange for newly issued shares of Topco.

In addition, the buyer consortium indicated that it expected to fund the proposed transaction using a combination of third party debt financing from a major Chinese bank, repatriation of the Company’s cash, and equity commitments from the members of the buyer consortium.

On November 29, 2016, the Board held a meeting attended by representatives of Lazard and DLA at which DLA reviewed the status of the draft of the merger agreement proposed by GL Capital buyer consortium and the key open issues relating to the agreement and Lazard reviewed the financial terms of the proposal submitted by GL Capital buyer consortium. Representatives from DLA first summarized the Board’s fiduciary duties in connection with the current status of matters under consideration. Management of the Company then provided a briefing to the Board on certain background relating to regulatory matters in China in the drug reimbursement area and the Company’s upcoming drug license renewal scheduled to be subject to government approval in late 2017. Management also provided an update on the Company’s strategic plans as a stand-alone company and steps taken to date. The Board discussed next steps and timing, including potential responses to the proposal submitted by the consortium led by GL Capital, and instructed Lazard to pursue further discussion with the buyer consortium on increasing the offer price and to contact other potential acquirers to determine whether they were interested in pursuing a transaction with the Company.

Over the next two weeks, DLA and Lazard provided Morgan Stanley, financial advisor of GL Capital buyer consortium, with responses to the consortium’s follow-up due diligence questions.

As directed by the Board, on December 13, 2016, Lazard reached out to nine parties that had expressed interest in a potential strategic transaction during the broader strategic review process earlier in the year, including six multinational buyers and three financial buyers.

On December 14, 2016, DLA also provided GL Capital buyer consortium with the Board’s comments to the merger agreement, including broadening the parameters of the go-shop provision and eliminating the closing condition relating to the number of dissenting shares. DLA also provided the buyer consortium with a draft Voting and Support Agreement pursuant to which GL Trade Investment Limited would agree to, among other things, vote all shares of Common Stock of the Company held by it in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger and to vote against, among other things, any other acquisition proposal or other proposal, action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the transactions contemplated by the merger agreement. The Voting and Support Agreement also restricted GL Trade Investment Limited, among other things, from transferring or agreeing to transfer any of the common stock owned by it during its term, except in connection with the rollover or escrow.

Also on December 14, 2016, Morgan Stanley informally approached Lazard and orally expressed that GL Capital buyer consortium could consider increasing their offer to a “best and final” price of $11.48, subject to new, additional terms including (i) an exclusion of the reverse break-up fee payable to the Company if the buyer consortium would be unable to obtain debt financing to consummate the transaction solely as a result of changes in applicable regulations or guidelines by a regulatory authority and (ii) the Company repatriating $80 million of its own cash to the United States so that such cash could be utilized to finance the purchase price.

On December 15, 2016, the Board of Directors held a meeting attended by representatives of Lazard and DLA at which Lazard provided an update on discussions with GL Capital buyer consortium, including an update on the “best and final” price offered and the new, additional terms required by the consortium. Lazard also provided an update on the status of its discussions with other potential acquirers. Representatives of Lazard indicated that of the nine parties contacted, three had declined further discussion, and the remaining six parties were continuing to review the opportunity.

Later on December 15, 2016, representatives from both the Company and GL Capital buyer consortium including Lazard, DLA, Morgan Stanley and Skadden, joined a call to discuss the terms and structure of the proposed financing condition. On this call, Morgan Stanley and Skadden indicated that the consortium was concerned about the Chinese regulatory environment, and particularly the announced and expected regulations, guidelines and actions restricting capital outflows in China and indicated that the buyer consortium sought to protect against a scenario in which a regulatory change prevents the consortium from obtaining financing to consummate a transaction. To address its concern, representatives of Morgan Stanley and Skadden indicated to the Company and its advisors that GL Capital buyer consortium wanted the ability to terminate the merger agreement without paying a reverse break-up fee to the Company if the consortium could not obtain financing due to a change in applicable regulations or guidelines by a regulatory authority. The advisors of GL Capital buyer consortium acknowledged there may be inherent ambiguity as to whether the inability to obtain financing could be proven to be due to a regulatory change given that China’s regulatory and guideline changes are not always promulgated in a clear and definitive manner. The parties’ legal advisors discussed the specific wording of the requested exclusion and potential alternatives for debt financing and structuring of the merger transaction.

Also on December 15, 2016, a Chinese investment bank emailed Dr. Blobel to introduce Party C, a financial buyer, based in China, who was interested in the bidding process after it became aware of the unsolicited proposal submitted by GL Capital buyer consortium in November 2016, and provided a non-binding indication of interest at $12.00 per share. Dr. Blobel referred Party C to coordinate with Lazard for a meeting. Party C stated it would prepare and submit a formal, non-binding proposal over the coming weeks.

On December 17, 2016, the Board of Directors held a meeting attended by representatives of Lazard and DLA and at which Lazard provided an update on the status of the current process with GL Capital buyer consortium. Representatives of DLA reviewed the fiduciary duties of the Board as applicable in the current context. The Board of Directors reviewed the revised informal oral offer from GL Capital received on December 14, 2016 to increase the price per share from $11.18 to $11.48, representing approximately a 15% premium to the closing price of $10.00 on December 14, 2016, subject to the Company accepting certain new terms.

The Board of Directors next reviewed the structure of the proposed transaction, including an analysis of the debt and equity structure and commitments to fund the transaction. Lazard noted that GL Capital buyer consortium had stated that it was significantly concerned about the regulatory environment in China relating to outbound investments, which the buyer consortium believed may have the result of restricting its ability to finance the purchase price with debt financing from banks in China. The Board of Directors discussed the implications of proceeding with a transaction based on the proposed conditions, the allocation of risk with respect to the Chinese regulatory environment, and possible approaches in responding to the proposal. Lazard provided an update on the status of its discussions with other potential acquirers confirming that there were no substantive discussions with parties beyond GL Capital buyer consortium at the time. The Board of Directors then discussed next steps and instructed Lazard to communicate to GL Capital buyer consortium that the exclusion to the reverse break-up fee would not be acceptable, and asked company management to discuss alternatives to such an arrangement with the buyer consortium.

Later on December 17, 2016, Lazard contacted Morgan Stanley to convey the message that exclusion to the reverse break-up fee would not be acceptable to the Company.

On December 24, 2016, GL Capital buyer consortium confirmed to Lazard that it was working to develop a financing structure that would satisfy the concern of the Board of Directors as well as the buyer consortium.

On January 12, 2017, Dr. Blobel and Wilson Cheung, Chief Financial Officer of the Company, met with representatives of Party C in San Francisco, California. Dr. Blobel and Wilson Cheung addressed preliminary questions about the Company and invited Party C to enter into a confidentiality agreement in order to conduct further diligence on the Company.

On January 25, 2017, the Company received a preliminary non-binding proposal from a buyer consortium led by Party D, a biotechnology company based in South Korea, for $12.00 per share, representing approximately a 15% premium to the closing price of $10.48 per share of Company common stock on January 24, 2017.

On February 7, 2017, a representative of Party C emailed the Company details of Party C’s potential proposal, including a purchase price of $12.00 per share, the funding structure and potential resolutions to existing foreign exchange issues. Party C’s representative stated that the formal proposal would be submitted later in the week and suggested scheduling a follow-up meeting for February 9 or February 10 in Beijing. The $12.00 per share offer represented approximately a 21% premium to the closing price of $9.88 per share of Company common stock on February 6, 2017. Given the late notice of the meeting, that no formal proposal was subsequently received and that Party C had not yet entered into a confidentiality agreement, no meeting with the Company was ultimately scheduled. At the direction of Company management, Lazard followed up with Party C to ascertain if Party C was still interested in providing the Company with a formal proposal and reiterated to Party C that following the receipt of a formal proposal, including clarity regarding Party C’s intended structure to finance an offer, the Company would assist Party C by responding to further due diligence questions or providing additional information after the parties had entered into a confidentiality agreement. However, Party C did not submit a formal proposal or conduct any follow-up inquiries.

On February 17, 2017, GL Capital filed an amendment to its Schedule 13D stating that Avengers Limited, an affiliate of CDH Investments, and Boying joined the buyer consortium led by GL Capital and that ABG Management Limited and Jade Park Investments Limited withdrew from the buyer consortium.

On February 21, 2017, a new National Reimbursement Drug List, which we refer to as NRDL, was issued by Chinese government authorities. In accordance with new NRDL, Zadaxin was no longer covered under the basic medical insurance. The coverage for Zadaxin remained available only under the workman’s compensation insurance scheme and potentially through Provincial Reimbursement Drug Lists which were expected to be released later in the year. These developments were expected to put further pressure on the Company’s business due to more limitations existing on reimbursement for Zadaxin.

On February 23, 2017, the Board of Directors held a meeting attended by the Company’s advisors at which Lazard provided an update on the status of its discussions with other potential acquirers. In addition, the Board of Directors continued to review other strategic opportunities of the Company, including whether the continued execution of the Company’s strategy as a stand-alone company or acquisitions of other businesses or companies by the Company offered the best approach to maximizing stockholder value.

On February 24, 2017, the Company held a full day management meeting with Party D, together with each party’s respective advisors. Party D signed a confidentiality agreement with the Company, but ultimately declined to pursue a transaction, due to a combination of valuation and geopolitical risks for a foreign company operating in China.

The Company held due diligence meetings with various interested parties throughout the end of 2016 and through mid-2017.

On March 27, 2017, Dr. Blobel and representatives of Lazard met with representatives from GL Capital buyer consortium and its financing bank in Hong Kong and discussed additional tax and restructuring costs anticipated by the buyer consortium relating to its plans for operating the business after closing, and its concerns regarding pricing pressure and reimbursement in China including the effect of the recently issued NRDL. At the meeting, GL Capital buyer consortium also discussed having its financing bank issue the commitment letter out of its Hong Kong Branch to alleviate regulatory risks.

On April 10, 2017, GL Capital buyer consortium provided a letter reaffirming its interest in the proposal submitted on November 14, 2016 and confirming it was working with its advisors to finalize the definitive documentation.

On April 13, 2017, the Board of Directors held a meeting attended by Lazard and DLA at which Lazard provided an update on recent discussions with GL Capital buyer consortium and the letter received on April 10.

On April 20, 2017, Skadden contacted DLA to communicate that they would be circulating a revised merger agreement, and while GL Capital buyer consortium would be willing to withdraw the previously proposed exclusion from the reverse break-up fee, it would request an extended termination date to obtain debt financing and would require a closing condition that the Company repatriate certain of its cash to the United States so that such cash could be utilized to finance the purchase price. Skadden also noted that consortium members could not fully fund the escrow at signing due to internal funding logistics. Skadden and DLA discussed various alternatives to funding the escrow. DLA inquired whether the revisions would include the previously proposed price of $11.48 or higher price. Skadden indicated the revised merger agreement would not indicate a price, that discussions were being separately held on pricing.

On April 21, 2017, Skadden circulated a revised draft of the merger agreement.

On April 27, 2017, Dr. Blobel, Hong Zhao, Chief Executive Officer of the Company’s operations in China, representatives of GL Capital and Morgan Stanley on behalf of the buyer consortium participated in a diligence call at which recent activity by Chinese governmental authorities relating to pharmaceutical product price controls and NRDL reimbursement of Zadaxin was discussed.

On April 28, 2017, the buyer consortium led by GL Capital consisting of GL Capital, BOCGI, CDH Investments and Boying provided a non-binding offer in which it re-affirmed its proposal of November 14, 2016, to acquire all of the outstanding shares of the Company for $11.18 per share of Company common stock in cash. The reaffirmation letter indicated that the re-affirmation was being made after careful consideration and deliberation in light of current market conditions and uncertainties faced by the Company, and indicated that the proposed price represents the buyer consortium’s “best and final” offer. The $11.18 per share offer represented approximately a 12% premium to the closing price of $9.95 per share of Company common stock on April 27, 2017.

After receipt of the non-binding offer, Morgan Stanley and Lazard had a call at which Morgan Stanley indicated that the best and final price of $11.18 was lower than the previous informal proposal of $11.48 due to, among others, the buyer consortium dropping their prior request for financing condition, changed market conditions and uncertainties faced by the Company, including the changes in the NRDL relating to reimbursement of Zadaxin, continued provincial pricing pressure in China and its potential impact on Zadaxin sales as well as the additional tax and restructuring costs anticipated by GL Capital buyer consortium. Morgan Stanley indicated that the buyer consortium considered providing an offer price lower than $11.18 but decided that it would be appropriate to retain the price which was publicly announced in November 2016.

Later on April 28, 2017, the Board of Directors held a meeting attended by representatives of Lazard and DLA. During the meeting, representatives of Lazard provided an update on recent discussions with GL Capital buyer consortium regarding the “best and final” price per share of $11.18, and representatives of DLA provided a summary of the issues raised by the draft merger agreement and ancillary agreements to the merger agreement, including that the draft included a closing condition requiring repatriation of the Company’s offshore cash and an extension of the termination date for three months that may be exercised by the buyer consortium if needed to obtain debt financing. The Board of Directors also discussed the consortium’s indication that it could not deposit the full reverse break-up fee in escrow due to internal funding logistics and capital call issues for members of the buyer consortium. The Board of Directors discussed other issues relating to the transaction, including the consortium’s indication that it would not require a financing closing condition. The Board of Directors agreed to further review and consider the proposal at its regularly scheduled meeting on May 5, 2017.

On May 5, 2017, the Board of Directors held a regularly scheduled quarterly meeting. During a portion of the meeting attended by representatives of Lazard and DLA, the Board discussed the current proposal by GL Capital buyer consortium, including the $11.18 price per share, risks, upsides and other issues relating to considering and evaluating the proposal, and the next steps to consider in the negotiating process. Lazard reviewed the wide-range of potential buyers contacted during the last two years in connection with the process and provided an update on the Company’s stock price history, factors affecting trading prices and an analysis of potential impacts of changes in the China pharmaceutical market environment identified by Company management, including revisions to reimbursement regulations and pressure on drug pricing, demonstrated by ongoing provincial tender negotiations.

On May 9, 2017, the Board of Directors held a meeting attended by representatives of DLA at which the Board of Directors discussed a potential response to the proposal made by GL Capital buyer consortium. The Board of Directors directed management to instruct Lazard to explore whether the consortium would be willing to increase the price of its proposal.

On May 9, 2017, Lazard contacted Morgan Stanley to inquire as to whether GL Capital buyer consortium could increase its price using various alternatives, including an increase in the total value of the current proposal by approximately $0.50 per share, or to continue to propose $11.18 per share, but include two contingent value rights for amounts of up to an additional $1.00 per share linked to objectively assessable events expected to occur in the next 18 months.

On May 12, 2017, GL Capital buyer consortium responded and reiterated that $11.18 per share was its “best and final” offer, representing approximately a 12% premium to the closing price of $9.95 per share of Company common stock on May 11, 2017.

Several members of the Board of Directors, including Dr. Blobel and Mr. Saxe, held a meeting with representatives of Lazard and DLA on May 22, 2017 to discuss the terms of the proposal made by GL Capital buyer consortium. DLA and Lazard reviewed the primary terms of the proposed acquisition including preliminary valuation analysis, transaction structure, conditions, approvals, the “go-shop” period, termination fees and financing. The Board members present at the meeting determined to continue the discussion regarding the proposal and next steps at a full board meeting with all members present, which was scheduled to be held on May 24, 2017.

At the full board meeting on May 24, 2017, attended by representatives of DLA and in part by representatives of Lazard, the Board of Directors discussed next steps, including key open issues in the merger agreement, such as the extension of the “go-shop” period, treatment of the reverse break-up fee escrow and extension of the termination date. Representatives from DLA reviewed fiduciary duties with the Board of Directors. After extensive discussion, the Board of Directors agreed that the $11.18 price per share was acceptable, but that the Board of Directors asked DLA to negotiate with GL Capital buyer consortium as to whether the following changes to the merger agreement could be made: (i) extension of the go-shop period from 30 days to 60 days, (ii) reduction of the extension period permitted to be exercised by the buyer consortium solely if necessary to obtain debt financing from three months to one month; and (iii) provision for a staged escrow deposit, where the portion to be contributed by the consortium upon signing of the merger agreement would include as much cash as possible in addition to the portion of the escrow represented by shares of common stock of the Company, with the balance to be due to be deposited in the escrow within 21 days thereafter. The Board of Directors also indicated that the requested cash repatriation was acceptable with minor modifications. The Board of Directors also instructed Lazard to contact other potential acquirers to determine whether they were interested in pursuing a transaction with the Company.

On May 26, 2017 and May 27, 2017, DLA circulated revised drafts of the merger agreement and other transaction documents to Skadden, reflecting comments from the Board of Directors.

On May 26, 2017, Lazard was informed by representatives of Morgan Stanley of the addition of a fifth member, Ascendent Silver (Cayman) Limited, an affiliate of Ascendent, proposed to join the buyer consortium led by GL Capital, which we refer to hereafter as the Buyer Consortium.

Between May 26, 2017 and June 7, 2017, DLA and Skadden held numerous calls to finalize the terms of the merger agreement and related documents. During the negotiation, the Buyer Consortium agreed to the Company’s request to extend the go-shop period from 30 days to 60 days and to reduce the extension period permitted to be exercised by the Buyer Consortium to obtain debt financing from three months to one month.

Representatives of the parties also negotiated that the Buyer Consortium would deposit in escrow shares of Company common stock with a value equal to approximately $7.2 million prior to signing of the agreement, and the balance of the escrow would be deposited within 21 days thereafter.

The parties did not discuss any employment or similar arrangements for any of the Company’s executives after the transaction during the negotiations between the parties. As such, while certain members of management may continue to remain employees of the Company after the completion of the transaction, no employment agreements or similar arrangements were or have been implemented in connection with discussions with the Buyer Consortium.

At the Board’s direction, on May 29, 2017, Lazard reached out to ten parties, including seven multinational strategic buyers and three financial buyers. With the exception of Party A, which confirmed that it was conducting internal reviews but did not submit any indication of interest prior to the signing of the merger agreement, the others, including Party B and Party D, declined to review the opportunity to potentially acquire the Company over the next several days, both before and after the announcement of the transaction.

On June 2, 2017, the Board of Directors was provided with the substantially final version of the merger agreement, summary of the material terms of the agreement, Lazard’s financial analysis and other materials for review in advance of the upcoming meeting on June 7, 2017.

At a meeting of the Board of Directors held on the morning of June 7, 2017, attended by representatives of the Company’s management, Lazard and DLA, the Board discussed the terms of the proposed transaction with the Buyer Consortium. A representative of DLA reviewed the changes made to the merger agreement since the draft the Board of Directors had reviewed and discussed in connection with the prior board meeting. Lazard reviewed with the Board of Directors its financial analyses. Dr. Blobel then reviewed the Company’s alternatives to remain as a stand-alone company or pursue a strategy of acquiring other companies or products, and discussed the risk and benefits of each, including challenges relating to pricing, identifying viable targets and operational risks. Representatives of Lazard then delivered an oral opinion to the Board, confirmed by delivery of a written opinion dated as of June 7, 2017, that, as of such date, and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than GL Capital and certain other excluded holders). The Lazard opinion is more fully described under the heading “The Merger-Opinion of the Company’s Financial Advisor.” In connection with these discussions, a representative of DLA again reviewed with the Board the fiduciary duties of the directors in evaluating a strategic opportunity.

Following further discussion, the Board of Directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders and recommended that the stockholders vote to adopt the merger agreement. The Board of Directors also directed Lazard, following the execution of the merger agreement, to contact third parties under the terms of the “go-shop” provision included in the merger agreement to determine whether they might be interested in acquiring the Company.

On June 7, 2017, prior to signing of the merger agreement, Computershare Trust Company, N.A., which we refer to herein as Computershare, confirmed that the Buyer Consortium had deposited shares of Common Stock of the Company with a value equal to approximately $7.2 million of the aggregate merger consideration into an escrow account with Computershare.

After the close of market on June 7, 2017, the Company, Holdco and Merger Sub executed the merger agreement and on June 8, 2017, the Company issued a press release announcing the execution of the merger agreement.

On June 9, 2017, as directed by the Board, representatives of Lazard began contacting third parties who might be interested in acquiring the company in accordance with the “go-shop” provisions of the merger agreement. The “go-shop” period will expire at 11:59 pm (New York City time) on August 6, 2017.

On June 12, 2017, Party A joined by Party E, an investment company based in China, indicated interest, entered into a confidentiality agreement with the Company and was granted access to an electronic data room containing due diligence materials. As of the date of the filing of this proxy statement, Party A is continuing with its due diligence review of the Company, but has not provided any current proposal to acquire the Company.

On June 14, 2017, the Chief Executive Officer of Party C submitted a preliminary non-binding proposal to acquire all of the outstanding shares of the Company at a price of $12.00 per share of Company common stock, intended to be financed through a combination of equity and debt financing to be arranged. While Party C indicated in its proposal that no financing condition would be involved, it has not confirmed details of the sources of equity and debt financing to be utilized nor whether it would need to obtain regulatory approvals to finance the purchase price with equity and debt sources in China under the existing regulatory environment in China relating to outbound investments. Subsequently Party C entered into a confidentiality agreement with the Company and was granted access to an electronic data room containing due diligence materials. As of the date of the filing of this proxy statement, Party C is continuing with its due diligence review of the Company.

On June 22, 2017, Computershare confirmed that the Buyer Consortium had deposited the $24.3 million in cash of the supplemental escrow amount into the escrow account with Computershare.

Reasons for the Merger; Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the merger proposal.

The Board of Directors, at a meeting duly called and held on June 7, 2017, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to and in the best interests of the Company and its stockholders and approved, adopted and authorized, and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at the special meeting of stockholders and recommended that the stockholders of the Company vote to approve and adopt the merger agreement and approve the merger. The Board of Directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board of Directors believes support its decision:

•	the Company’s business, financial performance and condition, and future prospects;

•	the business, financial performance and condition, and future prospects of the Company’s customers;

•	current industry, economic and market conditions and trends in the markets in which the Company competes;

•	the financial analysis reviewed and discussed with the Board of Directors by representatives of Lazard, as well as the oral opinion of Lazard to the Board of Directors on June 7, 2017 (which was subsequently confirmed by delivery of a written opinion of Lazard dated the same date) with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company’s common stock (other than Holdco, the Company and their respective subsidiaries (including any rollover shares held by Holdco immediately prior to the closing) and other than the stockholders who are entitled to and properly demand an appraisal of their shares of common stock) in the merger, as of June 7, 2017, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing their opinion. See the section entitled “The Merger — Opinion of the Company’s Financial Advisor”;

•	the premium of approximately 12.4% over the closing price of our common stock on June 6, 2017, the last trading day prior to the meeting of the Company Board of Directors and a premium of approximately 14.9% over its ninety-day volume-weighted average closing stock price;

•	the possibility of continuing to pursue the Company’s long-term business plan as an independent public company in the U.S. as an alternative means of creating stockholder value, including through possible collaborations, alliances, licenses, joint ventures, equity- or debt-based investments, mergers and acquisitions, and the business, financial, market and execution risks and uncertainties of such alternative as to the realization of the Company’s strategic goals and the future value of its common stock;

•	the increased pricing pressure that the Company expects to face relating to sales of Zadaxin in the PRC, which accounts for the majority of the Company’s revenue;

•	additional risks associated with Zadaxin, including the need for the Company to renew its Import Drug License for Zadaxin before December 2017 and the risk of the Company failing to obtain such renewal, the risk of Zadaxin being designated as an adjuvant by Chinese provincial or local government agencies, which may limit sales of our products, and Chinese Pharmacopoeia specifications required of the product which could increase our manufacturing costs;

•	the fact that the Company faces significant operational risks as a result of being reliant on a single product for a significant portion of its revenue;

•	that, over the past several years, including during the negotiations of the merger with the Buyer Consortium, the Company has explored various strategic alternatives involving both strategic and financial buyers, none of which resulted in a credible, financed alternative transaction;

•	the fact that Lazard, at the Company’s direction, conducted an auction process during late 2015 to mid-2016 in which approximately 99 potential bidders were contacted and approximately 47 of such potential bidders entered into non-disclosure agreements, none of which made a final binding offer;

•	the fact that the Company publicly announced the unsolicited, non-binding proposal of $11.18 received from the consortium on November 14, 2016, and while only a few additional potential acquirers approaching the Company to discuss an acquisition, none of such parties provided a final offer;

•	the fact that the Company, with the assistance of Lazard, conducted an additional market check with 10 parties, and the fact that the Buyer Consortium’s final offer of $11.18 per share was the only final offer;

•	the material terms and conditions of the merger agreement, including:

•	the fact that there is no financing condition;

•	the scope of the representations, warranties and covenants being made by the Buyer Consortium;

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be approved by the Company’s stockholders;

•	the Company’s right to a 60 day go-shop period and the ability to continue negotiating with excluded parties until the stockholder vote and a reduced termination fee of approximately 1.5% of the aggregate merger consideration under the merger agreement for termination in connection with superior proposal received during the “go-shop” period or from an excluded party.

•	the Company Board of Directors’ “fiduciary out” with respect to alternative proposals likely to result in superior proposals, the Company Board of Director’s ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to the Buyer Consortium equal to approximately 3% of the aggregate merger consideration under the merger agreement, accept and enter into a definitive agreement relating to a superior proposal;

•	the Company Board of Director’s belief that, if triggered, the Company termination fee payable to the Buyer Consortium is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the fact that the Buyer Consortium will be obligated to pay the Company the Holdco termination fee, equal to (i) the amount escrowed at signing if the Buyer Consortium does not fully fund the escrow within 21 days, (ii) approximately 4% of the aggregate merger consideration if the merger agreement is terminated due to situations such as a government injunction or failure to obtain government approval unrelated to the Buyer Consortium’s debt or equity financing or (iii) approximately 6% of the aggregate merger consideration if the merger agreement is terminated based upon the Buyer Consortium’s failure to close for other any reason, provided that the Buyer Consortium will have a one month extension of the termination date if required to secure debt financing.

•	the fact that governmental approvals related to debt and equity financing have been carved out from the approximately 4% Holdco termination fee and will be eligible for the approximately 6% Holdco termination fee.

•	the fact that if the Buyer Consortium does not fully fund the escrow within 21 days, Company may terminate and recover the amount escrowed at signing.

•	the following additional “deal protection” terms of the merger and merger agreement:

•	the Buyer Consortium’s agreement to deposit a portion of the reverse termination fee in escrow at signing and the balance within 21 days, securing any potential payment of the Holdco termination fee;

•	the lack of a financing contingency to the Buyer Consortium’s obligations to close the merger;

•	the requirement that the Buyer Consortium secure and deliver executed documents evidencing the ability to finance the merger contemporaneous with the signing of the merger agreement;

•

that certain items, subject to certain conditions, will not be considered a Company material adverse effect, including, without limitation (i) changes in financial or securities markets (including exchange rates or interest rate changes globally, in the US or China), (ii) changes in or events affecting the Company’s industry, political conditions (including any engagement in hostilities or terrorist attack) or the economy generally in the US or China, (iii) changes in customers or supplier relationships arising from the announcement or pendency of the merger, (iv) litigation arising from the announcement or pendency of the merger, (v) changes in the

Company’s market price or trading volume, (vi) the failure of the Company to achieve its projections, (vii) changes in laws or accounting principles, and (viii) natural disasters; and

•	the holders of dissenting shares will be entitled only to the payment of appraisal value of such dissenting shares in accordance with Section 262 of the DGCL; provided that, if any such holder shall fail to perfect or otherwise waive or lose its rights to appraisal under Section 262 of the DGCL, then such holder’s rights to be paid fair value for its dissenting shares shall cease and shall become rights solely to the merger consideration.

The Company Board of Directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	the fact that the offer price offers a modest premium over the closing stock price of our common stock on June 6, 2017;

•	the fact that the merger consideration will be paid in cash, such that holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the merger;

•	the possibility that the merger might not be completed as a result of, among other reasons, the failure of the Company’s stockholders to adopt the merger agreement, the failure of the consortium to secure any applicable regulatory approvals, the failure of the Buyer Consortium to honor their equity commitments for financing, and the effect the termination of the transaction may have on the trading price of the Company’s common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period is between the signing and any termination of the merger agreement;

•	that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period, which effect is likely to be exacerbated the longer the time period is between the signing and any termination of the merger agreement;

•	the possible effects of the pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•	that the Company must pay the Buyer Consortium a Company termination fee equal to approximately 3% of the aggregate merger consideration under the merger agreement if the merger agreement is terminated under certain circumstances, including if the Board of Directors makes an adverse recommendation change or exercises its right to enter into a transaction that constitutes a superior proposal, or an approximately 1.5% fee if the alternative transaction complies with the terms of the go-shop, either of which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	that if the Buyer Consortium fails to complete the merger as a result of a breach of the merger agreement, depending upon the reason for not closing, remedies may be limited to the Holdco termination fee payable by the Buyer Consortium, which may be inadequate to compensate the Company for the damage caused (and such Holdco termination fee is itself limited in certain situations), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain; and

•	the fact that the Company is subject to various remedies available to the Buyer Consortium should it fail to complete the merger or breach the merger agreement.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

In considering the recommendation of the Board of Directors with respect to the proposal to approve and adopt the merger agreement and approve the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. See the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the Company’s Financial Advisor

On June 7, 2017, at a meeting of the Company Board of Directors held to evaluate the merger, Lazard rendered its oral opinion to the Board of Directors, subsequently confirmed in writing, which we refer to herein as the Lazard opinion, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of common stock (other than Holdco, the Company and their respective subsidiaries (including any rollover shares held by Holdco immediately prior to the closing) and other than the stockholders who are entitled to and properly demand an appraisal of their shares of common stock) in the merger was fair, from a financial point of view, to those holders.

The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement does not contain all of the information set forth in the full text of the Lazard opinion. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion.

Lazard’s engagement and opinion were for the benefit of the Company’s Board of Directors, in its capacity as such, and the Lazard opinion was rendered to the Board of Directors in connection with its evaluation of the merger. The Lazard opinion was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote or act with respect to the merger or any matter relating thereto. The Lazard opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, June 7, 2017, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. Lazard did not express any opinion as to the price at which shares of the common stock may trade at any time subsequent to the announcement of the merger.

In connection with rendering the Lazard opinion described above and performing its related financial analyses, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain historical business and financial information relating to the Company;

•	reviewed various financial forecasts and other data provided to Lazard by the management of the Company relating to the business of the Company;

•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed historical stock prices and trading volumes of the common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of the information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. At the direction of the Board of Directors, Lazard utilized the financial forecasts dated as of May 21, 2017 provided by management of the Company, for purposes of its analysis. Lazard assumed, with the consent of the Company, that the financial forecasts dated as of May 21, 2017 have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. In that regard, Lazard relied, with the consent of the Company, on the assessments of management, as reflected in the financial forecasts dated as of May 21, 2017 with respect to the impact of the revised National Reimbursement Drug List issued by the government of China in February 2017 on the Company’s revenues related to Zadaxin. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which such financial forecasts were based.

Further, the Lazard opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date the Lazard opinion was rendered. Lazard did not express any opinion as to the price at which shares of common stock may trade at any time subsequent to the announcement of the merger. In addition, the Lazard opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the merger.

In rendering the Lazard opinion, Lazard assumed, with the consent of the Company, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger will not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the Lazard opinion) of the merger, including, without limitation, the form or structure of the merger, the rollover agreement or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In preparing the Lazard opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the Lazard opinion. In arriving at the Lazard opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard’s analyses as a comparison is directly comparable to the Company or the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisers, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

The Lazard opinion was one of many factors taken into consideration by the Board of Directors in connection with their consideration of the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Board of Directors with respect to the merger consideration or of whether the Board of Directors would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of shares of common stock pursuant to the merger was determined through arm’s-length negotiations between the Board of Directors and representatives of Holdco and was approved by the Board of Directors. Lazard did not recommend any specific merger consideration to the Board of Directors or that any given merger consideration constituted the only appropriate consideration for the merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering the Lazard opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 7, 2017, and is not necessarily indicative of current market conditions.

Sum-of-the-Parts Discounted Cash Flow Analysis

Based upon the financial forecasts dated as of May 21, 2017 provided by management of the Company, Lazard performed a sum-of-the-parts valuation analysis using a discounted cash flow analysis to determine an illustrative net present value per share of common stock as of June 7, 2017, based on the aggregate of the illustrative net present values calculated by Lazard for each of the Company’s products and product candidates, estimated future net cash and its estimated general and administrative expenses. For purposes of this analysis, Lazard applied discount rates ranging from 9.5% to 11.5%, reflecting an estimate of the Company’s weighted average cost of capital, to (i) the estimated unlevered free cash flows to be generated by each of the Company’s products and product candidates, estimated future net cash and the estimated future general and administrative expenses, which we refer to herein as unallocated G&A, to be incurred by the Company, in each case from June 30, 2017 through December 31 of the terminal year; and (ii) the terminal value of each of the Company’s products and product candidates, estimated future net cash and unallocated G&A as of December 31 of the applicable terminal year (which differed depending on the product or product candidate described below). Lazard performed such sum-of the parts valuation analysis for each of the Company’s products and product candidates and its estimated general and administrative expenses as follows:

•	For Zadaxin, Lazard performed an eight-year discounted cash flow analysis using a discount rate range of 9.5% to 11.5%. Lazard calculated a terminal value for Zadaxin by applying a terminal growth rate range of (1.0%) to 1.0% to the Company’s estimated unlevered Zadaxin-based free cash flow for 2024.

•	For the product pipeline of the Company, the financial forecasts dated as of May 21, 2017 provided by management of the Company included only the Company’s later stage products Angiomax and Vibativ since the Company’s early stage product candidates had not yet achieved definitive label information, and as such, the forecasts omitted both revenue potential as well as development cost for these products. Lazard performed an eleven-year discounted cash flow analysis using a discount range from 9.5% to 11.5%, extending the forecasted unlevered free cash flow for each of Angiomax and Vibativ through 2027 at a 15.0% growth rate, as directed by management of the Company. Lazard calculated a terminal value for the product pipeline of the Company by applying a terminal growth rate range of 2.0% to 6.0% to the Company’s estimated unlevered free cash flow for the product pipeline for 2027.

•	For the products the Company distributes on behalf of Pfizer and Baxter, which together we refer to herein as Pfizer/Baxter, Lazard performed a discounted cash flow analysis through December 31, 2019, and for DC Bead, Lazard performed an eight-year discounted cash flow analysis, using, in each case, a discount rate range of 9.5% to 11.5%. At the direction of management of the Company, Lazard did not calculate a terminal value for DC Bead and Pfizer/Baxter, because management of the Company that the Pfizer/Baxter and DC Bead contracts will terminate at the end of each applicable forecast period.

•	For unallocated G&A, Lazard performed an eleven-year discounted cash flow analysis using a discount rate range of 9.5% to 11.5%, extending the financial forecasts for unallocated G&A through 2027 at a 15.0% growth rate, as directed by management of the Company. Lazard calculated a terminal value for unallocated G&A by applying a terminal growth rate range of 2.0% to 6.0% to the Company’s estimated unlevered free cash flow for the unallocated G&A for 2027.

•	In respect of net cash, Lazard utilized the Company’s estimated cash balance as of July 30, 2017, which was provided by the management of the Company, as directed by management of the Company.

The terminal growth rates used by Lazard were estimated by Lazard based on its professional judgment and experience, taking into account the financial projections dated as of May 21, 2017 provided by management of the Company. Unlevered free cash flow was calculated as total operating income, less cash tax payments, plus depreciation and amortization, less capital expenditures, less changes in working capital, and less contingent cash payments. For purposes of its analysis, Lazard derived illustrative net present values for each of the Company’s products and product candidates by calculating an illustrative present value of the estimated unlevered free cash flows for the applicable product or product candidate through the end of the terminal year and a terminal value derived for such product or product candidate, as applicable. Lazard added these illustrative present values for the Company’s products and product candidates and the Company’s estimated net cash as of June 30, 2017 and subtracted an illustrative net present value of unallocated G&A to derive an illustrative total equity value of the Company. For purposes of its analysis, Lazard divided each of the foregoing illustrative net present values amounts by the number of fully diluted shares of common stock, as calculated based on information in its most recent public filings and information provided by the Company with respect to dilutive securities outstanding, to show such amount on a per share of the common stock basis.

The results of the foregoing are summarized as follows:

Product/Product Candidate	Net Present Value per Share
Zadaxin	$6.01
DC Bead	0.28
Pfizer & Baxter	(0.12)
Pipeline (including Vibativ and Angiomax)	2.12
Other Amounts
Other Items (including unallocated G&A expenses)	(1.91)
Net Cash / (Debt)	2.83
Equity Value	$9.21

Using the same methodology and assumptions and the financial projections from May 21, 2017 provided by management of the Company, Lazard performed a sensitivity analysis by applying discount rates ranging from 9.5% to 11.5% to (i) the estimated unlevered free cash flows to be generated by each of the Company’s products and product candidates, and its estimated unallocated G&A, in each case from June 30, 2017 through December 31 of the applicable terminal year and (ii) the terminal value of each of the Company’s products and product candidates, and its unallocated G&A as of the end of the terminal year. This analysis resulted in illustrative net present values per share of Common Stock ranging from $8.65 to $9.90.

2018 Selected Companies Analysis

Lazard reviewed and analyzed certain publicly available market trading data, financial information and valuation metrics of the following groups of selected publicly traded companies and compared such trading data, financial information and valuation metrics to corresponding information for the Company:

Hong Kong Listed Companies

•	China Medical System

•	3SBio

•	Livzon

•	Luye Pharma

•	Lee’s Pharma

•	China Pioneer Pharma

US Listed Companies

•	Jazz Pharma

•	Mallinckrodt

•	Supernus

•	Horizon Pharma

•	Pacira

•	Insys Therapeutics

•	Depomed

•	Sucampo

The selected companies were chosen based on Lazard’s knowledge of the specialty pharmaceutical industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, revenue model, markets, business risks, growth prospects, maturity of business and size and scale of business, that Lazard considered generally relevant for purposes of its analysis.

Based on the closing share prices as of June 1, 2017, historical financial information contained in public filings with the SEC, Bloomberg and equity research estimates for the selected companies, Lazard calculated, among other things, with respect to the Company and each selected company:

•	enterprise value as a multiple of estimated net revenue for 2018;

•	enterprise value as a multiple of estimated EBITDA for 2018; and

•	earnings as a multiple of price for 2018.

The results of this analysis are summarized as follows:

		Enterprise Value/ Sales	Enterprise Value/ EBITDA	Price/Earnings
		2018E	2018E	2018E
Hong Kong Listed Companies	Mean	3.5x	11.7x	14.2x
	Median	3.6x	10.5x	15.3x
	High	6.1x	15.6x	20.4x
	Low	1.2x	9.5x	6.0x

		2018E	2018E	2018E
US Listed Companies	Mean	4.0x	10.3x	13.4x
	Median	3.7x	6.6x	8.7x
	High	5.9x	25.3x	34.4x
	Low	2.5x	4.7x	4.1x

Based on the results of the foregoing analysis and Lazard’s professional judgment, including with respect to differences in applicable multiples implied by the publicly available financial data in each jurisdiction as summarized above, Lazard:

With respect to the Hong Kong Listed Companies:

•	applied multiples ranging from 3.0x to 3.5x to estimated net revenue of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of common stock ranging from $11.75 to $13.18;

•	applied multiples ranging from 10.0x to 12.0x to estimated EBITDA of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $8.51 to $9.60; and

•	applied multiples ranging from 13.0x to 15.0x to the estimated price multiple of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $7.16 to $8.23.

With respect to the U.S. Listed Companies:

•	applied multiples ranging from 3.0x to 3.5x to estimated net revenue of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of common stock ranging from $11.75 to $13.18;

•	applied multiples ranging from 7.0x to 10.0x to estimated EBITDA of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $8.07 to $10.23; and

•	applied multiples ranging from 10.0x to 13.0x to the estimated price multiple of the Company for 2018 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $7.31 to $9.44.

Additional Analyses

The following analyses and information were presented to the Board of Directors for informational purposes only and were not material to the rendering of the Lazard opinion. These analyses were intended to be merely informational at the time they were performed and were presented by Lazard as such to the Board of Directors. Neither Lazard nor the Board of Directors deemed any of these analyses to be material to the fairness determination at any point in time.

2017 Selected Companies Analysis

Lazard reviewed and analyzed certain publicly available market trading data, financial information and valuation metrics of the following groups of selected publicly traded companies and compared such trading data, financial information and valuation metrics to corresponding information for the Company. Given the decrease in management forecast for 2018 driven by regulatory and reimbursement changes in China, valuation based on 2017 estimates was included for reference only:

Hong Kong Listed Companies

•	China Medical System

•	3SBio

•	Livzon

•	Luye Pharma

•	Lee’s Pharma

•	China Pioneer Pharma

US Listed Companies

•	Jazz Pharma

•	Mallinckrodt

•	Supernus

•	Horizon Pharma

•	Pacira

•	Insys Therapeutics

•	Depomed

•	Sucampo

The selected companies were chosen based on Lazard’s knowledge of the specialty pharmaceutical industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, revenue model, markets, business risks, growth prospects, maturity of business and size and scale of business, that Lazard considered generally relevant for purposes of its analysis.

Based on the closing share price as of June 1, 2017, historical financial information contained in public filings with the SEC, Bloomberg and equity research estimates for the selected companies, Lazard calculated, among other things, with respect to the Company and each selected company:

•	enterprise value as a multiple of estimated net revenue for 2017;

•	enterprise value as a multiple of estimated EBITDA for 2017; and

•	earnings as a multiple of price for 2017.

The results of this analysis are summarized as follows:

		Enterprise Value/ Sales	Enterprise Value/ EBITDA	Price/Earnings
		2017E	2017E	2017E
Hong Kong Listed Companies	Mean	4.0x	13.5x	17.3x
	Median	4.0x	12.0x	18.0x
	High	7.6x	19.1x	26.0x
	Low	1.4x	10.4x	7.8x

		2017E	2017E	2017E
US Listed Companies	Mean	4.6x	9.7x	12.4x
	Median	4.2x	6.8x	10.7x
	High	7.1x	23.3x	29.1x
	Low	2.7x	4.9x	4.6x

Based on the results of the foregoing analysis and Lazard’s professional judgment, including with respect to differences in applicable multiples implied by the publicly available financial data in each jurisdiction as summarized above, Lazard:

With respect to the Hong Kong Listed Companies:

•	applied multiples ranging from 3.5x to 4.0x to estimated net revenue of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of common stock ranging from $14.37 to $15.97;

•	applied multiples ranging from 11.0x to 13.0x to estimated EBITDA of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $12.45 to $14.13; and

•	applied multiples ranging from 15.0x to 18.0x to the estimated price multiple of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $12.87 to $15.35.

With respect to the U.S. Listed Companies:

•	applied multiples ranging from 3.5x to 4.0x to estimated net revenue of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of common stock ranging from $14.37 to $15.97;

•	applied multiples ranging from 7.0x to 9.0x to estimated EBITDA of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $9.71 to $11.58; and

•	applied multiples ranging from 11.0x to 13.0x to the estimated price multiple of the Company for 2017 as reflected in the financial projections dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $10.57 to $12.41.

Selected Precedent Transactions Analysis

Given the unique nature of the Company’s business, there is a lack of comparable precedent transactions. In the absence of precedent transactions believed by Lazard to be sufficiently comparable for purposes of evaluating the valuation of the Company in connection with rendering its opinion, Lazard prepared a precedent transactions analysis for informational purposes only and not in connection with rendering the Lazard opinion. However, Lazard reviewed and analyzed certain recent publicly available information relating to the following publicly announced transactions in the Chinese life sciences industry and U.S. specialty pharmaceutical industry and compared certain financial information and transaction multiples relating to the target companies in those transactions to the corresponding information for the Company:

Selected Recent China M&A Transactions

Date Announced	Acquiror	Target Company
12/2016	China Resources Double-crane Pharmaceutical Co., Ltd.	Hainan Chuntch Pharmaceutical Co., Ltd.

11/2016	Shanxi CY Pharmaceutical Group Co., Ltd.	Shanxi Pude Pharmaceutics Co., Ltd.

10/2016	Guanhao Biotech Co., Ltd.	Zhejiang Whiteson Pharmaceutical Co., Ltd.

09/2016	Chongqing Jianfeng Chemical Co., Ltd.	Chongqing Pharmaceutical (Group) Co., Ltd.

09/2016	Sichuan Goldstone Orient New Material Equipment Co., Ltd.	Asia Pharmaceutical Group (Hainan) Co., Ltd.

05/2016	Tianjin Tianyao Pharmaceutical	Tianjin Kingyork Pharmaceutical and its affiliates

04/2016	Yifan Xinfu Pharmaceutical	Generon (Shanghai) Corporation

04/2016	China National Accord Medicines Corporation	Sinopharm Holding Guoda Drugstore and others

03/2016	Shanghai Shyndec Pharmaceutical	Investment group led by Sinopharm Group

03/2016	3SBio Inc.	Shanghai CP Guojian Pharmaceutical

02/2016	GuangYuYuan Chinese Herbal Medicine	Shanxi Guangyuyuan Co., Ltd

12/2015	Furen Pharmaceutical Group Industry	Kaifeng Pharmaceutical

12/2015	Fuan Pharmaceutical	Yantai Justaware Pharmaceutical

12/2015	Hangzhou Tianmushan Pharmaceutical	Liaoning Cotech Bio-gen

11/2015	3SBio Inc.	Shanghai CP Guojian Pharmaceutical

11/2015	Shandong Jincheng Pharmaceutical and Chemical	Beijing Laneva Pharmaceutical

Date Announced	Acquiror	Target Company
08/2015	Shanghai Pharmaceuticals	Shanghai Pharmaceuticals Healthcare Cloud

08/2015	Tonghua Golden-horse Pharmaceutical	Harbin Sanctity Pharmaceutical

08/2015	China Resources Sanjiu Medical & Pharmaceutical	Zhejiang Zhongyi Pharmaceutical

07/2015	Jiangsu Jiujiujiu	Shaanxi Bicon Pharmaceutical

07/2015	Company Management	Nepstar Chain Drugstore

07/2015	Lianyungang Huanghai Machinery	Changchun Changsheng Life Sciences

05/2015	Jiangsu Lanfeng Bio-chemical	Shaanxi Ark Pharmaceutical

03/2015	Guangdong Zhongsheng Pharmaceutical	Guangdong Xianqiang Pharmaceutical

01/2015	Harbin Gloria Pharmaceuticals	Shanxi Pude Pharmaceutics

Selected Recent Public U.S. Specialty Pharmaceutical Transactions

Date Announced	Acquiror	Target Company
05/2016	Arbor	Xenoport

06/2015	Allergan	Kythera

03/2015	Horizon	Hyperion

10/2014	Endo	Auxilium

02/2014	Mallinckrodt	Cadence

11/2013	Salix	Santarus

07/2013	Cubist	Trius

07/2013	Cubist	Optimer

09/2012	Valeant	Medicis

03/2012	Bausch + Lomb	ISTA

04/2011	Merck	Inspire

02/2011	Kyowa Hakko Kirin	ProStrakan

Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed merger or to the Company, the selected transactions were chosen because they involved transactions that Lazard considered generally relevant for purposes of its analysis and/or involve publicly traded companies with operations that Lazard considered generally relevant for purposes of its analysis.

Based on the management forecast for the Company and publicly announced historical financial information for the Company and the target company in each selected transaction, Lazard calculated, among other things:

•	the enterprise value of the Company and each target company, as applicable, as a multiple of such company’s net revenue for the 12-month period prior to the date on which the relevant transaction was announced, which we refer to herein as LTM, as reflected in the publicly disclosed financial results of the Company or each such target company, as applicable, annualized where appropriate;

•	the enterprise value of the Company and each target company for the Chinese precedent transactions, as applicable, as a multiple of such company’s earnings before interest, taxes, depreciation and amortization, which we refer to herein as EBITDA, respectively, for LTM as reflected in the publicly disclosed financial results of the Company or each such target company, as applicable, annualized where appropriate; and

•	the enterprise value of the Company and each target company for the U.S. specialty pharmaceutical precedent transactions, as applicable, as a multiple of such company’s forward net revenue for the year in which the relevant transaction was announced or the year thereafter as published by FactSet.

The results of this analysis are summarized as follows:

		EV/LTM Net Revenue	EV/LTM EBITDA
Precedent Chinese M&A Transactions	High	8.8x	29.3x
	Mean	5.1x	15.5x
	Median	5.4x	14.4x
	Low	0.4x	7.0x

		EV/LTM Net Revenue	EV/Forward Net Revenue
Precedent U.S. Specialty Pharmaceutical Transaction	High	9.6x	14.4x
	75th Percentile	8.8x	6.4x
	Mean	6.1x	6.1x
	Median	6.6x	5.4x
	25th Percentile	3.1x	3.1x
	Low	2.8x	2.4x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard:

•	applied multiples ranging from 4.0x to 5.0x for the selected transactions to LTM net revenue of the Company as reflected in the financial projections contained in the financial forecasts dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of common stock ranging from $15.23 to $18.24; and

•	applied multiples ranging from 14.0x to 16.0x for the selected transactions to LTM EBITDA of the Company as reflected in the financial projections contained in the financial forecasts dated as of May 21, 2017 provided by management of the Company, and derived illustrative implied values per share of the common stock ranging from $13.31 to $14.76.

Premia Paid Analysis. Lazard performed a premia paid analysis based on the premia to be paid in the proposed merger and the premia paid in previously announced specialty pharmaceutical transactions. For purposes of this analysis, Lazard calculated the premia represented by the per-share acquisition price in each of the transactions to the closing price of the applicable target company’s shares, as of one day prior to the announcement of the applicable transaction. With respect to the merger, Lazard calculated the premia represented by the per-share merger consideration to the closing price of the shares of the common stock as of one day prior to the announcement of the receipt of the applicable proposal for comparable specialty pharmaceutical transactions. The results of these calculations are set forth below:

	Precedent Transactions
	75th Percentile	25th Percentile
Premium to 1-Day Prior	43.0%	25.0%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied the 25th percentile and 75th percentile of the range of one-day premium for the precedent specialty pharmaceutical transactions to the unaffected price of the shares of the common stock on June 1, 2017 and derived illustrative prices for shares of the common stock ranging from $12.31 to $14.09.

Historical Trading Prices. Lazard reviewed the historical price performance of the common stock for the 52-week period ending June 1, 2017. During this period, the closing prices of the common stock ranged from $8.65 to $14.69.

Miscellaneous

In connection with Lazard’s services as financial advisor to the Company with respect to the merger, the Company agreed to pay Lazard the following fees: (i) $1 million, which was paid following the rendering of Lazard’s opinion and (ii) approximately $8 million, to be paid upon the completion of the merger.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its respective affiliates and employees may trade securities of the Company, Holdco and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Holdco and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial adviser to the Company’s Board of Directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the specialty pharmaceutical industry specifically, as well as its familiarity with the business of the Company.

Certain Financial Projections

The Company’s management prepared non-GAAP financial projections for fiscal years 2017 through 2024 that were provided to Lazard in May 2017. The financial projections were prepared by the Company’s management as part of its ongoing long-term forecasting process, and updated with the latest information in anticipation of Lazard’s valuation analysis. The tables below set forth a summary of these financial projections.

The limited unaudited prospective financial information set forth below is included solely because it was among the financial information made available by the Company’s management to Lazard in connection with its evaluation of the merger, and is not included in order to influence any stockholder of the Company in any decisions, including whether or not to vote in favor of the approval of the merger, or whether or not to seek appraisal rights with respect to their shares of our common stock.

The financial projections were not prepared with a view toward public disclosure, nor with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants (AICPA) for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections reflect numerous estimates and assumptions made by the Company’s senior management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s products, all of which are difficult to predict and many of which are beyond the Company’s control. As the financial projections cover multiple years, they by their nature become less reliable with each successive year. As a result, there can be no assurance that the financial projections reflect actual future trends.

The Company’s management based the financial projections on certain proprietary assumptions about its mix of existing products, timing of launch of pipeline products, revenue from new and existing products, timing and magnitude of price reduction estimates in more than 30 provinces, price reduction sharing estimates with distributors, competitive products on the market or expected to reach the market, various operational metrics that impact gross margin, reimbursement factors and potential changes to reimbursement in future and market demand, which assumptions changed significantly throughout the negotiation of the merger and are subject to further change.

The financial projections reflect subjective judgment in most respects and, therefore, are susceptible to multiple interpretations and further periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the Company’s performance and ability to achieve strategic goals over the applicable period, industry performance, the success of the Company’s customers in the market, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” The financial projections cannot, therefore, be considered a guarantee of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that the Company or its representatives then considered, or now consider, such financial projections to be material information of the Company or necessarily predictive of actual future events, and this information should not be relied upon as such. The Company views the financial projections as non-material because of the inherent risks and uncertainties associated with such forecasts. None of the Company, Lazard or any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the projections if anything contained in them becomes inaccurate.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The financial projections were prepared based on the Company’s continued operation as a stand-alone company. They do not take into account any circumstances or events occurring after the date they were prepared, including the merger or the effect of any failure of the merger to be consummated. Stockholders are cautioned not to place undue, if any, reliance on the financial projections.

The financial projections were prepared based on information available at the time such projections were prepared, using various assumptions and estimates. The assumptions and estimates may not be realized and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions and estimates underlying the information contained in the financial projections involve judgments made with respect to, among other things, general business, economic, regulatory, market and financial conditions, as well as factors specific to the Company, all of which are difficult to predict. The financial projections also reflect assumptions as to certain business decisions that do not reflect the effects of the merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. Accordingly, the financial projections constitute forward-looking information, and there can be no assurance that the assumptions and estimates used to prepare the information contained in the financial projections will be achieved, and actual results may materially differ.

This prospective financial information was not prepared with a view towards compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers Zhong Tian LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Zhong Tian LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Projections

The following table includes the projections of the compounded annual growth rate for Zadaxin®, total revenue, gross profit, operating income, net income, fully diluted earnings per share, GAAP EBITDA, Non-GAAP EBITDA and capital expenditures for the years covered:

($ Millions, except non-GAAP EPS)	2017	2018	2019	2020	2021	2022	2023	2024
Zadaxin Revenue (1)	$167.0	$147.2	$156.9	$169.4	$156.5	$167.5	$178.4	$162.8
Total Revenue(2)	$181.0	$161.8	$178.4	$187.1	$186.0	$209.8	$236.4	$241.4
Gross Profit	$154.4	$133.3	$144.8	$155.5	$148.4	$166.0	$183.7	$179.5
Operating Income	$46.6	$28.3	$37.6	$40.0	$34.5	$39.3	$38.3	$32.2
Net Income	$46.7	$29.4	$38.4	$40.0	$35.2	$39.9	$39.0	$33.6
Fully Diluted EPS	$0.87	$0.55	$0.72	$0.75	$0.66	$0.74	$0.73	$0.63
EBITDA (GAAP)	$47.7	$30.4	$39.2	$41.8	$35.5	$40.3	$39.3	$33.2
EBITDA (Non-GAAP)	$52.9	$40.0	$44.3	$52.1	$40.8	$46.3	$49.1	$40.1
Capex	$2.2	$1.0	$1.0	$1.0	$1.0	$1.0	$1.0	$1.0

(1)	From time to time Chinese government takes actions intended to reduce pharmaceutical prices such as the reduction in some provinces of the governmentally permitted maximum listed price. These price reductions have been projected in 3-year intervals, i.e. 2018, 2021 and 2024.
(2)	For pipeline products, only class 3 assets (Angiomax® and Vibativ®) are included.

The following table reconciles projected EBITDA (GAAP) to projected Net Income and Projected EBITDA (Non-GAAP) to projected Net Income. Projected Net Income is the most directly comparable financial measure, as calculated and presented in accordance with GAAP, in comparison to projected EBITDA (GAAP) and projected EBITDA (Non-GAAP). All amounts presented in the following table is in millions.

	2017	2018	2019	2020	2021	2022	2023	2024
Net Income	$46.7	$29.4	$38.4	$40.0	$35.2	$39.9	$39.0	$33.6
Income tax addback	$2.5	$1.8	$2.0	$2.3	$1.8	$2.0	$2.1	$1.7
Interest income addback	$-1.6	$-1.8	$-1.8	$-1.3	$-1.5	$-1.7	$-1.8	$-2.0
Other income addback	$-1.0	$-1.0	$-1.0	$-0.9	$-1.0	$-0.9	$-1.0	$-1.1
Depreciation addback	$1.1	$2.0	$1.6	$1.7	$1.0	$1.0	$1.0	$1.0

EBITDA (GAAP)	$47.7	$30.4	$39.2	$41.8	$35.5	$40.3	$39.3	$33.2

Share Based Compensation	$5.2	$4.6	$5.1	$5.3	$5.3	$6	$6.8	$6.9
In-license costs	$0	$5	$0	$5	$0	$0	$3	$0

EBITDA (Non-GAAP)	$52.9	$40.00	$44.3	$52.1	$40.8	$46.3	$49.1	$40.1

In light of the foregoing factors and the uncertainty inherent in the financial projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, SciClone will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Further, if the merger is not completed, the trading price of our common stock may decrease, and such decrease may be substantial, at least in the short term. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, the Board of Directors will from time to time evaluate and review the business operations, properties, and capitalization of the Company, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other acceptable transaction will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted.

In addition, under certain circumstances specified in the merger agreement, we may be obligated to pay Holdco a termination fee of up to approximately $15.8 million or Holdco may be obligated to pay us a termination fee of up to approximately $31.6 million. See the section entitled “Proposal 1 The Merger Agreement — Company Termination Fee, Holdco Termination Fee and Escrow for Holdco Termination Fee” of this proxy statement for a discussion of the circumstances under which the termination fees would be required to be paid.

Delisting and Deregistration of SciClone Common Stock

Our common stock is currently registered under the Exchange Act and is quoted on NASDAQ under the symbol “SCLN.” As a result of the merger, we will become a privately-held, subsidiary of Holdco. As a private company following the completion of the merger, the registration of our common stock and our obligation to file reports and make other public disclosures with the SEC under the Exchange Act will be terminated, and our common stock will no longer be listed on NASDAQ.

Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger

In considering the recommendation of the Board of Directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved and adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and share issuance or cash settlement of certain Company stock-based awards held by our directors in accordance with the terms of our equity incentive plan and by our executive officers under retention agreements with the Company;

•	possible cash severance payments and other benefits payable under retention agreements with our executive officers in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to indemnification benefits in favor of directors and officers of the Company.

Company directors for purposes of the disclosure in this proxy statement are Jon S. Saxe, Friedhelm Blobel, Nancy T. Chang, Richard J. Hawkins, Gregg A. Lapointe and Simon Li.

Company officers for purposes of the disclosure in this proxy statement are Friedhelm Blobel, Wilson Cheung, Raymond Low, Carey Chern, Hong Zhao, Xi Chen, Min Yin and Lan Xie.

None of our directors or executive officers is a party to or participates in any plan, program or arrangement of Holdco or its subsidiaries that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to completion of the merger.

Insurance and Indemnification of Directors and Executive Officers

For more information, see the section “The Merger Agreement — Indemnification and Insurance”.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of the record date, there were [●] outstanding stock options held by our directors and executive officers, of which [●] have an exercise price below $11.18 per share.

At the effective time of the merger, each vested and unexercised stock option will be cancelled and converted into the right to receive from the Company a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the per share merger consideration over (y) the per share exercise price of such stock option and (ii) the number of shares of common stock subject to such stock option as of the effective time of the merger. Each outstanding, unvested or unexercised option will terminate at the time of the merger, provided that certain awards of our directors and officers will accelerate prior to closing as set forth below.

In accordance with the 2004 Outside Directors Stock Option Plan and 2015 Equity Incentive Plan, all unexercisable or unvested portions of outstanding options and any shares acquired upon the exercise thereof, held by our outside directors will become immediately exercisable and vested in full conditioned upon consummation of the merger.

In addition, we entered into employee retention agreements with the following key employees: (i) Friedhelm Blobel; (ii) Wilson Cheung; (iii) Raymond Low; (iv) Carey Chern; (v) Hong Zhao, (vi) Xi Chen, (vii) Min Yin, (viii) Lan Xie. In accordance with employee retention agreements, each of these individuals is eligible to receive vesting of 100% of share-based compensation awards with respect to Company common stock, effective immediately prior to, but conditioned upon, the consummation of the merger.

Treatment of Company Stock Unit Awards

As of the record date, there were [●] RSUs and PRSUs held by our directors and executive officers.

At the effective time of the merger, each outstanding, unsettled restricted stock unit and performance restricted stock unit (whether vested or unvested) will be cancelled and extinguished without payment of compensation therefor, except with respect to any required deferred payment for RSUs and PRSUs subject to Section 409A of the Code.

The vesting of all RSUs and PRSUs held by employees covered by retention agreements will accelerate in full immediately prior to the merger, except for certain PRSUs granted effective March 8, 2017 to Friedhelm Blobel, Wilson W. Cheung, and Hong Zhao in the amounts of 75,000, 37,500 and 37,500. The latter PRSUs will vest only if consummation of the merger takes place after December 31, 2017. The accelerated RSUs and PRSUs will be settled into shares of common stock as of the effective time.

Equity Interests of Company Executive Officers and Non-Employee Directors

The following table sets forth for each Company executive officer and director, as of July 6, 2017, (i) the number of shares of common stock held; (ii) the number of shares of common stock subject to options with an exercise price less than $11.18 per share; (iii) the number of shares of common stock subject to underlying RSUs that will vest in connection with the merger; (iv) the number of shares of common stock subject to underlying PRSUs that will vest in connection with the merger. The table sets forth the values of these shares and equity awards based on the $11.18 share merger consideration.

Equity Interests of Company’s Executive Officers and Non-Employee Directors

Name	Shares Held (#)	Shares Held ($)(1)	Number of Shares Subject Options (#)(2)	Value of Number of Shares Subject to Options ($)(3)	Number of Shares Subject to Restricted Stock Units (#)(4)	Value of Number of Shares Subject to Restricted Stock Units ($)(5)	Number of Shares Subject to Performance- Based Restricted Stock Units (#)(6)	Value of Number of Shares Subject to Performance- Based Restricted Stock Units ($)(7)	Total ($)
Jon S. Saxe	135,000	$1,509,300	300,000	$1,515,900	—	$0	—	$0	$3,025,200
Friedhelm Blobel	122,209	$1,366,297	1,172,610	$5,460,191	135,000	$1,509,300	225,000	$2,515,500	$10,851,287
Nancy T. Chang	70,000	$782,600	90,000	$69,300	—	$0	—	$0	$851,900
Richard J. Hawkins	24,363	$272,378	210,000	$719,400	—	$0	—	$0	$991,778
Gregg A. Lapointe	—	$0	295,000	$1,506,250	—	$0	—	$0	$1,506,250
Simon Li	—	$0	182,500	$643,825	—	$0	—	$0	$643,825
Wilson Cheung	1,872	$20,929	286,167	$712,918	82,000	$916,760	112,500	$1,257,750	$2,908,357
Raymond Low	15,536	$173,692	155,000	$529,400	21,250	$237,575	—	$0	$940,667
Carey Chern	—	$0	80,000	$66,400	30,000	$335,400	—	$0	$401,800
Hong Zhao	—	$0	342,000	$1,098,360	82,000	$916,760	112,500	$1,257,750	$3,272,870
Xi Chen	—	$0	92,833	$261,058	18,000	$201,240	—	$0	$462,298
Min Yin	—	$0	131,166	$403,860	21,750	$243,165	—	$0	$647,025
Lan Xie	—	$0	86,834	$261,305	18,000	$201,240	—	$0	$462,545
Robert King	—	—	—	—	—	—	—	—	—

(1)	This amount is the product of the shares of common stock held by the individual, multiplied by $11.18.
(2)	This amount reflects the number of stock options with a per share exercise price less than $11.18 held by the individual, assuming that the effective time of the merger occurs on July 6, 2017.
(3)	This amount reflects the cash payment paid to each individual as the result of his or her stock options, and the product obtained by multiplying the aggregate number of shares of Company common stock that were issuable upon the exercise of the stock options listed in the “Number of Shares Subject to Options” column, by the excess of $11.18 over the exercise price of such stock option.
(4)	This amount reflects the number of RSUs held by the individual that will accelerate upon the merger, assuming that the effective time of the merger occurs on July 6, 2017. Each of Friedhelm Blobel, Wilson Cheung, Raymond Low, Carey Chern, Hong Zhao, Xi Chen, Min Yin and Lan Xie is eligible to receive immediate vesting of 100% of his or her RSUs, under his or her employee retention agreement.
(5)	The dollar amount represents the merger consideration that will be received for the shares of common stock issued upon settlement of RSUs the vesting of which accelerates immediately prior to the merger, and is the product obtained by multiplying the aggregate number of shares, listed in the “Number of Shares subject to Restricted Stock Units” column, by $11.18.
(6)	This amount reflects the number of performance-based restricted stock units held by the individual that will accelerate upon the merger, assuming that the effective time of the merger occurs on July 6, 2017. Performance-based restricted stock units granted effective February 3, 2015 to Friedhelm Blobel, Wilson W. Cheung, and Hong Zhao in the amounts of 150,000, 75,000 and 75,000 will not vest if consummation of the merger takes place after December 31, 2017 and the Compensation Committee of the Company’s Board of Directors determines the applicable performance goals have not been met. Performance-based restricted stock units granted effective March 8, 2017 to Friedhelm Blobel, Wilson W. Cheung, and Hong Zhao in the amounts of 75,000, 37,500 and 37,500 will not vest if consummation of the merger takes place prior to or on December 31, 2017.
(7)	The dollar amount represents the merger consideration that will be received for the shares of common stock issued upon settlement of PRSUs the vesting of which accelerates immediately prior to the merger, and is the product obtained by multiplying the aggregate number of shares, listed in the “Number of Shares subject to Performance-Based Restricted Stock Units” column, by $11.18.

Payments Upon Termination Following Change in Control

We entered into employee retention agreements with Friedhelm Blobel, Wilson Cheung, Raymond Low, Carey Chern, Hong Zhao, Xi Chen, Min Yin and Lan Xie that provide specified payments and benefits in the event of a termination of employment under specified circumstances or a change in control of SciClone. These employee retention agreements supersede prior employment or other agreements with the named executive officers that provide payments and benefits under these circumstances, other than any equity award plan or agreement providing more favorable treatment upon a change in control.

Employee Retention Agreement with Friedhelm Blobel

Pursuant to the terms of Dr. Blobel’s employee retention agreement with us, in the event Dr. Blobel is terminated without cause (as this term is described below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) continued payment of his base salary for 12 months, (ii) a lump sum payment equal to a pro rata portion through his termination date of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment, and (iv) treatment of his equity awards in accordance with the applicable plan or award agreement.

If, within one year, following a change in control (as this term is described below), Dr. Blobel is terminated without cause or resigns from his employment following constructive termination (as described in “Certain Definitions Used in Employee Retention Agreements” below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) a lump sum payment equal to 150% of his annual base salary, (ii) a lump sum payment equal to 100% of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) vesting in full of all of his options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreement with Dr. Blobel provides that if his employment terminates under any of the foregoing circumstances he will be retained as an independent contractor to provide consulting services at our request for up to five hours per week for three months for a fee of $400 per hour, up to a maximum of $2,500 per day, plus reasonable out-of-pocket expenses, for actual services rendered.

If Dr. Blobel voluntarily resigns other than following Constructive Termination or is terminated for cause, whether before or following a change in control, he will not be entitled to any severance payments or accelerated vesting of his equity awards.

Employee Retention Agreements with Wilson Cheung, Raymond Low, Carey Chern, Hong Zhao, Xi Chen, Min Yin and Lan Xie

Employee retention agreements with Wilson Cheung, Raymond Low, Carey Chern, Hong Zhao, Xi Chen, Min Yin and Lan Xie provide that if the officer’s employment is terminated without cause, the officer will become entitled to the following severance payments and benefits provided that he or she releases all claims he or she may have against us and resigns from all positions with us: (i) continued payment of the officer’s base salary for 12 months, (ii) a lump sum payment equal to 50% of the average of the officer’s annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, Ms. Chen and Mr. Chern, 50% of target bonus if no such annual bonuses have been paid), (iii) continued group health insurance coverage (or, in the cases of Mr. Cheung, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his or her termination date or his or her commencement of new employment, and (iv) treatment of the officer’s equity awards in accordance with the applicable plan or award agreement.

In addition, the employee retention agreements provide that if, within one year following a change in control, the officer is terminated without cause or resigns from his or her employment following constructive termination, he or she will become entitled to the following severance payments and benefits provided that he or she releases all claims he or she may have against us and resigns from all positions with us: (i) a lump sum payment equal to 100% (200% in the case of Mr. Zhao) of his or her annual base salary, (ii) a lump sum payment equal to 50% of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, Ms. Chen and Mr. Chern, 50% of target bonus if no such annual bonuses have been paid), (iii) vesting in full of all of his or her options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his or her options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or, in the case of Mr. Cheung, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreements provide that if the officer’s employment terminates under any of the foregoing circumstances he or she will be retained as an independent contractor to provide consulting services at our request for up to eight hours per week for six months for a fee of $1,000 per eight hour day, plus reasonable out-of-pocket expenses, for actual services rendered.

The employee retention agreements with all of our officers provide that if, in connection with a change in control, the successor company or its parent fails to assume or continue any then-outstanding equity award held by the officer or substitute a substantially equivalent equity award, then the vesting of the outstanding equity award will be accelerated in full, subject to consummation of the change in control. However, the employee retention agreements provide that they will not supersede any treatment more favorable to the officer that is provided under any other applicable plan or equity award agreement.

Certain Definitions Used in Employee Retention Agreements

(1)	“Change in Control” means any of the following:

•	a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2)	“Cause” means any of the following by the officer:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action which has a material detrimental effect on the reputation or business of the Company, its successor any subsidiary of the Company or its successor;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs the officer’s ability to perform the officer’s duties.

(3)	“Constructive Termination” means any of the following:

•	without the officer’s express written consent, the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with the officer’s title(s), duties, or responsibilities immediately prior to the date of the Change in Control;

•	without the officer’s express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from the principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•	any failure, following the Change in Control, to pay, or any material reduction of, (1) the base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned), unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•	any failure, following the Change in Control, to (1) continue to provide the opportunity to participate, on terms no less favorable than provided to persons holding comparable positions, in any benefit or compensation plans and programs, including, but not limited to, our life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the officer was participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide the officer with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control on the same basis as provided to persons holding comparable positions.

Employment Arrangements Following the Merger

In accordance with the merger agreement, after the effective time, all directors of the Company will be replaced with directors of the Merger Sub and the officers of the Company immediately prior to the effective time will continue their employment as the officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving charter and the by-laws.

As of the date of this proxy statement, none of the Company’s directors or executive officers have reached an understanding on potential employment with any of the entities of the Buyer Consortium or other retention terms with the Buyer Consortium, no executive offers have entered into any definitive agreements or arrangements regarding employment with entities of the Buyer Consortium or other retention with the Buyer Consortium following the consummation of the merger. However, prior to the effective time of the merger, the Buyer Consortium may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Company employees to be effective as of the effective time of the merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or that otherwise relates to the merger that will or may become payable to each of our named executive officers in connection with the merger. The amounts in the table below will or may become payable to the named executive officers only in the event they are terminated within 12 months following the merger. Please see the previous portions of this section for further information regarding this compensation.

For the purpose of the disclosure in this proxy statement, SciClone’s “named executive officers” are Friedhelm Blobel, Wilson Cheung, Hong Zhao, Lan Xie and Robert King. The following table sets forth the information required by Item 402(t) of Regulation S-K published by the SEC regarding certain compensation that each of Company’s named executive officers may receive that is based on, or that otherwise relates to, the merger. The figures in the table are estimated based on (1) compensation and benefit levels as of July 6, 2017; (2) an assumed effective date of July 6, 2017, for the merger; and (3) the termination of the named executive officer’s employment without cause on the day immediately following such effective date for the merger. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set below.

The values in the table below payable to named executive officers are not subject to the non-binding, advisory vote to approve certain compensation that will or may become payable to Company’s named executive officers in connection with the merger. Company’s executive officers will not receive pension, non-qualified deferred compensation or tax reimbursement in connection with the merger.

As required by applicable SEC rules, all amounts below that are determined using the per share value of SciClone’s common stock have been calculated based on the per share merger consideration.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)(4)
Friedhelm Blobel	$1,501,500	$4,830,960	—	$13,564.68	—	—	$6,346,025
Wilson Cheung	$517,514	$2,601,196	—	$18,194.40	—	—	$3,136,905
Hong Zhao	$1,068,639	$2,633,233	—	$27,353.09	—	—	$3,729,224
Lan Xie	$354,553	$351,763	—	$25,500.00	—	—	$731,816
Robert King(5)	—	—	—	—	—	—	—

(1)	Amounts reported in this column are “double trigger,” meaning that eligibility to receive these amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 12 months following consummation of the merger. The following table shows, for each named executive officer, the amount of each component of these cash amounts:

Name	Salary Based Payment ($)(a)	Separation Bonus Payment ($)(b)	Total($)
Friedhelm Blobel	$1,014,000	$487,500	$1,501,500
Wilson Cheung	$418,000	$99,514	$517,514
Hong Zhao	$956,708	$111,931	$1,068,639
Lan Xie	$302,472	$52,081	$354,553
Robert King(5)	—	—	—

(a)	Amounts listed reflect base salary for the fiscal year 2017. Base salary severance is a lump sum payment equal to 200% of the annual base salary for Hong Zhao, 150% of annual base salary for Friedhelm Blobel and 100% of the annual base salary for Wilson Cheung and Lan Xie.
(b)	Separation bonus payment is a lump sum payment equal to 50% (or in the case of Friedhelm Blobel 100%) of the average of his or her annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, 50% of target bonus if no such annual bonuses have been paid).

(2)	Amounts reported in this column represent the value of unvested Options, RSUs and PRSUs that will become vested pursuant to the acceleration provisions set forth in the employee retention agreements. The amount is based on $11.18, the merger consideration to be paid in the merger.
(3)	Amounts reported in this column are “double trigger,” meaning that eligibility to receive these amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 12 months following consummation of the merger. The payment assumes that the executive did not receive health care benefits under another employer’s plan prior to the end of the executive’s coverage period.
(4)	Amounts reported assume that no portion will be subject to an excise tax under Section 4999 of the Code. If an excise tax applies, the named executive officers will receive the greater of (i) such payments less any applicable excise tax and (ii) payments in an amount equal to one dollar less than would cause such payments to be subject to the excise tax under Section 4999 of the Code.
(5)	Robert King resigned from the Company effective as of January 18, 2017.

Indemnification and Insurance

From and after the effective time, the surviving corporation shall indemnify our and our subsidiaries’ directors and officers in connection with any claim arising out of acts or omissions occurring at or before the merger and any judgments, fines, penalties and amounts paid in settlement resulting therefrom and pay any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party. The merger agreement also provides that we will purchase a six-year “tail” prepaid, non-cancelable policy on our current directors’ and officers’ liability insurance; however, we will not pay and Holdco and the surviving corporation will not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by us for coverage for our last full fiscal year.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each as defined below) of our common stock whose shares of common stock are exchanged for cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, and any such change could alter the tax consequences to the holders described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the merger, and there can be no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court. The following discussion does not purport to be a complete analysis or discussion of all potential U.S. federal income tax consequences of the merger, and it does not address any tax consequences arising under any state, local or non-U.S. tax laws, or of any non-income tax laws, such as U.S. federal estate or gift tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of equity awards issued by us which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this discussion applies only to holders that hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders in securities;

•	traders in securities that elect to use a mark-to-market method of accounting with respect to our common stock;

•	persons holding our common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	expatriates or certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons subject to the U.S. alternative minimum tax;

•	investors in pass-through entities; or

•	persons that own, directly, indirectly or constructively, stock of Holdco after the merger.

If a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships should consult their tax advisor as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Although the matter is not free from doubt, to the extent any portion of the cash received in exchange for our common stock in the merger is considered to be provided by SciClone, we intend to treat the payment of such cash as a distribution in redemption of shares of our common stock and as a sale or exchange of the shares so redeemed. In such case, a U.S. holder whose shares of our common stock are exchanged for cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the

U.S. holder’s adjusted tax basis in such shares. The capital gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held shares of our common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% U.S. federal Medicare contribution tax. If a U.S. holder acquired different blocks of shares of our common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of our common stock.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of our common stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). Although the matter is not free from doubt, to the extent any portion of the cash received in exchange for our common stock in the merger is considered to be provided by SciClone, we intend to treat the payment of such cash as a distribution in redemption of shares of our common stock and as a sale or exchange of the shares so redeemed. In such case, a non-U.S. holder whose shares of our common stock are exchanged for cash in the merger will recognize capital gain or loss, which generally is not expected to be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of our common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the merger, and SciClone is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an applicable Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Regulatory Clearances and other Approvals

The execution and delivery by the Company of the merger agreement do not, and the performance of its obligations thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or other person except for (i) the applicable requirements of the Exchange Act, (ii) the applicable requirements of NASDAQ, (iii) the filing of the certificate of merger pursuant to the DGCL, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws, and (v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Non-U.S. Regulatory Approvals and Filings

The transactions contemplated by the merger agreement shall not be deemed as an indirect transfer of PRC assets taxable under Bulletin 7 and other related PRC Tax Applicable Law and neither party shall file a report with any PRC taxing authority based on such rules. Holdco and the Company agreed that no amounts will be deducted or withheld from the merger consideration in connection with Bulletin 7 and that any amounts due (including interest and penalties) pursuant to Bulletin 7 will be the sole obligation of Holdco.

PROPOSAL NO. 1 THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Holdco and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Holdco and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure letter that the Company delivered to Holdco and Merger Sub in connection with the merger agreement (which we refer to herein as the disclosure letter), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Holdco, Merger Sub or any of their respective subsidiaries or affiliates.

Closing and Effective Time of the Merger

The merger agreement provides that the completion of the merger will take place at 10:00 a.m. New York time on the fifth (5th) Business Day after all of the conditions set forth in the merger agreement have been fulfilled or waived, or at such other place and time and/or on such other date as the Company and Holdco may agree in writing. Assuming Buyer Consortium timely arranges financing in connection with the transaction and parties satisfy all closing conditions, including approval by our stockholders, we anticipate that the merger will be completed in the fourth quarter of 2017.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as we and Holdco may agree upon and as is to be set forth in such certificate of merger.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a subsidiary of Holdco with all its properties, rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

The directors of Merger Sub and the officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the surviving corporation.

At the effective time of the merger, the certificate of incorporation and the by-laws of the surviving corporation shall be amended and restated in its entirety at the effective time to read as the certificate of incorporation and the by-laws, respectively, of Merger Sub as in effect immediately prior to the effective time, until thereafter amended as provided therein or by applicable law, in each case except to the extent necessary to reflect that the name of the surviving corporation shall be SciClone Pharmaceuticals, Inc. until thereafter amended as provided therein or by applicable law. Following the completion of the merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and cease to be publicly traded.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the completion of the merger, Holdco will select an agent, which we refer to herein as the paying agent, reasonably acceptable to us, for the purpose of exchanging shares of Company common stock for the merger consideration. Promptly after the effective time of the merger, and in any event within five business days, Holdco will cause the paying agent to send to each holder of shares of our common stock at the effective time of the merger a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration with respect to your shares of our common stock unless, in the case of certificated shares, you surrender to the paying agent the certificate(s) representing your shares of our common stock, together with a properly completed letter of transmittal or, in the case of a book-entry transfer of uncertificated shares, you comply with the reasonable procedures established by the paying agent for delivery of such book-entry shares, and such other documents reasonably required by the instructions. In exchange therefor, you will receive the aggregate merger consideration to which you are entitled in cash. No interest will be paid or accrued on any amount payable upon due surrender of the certificates or due transfer of the book-entry shares. Until so surrendered or delivered, as the case may be, each such certificate or book-entry share will represent after the effective time for all purposes only the right to receive the merger consideration.

In the event of a transfer of ownership of shares of common stock that is not registered in the transfer records of the Company, payment of the merger consideration in respect of the applicable shares of common stock may be made to a person other than the person in whose name the certificates so surrendered or the book-entry shares so transferred are registered if such certificates will be properly endorsed or otherwise be in proper form for transfer or such book-entry shares will be properly transferred and, in each case, the person requesting such payment will establish to the reasonable satisfaction of the surviving corporation and the paying agent any transfer or other taxes required by reason of the payment of the merger consideration in respect thereof or that such tax has been paid or is not applicable.

Each of Holdco, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration or other amounts otherwise payable pursuant to the merger agreement such amounts as Holdco, the surviving corporation or the paying agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, or any provision of state, local, provisional, or non-U.S. applicable law relating to taxes. Any amount that is withheld, provided it is remitted to the appropriate taxing authority, will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Holdco, post a bond in customary amount as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for six months after the effective time of the merger will be delivered to the surviving corporation upon demand. Record holders of our common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of Holdco, Merger Sub, the surviving corporation or the paying agent will be liable to any person for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Appraisal Rights

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $11.18 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to approve and adopt the merger agreement and approve the merger and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to approve and adopt the merger agreement and approve the merger; the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to approve and adopt the merger agreement and approve the merger.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve and adopt the merger agreement and approve the merger.

All demands for appraisal should be addressed to our proxy solicitor: MacKenzie Partners, Inc. at 105 Madison Avenue, 17th Floor, New York, New York 10016, and must be delivered to the Company before the vote is taken on the proposal to approve and adopt the merger agreement and approve the merger at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the proposal to approve and adopt the merger agreement and approve the merger at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the proposal to approve and adopt the merger agreement and approve the merger. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that

“elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that Company for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $11.18 cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Merger Consideration

In the merger, each issued and outstanding share of our common stock (other than dissenting shares and excluded shares) will be converted into the right to receive the merger consideration in cash in an amount equal to $11.18 per share, without interest and less any applicable withholding taxes.

Treatment of Common Stock and Stock-Based Awards

•	Common Stock. Each common share issued and outstanding immediately prior to the effective time (other than (i) excluded shares, and (ii) dissenting shares) shall be converted into the right to receive $11.18 in cash, without interest. Each excluded share issued and outstanding immediately prior to the effective time, by virtue of the merger, will cease to be outstanding and will be automatically canceled and retired without payment of any consideration therefor and will cease to exist. At the effective time, each dissenting share will automatically be cancelled and cease to exist, and holders of dissenting will cease to have any right with respect thereto, except the right to receive the appraisal value of such dissenting shares in accordance with Section 262 of the DGCL.

•	Restricted Stock Units and Performance Restricted Stock Units. At the effective time of the merger, each outstanding, unsettled RSU and PRSU (whether vested or unvested) will be cancelled and extinguished without payment of compensation therefor, except with respect to any required deferred payment for RSUs subject to Section 409A of the Code. Shares of common stock acquired upon the settlement of RSUs and PRSUs prior to the effective time shall be treated as described in the paragraph immediately above for “Common Stock”.

•	Stock Options. At the effective time of the merger, each stock option that is vested and unexercised as of immediately prior to the effective time of the merger (including any stock option that becomes vested as a result of the transactions contemplated by the merger agreement pursuant to the terms of any applicable agreements between the Company and the holders of such stock option) will be cancelled and converted into the right to receive from the Company a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the per share merger consideration over (y) the per share exercise price of such stock option and (ii) the number of shares of common stock subject to such stock option as of the effective time of the merger. For the avoidance of doubt, if the per share exercise price of a vested stock option exceeds the merger consideration, such stock option shall be cancelled for no consideration immediately prior to the effective time and the holder of such stock option shall have no further rights with respect thereto. Except as otherwise provided in the preceding sentence, each outstanding and unexercised stock option as of the effective time of the merger will be cancelled and extinguished without payment.

•	ESPP. As soon as practicable following the date of the merger agreement and in any event prior to the effective time, the Company Board of Directors will adopt such resolutions or take such other actions as may be required so that (i) the ending date of the then current offering period under the ESPP will occur on or before the last trading day prior to the effective time, (ii) all then existing offerings under the ESPP will terminate immediately following the purchase on the final purchase date, (iii) all future offerings that would otherwise commence under the ESPP following the final purchase date will be suspended, and (iv) all further payroll deductions under the ESPP will cease to be effective as of the final purchase date.

If any payments related to the above referenced stock-based awards will constitute nonqualified deferred compensation subject to Section 409A of the Code and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at such later time as required under Section 409A of the Code.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our corporate status, including our due organization, existence and good standing and corporate power and authority to carry on our business, including as a foreign corporation, where applicable;

•	our subsidiaries, including their due incorporation or organization, existence and good standing and authority to carry on their businesses, including as foreign corporations, where applicable, and their capitalization, including that we are directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries;

•	our capitalization, including:

•	the number of authorized and outstanding shares of our common stock, shares of preferred stock, and outstanding equity-based awards, as well as the due authorization and valid issuance of such stock;

•	the absence of any preemptive or similar rights granted by the Company, or any of our subsidiaries, on the part of any holders of any class of securities of the Company or any of our subsidiaries;

•	the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such subsidiary of the Company on any matter;

•	the absence of any undisclosed options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, options, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of our subsidiaries is a party or by which any of them is bound to issue, deliver or sell additional shares of capital stock, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of the Company or any of our subsidiaries (including any such options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings);

•	the due contribution of the registered capital of each of our subsidiaries incorporated in PRC, including the certification by accountants qualified in the PRC and the evaluation and verification by valuers qualified in the PRC;

•	the absence of outstanding contractual obligations of the Company or any of our subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of our subsidiaries or to provide funds to or make any investments in any Company subsidiary or any other person;

•	the absence of any proxies, voting trusts or other agreements or understandings to which the Company or any of our subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of our subsidiaries;

•	the forms evidencing the grant of the Company’s outstanding equity-based awards, and the absence of any material noncompliance with applicable laws or the terms and conditions of the Company’s equity incentive plans; and

•	the indebtedness of the Company or any of our subsidiaries, including the identities of each of our lenders, obligors or guarantors, as well as the principal amount, accrued interests and any other obligations thereunder, and the maturity and current redemption price of each such instrument;

•	our corporate power and authority related to the merger agreement, including:

•	our power and authority to execute and deliver the agreement, to perform our obligations thereunder, and subject to the approval of the agreement by a majority of the Company’s stockholders in accordance with the DGCL, consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us, assuming the due authorization, execution and delivery by each of Holdco and Merger Sub; and

•	the adoption of resolutions by the Company’s Board of Directors declaring the advisability and fairness of the merger agreement, the adoption of the merger agreement, and the recommendations that the Company’s stockholders approve the agreement;

•	required consents, approvals, authorizations or permits of, or filings with or notification to, governmental authorities in connection with the merger and the merger agreement;

•	our entry into and performance of our obligations under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, our or any of our subsidiaries’ organizational documents or any applicable law, any defaults, terminations, cancellations, payments, accelerations or revocations under certain material agreements or the creation of liens or any other encumbrances on any of our assets;

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the absence, since January 1, 2013, of any violation of any applicable law that would reasonably be expected to be material to the Company or our subsidiaries, including the absence of any use of corporate funds for political activity or for the purpose of obtaining or retaining business, any payments to government officials from corporate funds, any provision of the FCPA, the UK Bribery Act of 2010 or similar applicable laws of any applicable jurisdiction or any bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits;

•	maintenance of books and records and their accuracy;

•	the Company’s possession of all permits necessary for the ownership, leasing and operation of each of our properties, including our compliance with and the validity of all such permits;

•	possession of all required exemptions, approvals, certifications, registrations and authorizations from all applicable regulatory authorities with respect to Company pharmaceutical products;

•	the preparation of financial statements contained in our SEC filings in accordance with U.S. GAAP in all material respects, applied on a consistent basis throughout the periods presented except as otherwise noted therein, and the absence since December 31, 2013 of any material changes to our accounting practices or policies applied in the preparation of our financial statements;

•	our SEC filings since December 31, 2013 and the compliance of such filings with applicable laws and regulations;

•	the absence of notice from the SEC or any other governmental authority of any outstanding or unresolved comments, or any ongoing review or investigation by the SEC;

•	the absence of any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of our subsidiaries;

•	our compliance in all material respects with all current listing and corporate governance requirements of NASDAQ;

•	the absence of any untrue statements of material fact (or omission of material facts) contained in this proxy statement, and the compliance of this proxy statement in all material respects with applicable requirements under the Exchange Act;

•	the absence since December 31, 2016 of material adverse effect on the Company or which would require the consent of Holdco under the merger agreement, and the conduct of business in the ordinary course since December 31, 2016;

•	the absence of certain material undisclosed liabilities, except for those reflected on the consolidated balance sheet as of December 31, 2016 or incurred in the ordinary course of business consistent with past practice since December 31, 2016, or permitted by (or incurred pursuant to) the express terms of the merger agreement;

•	the absence of certain legal proceedings against the Company or any of its subsidiaries, including any suits, actions, claims, arbitration or any governmental or administrative audits, inquiries, investigations, or orders;

•	tax matters, including the absence of any undisclosed noncompliance with respect to any material tax returns required to be filed with tax authority, or with respect to any material taxes due and payable (except for taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP);

•	valid leasehold interest in in leased property, leased free and clear of all encumbrances, other than permitted encumbrances and valid ownership interest in all of the owned material tangible property;

•	environmental matters, including the absence of hazardous substances on the Company leased properties and compliance with all applicable environmental laws;

•	the provision of true, complete and correct copies of certain material contracts and the absence of defaults under, and the validity and enforceability of, certain material contracts;

•	certain matters relating to employee benefit plans of the Company and its subsidiaries, including the provision to Holdco of true and correct copies of the Company’s employee benefit plans and documents related thereto, the operation of the Company’s employee benefit plans in material compliance with applicable laws;

•	certain labor and employment matters relating to the Company and its subsidiaries, including the Company’s compliance with all applicable laws, except where the failure would not result in a Company material adverse effect, respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, employment misclassification, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, and the absence of any labor disputes or collective bargaining agreements to which the Company or any of our subsidiaries is a party;

•	intellectual property and related matters, including reasonable steps taken to protect and maintain our respective rights to the Company’s intellectual property;

•	insurance policies, including the compliance of the Company and its subsidiary in all material respect with the terms and conditions of all such policies;

•	the inapplicability of any U.S. anti-takeover law, statute or regulation to the merger agreement or the transactions contemplated thereby;

•	the sufficiency of the approval of the Company’s stockholders to approve and adopt the merger agreement;

•	receipt of a fairness opinion from Lazard Frères & Co. LLC;

•	the absence of any amounts payable to or receivable from or advances by the Company or any Company or our subsidiaries and any current or former officer, director or affiliate of the Company or our subsidiaries;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any implied representations or warranties.

Company Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any event, occurrence, change, development or effect, individually or in the aggregate, that: (a) is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of us and any of our subsidiaries, taken as a whole, or (b) would prevent us from consummating the merger or the other transactions contemplated by the merger agreement, excluding, in the case of (a) above:

(i)	general economic conditions (or changes therein) globally, in the U.S. or in the PRC;

(ii)	financial or security market fluctuations or conditions (including exchange rate or interest rate changes globally, in the U.S. or in the PRC);

(iii)	changes in or events affecting generally the industries in which we and our subsidiaries operate;

(iv)	any change in U.S. GAAP or applicable law first arising after the date of the merger agreement applicable to the industries in which the Company and the Company subsidiaries operate;

(v)	any change in customer or supplier relationships arising directly or indirectly from the announcement or pendency of the merger agreement and the transactions contemplated thereby;

(vi)	changes in the market price or trading volume of the shares of common stock on NASDAQ (it being understood, however, that this exception will not apply to the underlying causes giving rise to or contributing to any such change or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii)	any failure by us to meet any estimates or outlook of revenues or earnings or other financial projections (it being understood, however, that the exception will not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii)	natural disasters;

(ix)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of the merger agreement;

(x)	compliance by us with the terms and conditions of the merger agreement;

(xi)	any action taken by us at the written request or with the written consent of Holdco; or

(xii)	any claim, action, suit, arbitration or proceedings arising directly or indirectly from the announcement or pendency of the merger agreement or the transactions contemplated thereby.

In the case of the foregoing clauses (i), (iii), (viii), each such clause will be exempted from the above exceptions to the extent we and our subsidiaries, taken as a whole, are disproportionately affected by such matters as compared with other participants in the industries in which we and our subsidiaries operate.

Representations and Warranties of Holdco and Merger Sub

The merger agreement also contains customary representations and warranties made by Holdo and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Holdco and Merger Sub relate to, among other things:

•	the due organization, valid existence, good standing and authority of Holdco and Merger Sub to carry on their businesses in their respective jurisdictions;

•	their corporate power and authority related to the merger agreement, including their power and authority to execute and deliver the merger agreement, to perform their obligations thereunder and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	governmental requirements in connection with the merger and the merger agreement;

•	their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, any defaults, terminations, cancellations, payments, accelerations or revocations under any material agreements or the creation of liens or encumbrances on any of their property or assets;

•	the absence of any untrue statements or omissions of material facts supplied by the Holdco or Merger Sub for inclusion in this proxy statement;

•	the absence of any suit, action, proceeding, investigation, or court or governmental order pending against Holdco or Merger Sub that would reasonably be expected to have a material adverse effect on Holdco or Merger Sub;

•	the debt financing for the merger, including the delivery and effectiveness of debt commitment letter and equity commitment letters, pursuant to which certain financing sources and sponsors have committed to contribute certain amounts in connection with the merger;

•	enforceability of financing documents and rollover agreement;

•	sufficiency of funds available to Holdco to pay the merger consideration and other amounts required to be paid in connection with consummation of the merger;

•	the absence of any reasons to believe that any of the conditions to the funding of the financing will be not satisfied or that financing will not be available to Holdco at the closing;

•	the absence of any contingency relieving Holdco or Merger Sub of its obligations under the merger agreement to pay the merger consideration;

•	the absence of any ownership of shares of the Company’s common stock by Holdco or Merger Sub, except as the result of the merger agreement, the rollover agreement and as disclosed in the beneficial ownership reports on Schedule 13D by the rollover holder;

•	the absence of any business activities conducted by Merger Sub, or any liabilities or obligations incurred by Merger Sub, apart from the transactions contemplated by the merger agreement and the debt commitment letter;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any implied representations or warranties and the disclaimer of any other representations or warranties not described in the merger agreement.

Except as set forth in the merger agreement, the representations and warranties in the merger agreement of each of the Company, Holdco and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we agreed that, from the date of the merger agreement to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, without the prior written consent of Holdco (which consent will not be unreasonably withheld, delayed or conditioned), except as listed in the company disclosure letter, otherwise expressly permitted by or expressly provided for in the merger agreement or as may be required by applicable law, we will, and we will cause each of our subsidiaries to, conduct our business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve substantially intact our business organization and preserve in all material respects our relationships with our material customers, suppliers, vendors, licensors and licensees.

We further agreed that, except as listed in the Company disclosure letter, otherwise expressly permitted by or expressly provided for in the merger agreement or as may be required by applicable law, from the date of the merger agreement to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, without the prior written consent of Holdco (which consent will not be unreasonably withheld, delayed or conditioned), we will not and will not permit any of our subsidiaries to:

•	make changes to our organizational documents;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any of our capital stock or other equity interests, except for any dividend or distribution by a direct or indirect wholly-owned subsidiary of the Company to us or to any of our subsidiaries;

•	merge or consolidate with any other person or acquire any assets in an amount in excess of $3.0 million in the aggregate from or any equity or debt securities or other equity interests in any other person; provided, however, that the foregoing restriction will not apply to any expenditures permitted the merger agreement or any trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice;

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sell, assign, transfer, lease, license, subject to an encumbrance (other than a permitted encumbrance) or otherwise surrender, relinquish or dispose of any assets or property, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments delivered or made available to Holdco prior to the date of the merger agreement or (iii) in an amount not in excess of $3.0 million in the aggregate;

•	(i) issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities other than issuances of shares of common stock upon the exercise of stock options or rights under the ESPP, or upon the settlement of RSUs or PRSUs; (ii) split, combine, adjust or reclassify any shares, stock or other equity interests of the Company or any Company subsidiary; or (iii) purchase or redeem any shares of capital stock of the Company or any Company subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (A) pursuant to commitments in effect as of the date hereof, (B) in connection with withholding to satisfy tax obligations with respect to stock options, RSUs or PRSUs, (C) acquisitions in connection with the forfeiture of equity awards, or (D) acquisitions in connection with the net exercise of stock options;

•	incur or assume any indebtedness, increase any existing lines of credit or other credit facilities or make any loans, advances or capital contributions to, or investments in, any person, other than any indebtedness, loan, advance, capital contribution or investment solely by and among the Company and its wholly-owned subsidiaries;

•	(i) increase in any material manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, or employees of the Company or any Company subsidiaries, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or any Company subsidiaries, other than, in the case of either of (i) or (ii), (A) as required pursuant to applicable law or the terms of any company benefit plan, international benefit plan, employment agreement or other employee benefit plan, agreement or arrangement in effect on the date of the merger agreement or (B) increases in salaries, wages and benefits of employees made as a result of promotions in the ordinary course of business, in connection with merit increases in the ordinary course of business, and/or otherwise in the ordinary course of business (provided that payment by the Company or any Company subsidiary of any bonus pursuant to the Company’s or Company subsidiary’s current plan for fiscal year 2017 that was made available to Holdco shall not be deemed a violation of the merger agreement), (iii) establish, adopt, enter into, amend, modify or terminate any company benefit plan, except as required by applicable law, (iv) grant any rights to severance or termination pay to, or enter into any severance, change-in-control or other similar agreement with, any director, officer or other employee of the Company or any Company subsidiary, or (v) hire or terminate by the Company or any Company subsidiary any employee with an annual base salary of $200,000 or more, or any director, officer or consultant with an annual base compensation of $200,000 or more;

•	change any method of accounting or accounting principles or practices followed by the Company or any Company subsidiary, except for any such change required by a change in U.S. GAAP;

•	pay, discharge, settle, agree to settle or satisfy any litigation (other than any litigation in connection with the merger agreement or the transactions contemplated thereby), arbitration, proceeding, claim, liability or obligation, other than any payment, settlement, discharge or satisfaction in an amount not in excess of $500,000 individually or $1,500,000 in the aggregate;

•	terminate, cancel, modify or amend any insurance coverage maintained by the Company or any Company subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

•

(i) enter into any contract that would have been a “Company Contract” if it had been entered into prior to the date of the merger agreement other than company contracts with insurance coverage entered into in the ordinary course of business consistent with past practice or (ii) amend on terms materially adverse to the Company, cancel or terminate any company contract or any contract that would have been a “Company Contract” if it had been entered into prior to the date of the merger agreement;

•	make or authorize any new single capital expenditure in excess of $500,000 or capital expenditures in excess of $2,000,000 in the aggregate;

•	make, or change or cause or permit to be made or changed, any material tax election, amend any material tax return, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment or compromise or settle any material tax liability that would affect the Company or any of the Company subsidiaries after the closing date;

•	transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside of the United States if any material U.S. withholding or income taxes would be incurred in connection with such repatriation, in each case with respect to the Company or any of the Company subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction involving the Company or any of the Company subsidiaries (other than the merger);

•	grant, amend, waive, modify, sell, assign, transfer, license, permit to lapse or become abandoned, or otherwise dispose of any Company IP that is material to the conduct of the business of the Company or any Company subsidiary, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

•	engage in the conduct of any new line of business material to the Company and the Company subsidiaries, taken as a whole;

•	divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of the Company subsidiaries; or

•	commit to do any of the foregoing.

Access and Information

Under the merger agreement upon reasonable prior notice and subject to applicable law relating to the exchange of information, we agreed to and agreed to cause the Company subsidiaries to, afford to Holdco and its representatives reasonable access during normal business hours and upon reasonable prior notice and without undue disruption of normal business activity to the books, records, personnel and facilities of the Company and furnish reasonably promptly to Holdco such information concerning the business, properties, contracts, assets, and liabilities and other aspects of the Company and its subsidiaries as Holdco or its representatives may reasonably request; provided that (i) the Company and the Company subsidiaries shall not be obligated to provide access to (A) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client or other privilege with respect to such information, (B) any information that would result in a breach of an agreement to which the Company or any of the Company subsidiaries is a party, (C) any information that, in the reasonable judgment of the Company, would violate any applicable law or any request or requirement of any governmental entity, or may cause significant harm to the Company or its subsidiaries if the merger were not consummated, (D) any documents prepared in connection with the consideration of an alternative transaction proposal or (E) materials prepared in connection with the Company board’s consideration of the merger (unless otherwise required to be furnished pursuant to the merger agreement or applicable law) (it being agreed that, in the event that the restrictions of this clause (i) apply, the Company and the Company subsidiaries shall provide Holdco with a reasonably detailed description of the information not provided and the Company and Holdco shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Holdco to evaluate any such information without violating the applicable privilege or breaching the

Company’s obligation to any third party), (ii) no investigation pursuant to the merger agreement shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the merger and the other transactions contemplated by the merger agreement, and (iii) the Company and the Company subsidiaries shall not be required to conduct, or permit Holdco or any of its representative to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company leased property. Holdco agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to the merger agreement for any competitive or other purpose unrelated to the consummation of the merger. Holdco shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) business days prior written notice thereof.

Stockholders Meeting

We agreed, subject to our organizational documents and applicable law, as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement, duly call, give notice of, convene and hold the meeting of our stockholders for the purpose of seeking the approval of our stockholders of the merger agreement and the consummation of the transactions contemplated by the merger agreement. We must use our reasonable best efforts to (i) cause the proxy statement to be mailed to our stockholders and to hold the meeting of our stockholders as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement and (ii) to solicit our stockholders to approve and adopt the merger agreement and approve the merger and the consummation of the transactions contemplated by the merger agreement and notify Holdco of any material updated as to such solicitation. We may not adjourn, postpone or recess the meeting of our stockholders without the prior written consent of Holdco but we must adjourn, postpone or recess the meeting as directed by Holdco in order to obtain a quorum or solicit additional votes to approve and adopt the merger agreement and approve the merger (so long as such meeting is not adjourned, postponed or recessed to a date on or after the termination date). In addition to the foregoing, we agreed not to submit to the vote of our stockholders any alternative transaction proposal other than the merger.

We also agreed that the Board of Directors will recommend to our stockholders that they vote their shares in favor of the merger and to include such recommendation in the proxy statement, except to the extent that our Board of Directors makes an adverse recommendation change as permitted by the merger agreement as discussed under “Proposal No.  1 The Merger Agreement — Go-Shop; Alternative Transaction Proposal; Recommendation Change.”

Go-Shop; Alternative Transaction Proposal; Recommendation Change

The following defined terms from the merger agreement relate to the matters set forth in this section:

The merger agreement defines “alternative transaction proposal” to mean any inquiry, proposal or offer from any person (whether or not in writing) relating to: (i) any direct or indirect acquisition, of assets of the Company or the Company subsidiaries (including any voting equity interests of Company subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the consolidated assets of the Company and the Company subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition) or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable; (ii) direct or indirect acquisition of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities; (iii) any tender offer or exchange offer or any other transaction in which any person (or the stockholders of any person) or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities; (iv) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of the Company subsidiaries; or (v) any combination of the foregoing, in each case, other than the merger and the other transactions contemplated by the merger agreement.

The merger agreement defines “superior proposal” to mean a bona fide written alternative transaction proposal made after the date of the merger agreement, including any amendment or modification of such alternative transaction proposal, having terms which the Company board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction that, if consummated, would be more favorable from a financial point of view to holders of shares of common stock than the merger, taking into account all of the terms and conditions of such alternative transaction proposal including all financial, regulatory and legal conditions to consummation and other aspects of such proposal; provided, however¸ that, for purposes of the definition of “superior proposal,” the term “alternative transaction proposal” shall have the meaning assigned to such term, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%)”; provided, further, that any such alternative transaction proposal shall not be deemed to be a “superior proposal” if the consummation of the transaction contemplated by such proposal is conditional upon (x) the completion of any due diligence review or investigation of the Company or any of the Company subsidiaries by, and to the satisfaction of, the Person making such proposal (which, for the avoidance of doubt, shall not include the inclusion of a customary “access to information” covenant in any documentation for such transaction) or (y) the obtaining and/or funding of any financing required to consummate the transaction contemplated by such proposal (other than any repatriation or use of the Company’s cash similar to that provided in the merger agreement).

During the period beginning on the June 7, 2017 and continuing until 11:59 p.m. (New York City time) on August 6, 2017, we and our subsidiaries may, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other representatives of the Company:

1. actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) any alternative transaction proposal, and

2. enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may be expected to lead to, an alternative transaction proposal, and in connection with such efforts, we may authorize our or any of our subsidiaries’ officers, directors, employees, agents or other representatives (including any investment banker, attorney or accountant retained by the Company or by any of the subsidiaries of the Company), directly or indirectly, to initiate, solicit, encourage or otherwise facilitate (whether publicly or privately) efforts by any person or group to decide whether to make an alternative transaction proposal.

During the go-shop period, we may provide non-public information about the Company and its subsidiaries to prospective acquirers, but we will not provide, or authorize anyone to provide, non-public information about the Company or any of its subsidiaries to a prospective acquirer unless the prospective acquirer enters into an acceptable confidentiality agreement with us. If we provide to any prospective acquirer non-public information about the Company or any of its subsidiaries that the Company has not provided to Holdco, we will promptly provide that non-public information to Holdco.

If at any time during the transaction solicitation period, our board receives a bona fide written alternative transaction proposal from a prospective acquirer, then, as promptly as practicable, and in any event within 48 hours, after the Company receives such alternative transaction proposal, we will inform Holdco about such alternative transaction proposal, including the identity of the prospective acquirer and a reasonably detailed description of its material terms. After the end of the go-shop period, except as may relate to any excluded party, we shall not, nor shall we authorize or permit any of our representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate any alternative transaction proposal or any inquiry or proposal that constitutes or would reasonably be expected to result in an alternative transaction proposal, (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any non-

public information with respect to, or cooperate in any way with any person (whether or not a person making an alternative transaction proposal) with respect to any alternative transaction proposal or any inquiry or proposal that would reasonably be expected to result in an alternative transaction proposal, (iii) approve or recommend any alternative transaction proposal, (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any alternative transaction proposal, (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder or (vi) propose, agree or publicly announce an intention to do any of the foregoing. After the end of the go-shop period, except as may relate to any excluded party, we shall, and shall cause our representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any person conducted heretofore with respect to any alternative transaction proposal, or any inquiry or proposal that may reasonably be expected to result in an alternative transaction proposal, and request the prompt return or destruction of all confidential information previously furnished.

If in response to a bona fide written alternative transaction proposal, our board or any committee thereof determines in good faith (after consultation with its outside legal and financial advisors) that such alternative transaction proposal is, or is reasonably likely to result in, a superior proposal, then we may, prior to (but not after) the receipt of the Company stockholder approval: (x) furnish information (including non-public information) with respect to the Company and the Company subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an acceptable confidentiality agreement; provided that a copy of all such information not previously provided to Holdco (or its Representatives) is provided to Holdco promptly after it is provided to such person, and (y) participate in discussions or negotiations with the person making such alternative transaction proposal (and its representatives) regarding the terms of such alternative transaction proposal; provided that, as promptly as practicable, and in any event within 48 hours, after we receive such alternative transaction proposal, we will inform Holdco about such alternative transaction proposal, including the identity of the prospective acquirer and a reasonably detailed description of its material terms and provided further, that prior to the receipt of the Company stockholder approval, the Company will be permitted to take any of the actions described in clauses (x) and (y) to any excluded party.

Our board may, prior to (but not after) receipt of the Company stockholder approval, make an adverse recommendation change if (i) in response to an unsolicited bona fide written alternative transaction proposal or a bona fide written alternative transaction proposal received during the transaction solicitation period or with respect to an excluded party (but only as long as such party remains an excluded party), in response to a bona fide written alternative transaction proposal received any time prior to receipt of the Company stockholder approval, our board determines (after consultation with its outside legal and financial advisors) that such bona fide written alternative transaction proposal constitutes a superior proposal or (ii) an intervening event has occurred, and in either case, following consultation with outside legal counsel, our board determines that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that the Company shall not be entitled to exercise its right to make an adverse recommendation change until after the fifth (5th) Business Day following Holdco’s receipt of written notice from us advising Holdco that our board intends to take such action, which notice shall (A) if made in connection with a superior proposal, include the terms and conditions of any superior proposal that is the basis of the proposed action by our board and the identity of the party making such superior proposal, and, if applicable, a copy of all of the relevant proposed transaction agreements and any other documents provided by the party making such superior proposal, including the then-current form of the definitive acquisition agreement with respect to such superior proposal and (B) if made in connection with an intervening event, provide reasonable details regarding such intervening event; provided, further, that, in the event of our notice of recommendation change in respect of a superior proposal, if there are any material revisions to the superior proposal, we shall deliver a new written notice to Holdco and comply with the above requirements with respect to such new written notice.

At the written request of Holdco, we shall, and shall cause our outside legal counsel and financial advisor to, during the recommendation change notice period and prior to any adverse recommendation change, negotiate with Holdco in good faith to make such adjustments in the terms and conditions of the merger agreement and the financing documents so that (i) in the event of a Company notice of recommendation change in respect of a superior proposal, the superior proposal would no longer constitute a superior proposal or (ii) in the event of a Company notice of recommendation change in connection with an intervening event, such adverse recommendation change would no longer be necessary to comply with our board’s fiduciary duties to our stockholders under applicable law, and, in each case as applicable, in the event Holdco agrees to make such adjustments to the merger agreement and the financing documents, no adverse recommendation change shall be made.

On June 9, 2017 Lazard began contacting third parties who might be potentially interested in acquiring the company in accordance with the “go-shop” provisions of the Merger Agreement. As of the date of the filing of this proxy statement, the Company received requests for information from Party A and Party C.

Party A entered into a confidentiality agreement with the Company and was granted access to an electronic data room containing due diligence materials. As of the date of the filing of this proxy statement, Party A is continuing with its due diligence review of the Company.

Party C submitted a preliminary non-binding proposal to acquire all of the outstanding shares of the Company at a price of $12.00 per share of Company common stock, intended to be financed through a combination of equity and debt financing to be arranged. Subsequently Party C entered into a confidentiality agreement with the Company and was granted access to an electronic data room containing due diligence materials. As of the date of the filing of this proxy statement, Party C is continuing with its due diligence review of the Company.

Filings; Other Actions; Notification

We and Holdco and Merger Sub each agreed to use our reasonable best efforts to:

•	obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary notifications to and filings and submissions with, any governmental entity pursuant to applicable law or any third party as set forth in the schedules to the merger agreement;

•	(A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a governmental entity or any third party, and (B) avoid the entry of, or to effect the dissolution, lifting or rescinding of, any injunction, stay, restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

•	cooperate with each other in (A) determining which filings or responses to requests for additional information or documentary material from a governmental entity are required to be made prior to the effective time with, and which registrations, consents, approvals, permits, notices or authorizations are required to be obtained prior to the effective time from, governmental entities or third parties in connection with the execution and delivery of the merger agreement and related agreements and consummation of the transactions contemplated thereby and thereby and (B) timely making all such filings and responses and timely seeking all such consents, approvals, permits, notices or authorizations; and

•	take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

We and Holdco agreed to give the other party the opportunity to participate in any discussions, negotiations or other proceedings and attend any meetings with or before a governmental entity relating to the merger agreement or the transactions contemplated thereby to the extent not prohibited by applicable law. Neither Holdco nor the Company shall permit any of its representatives to participate in any meeting with any governmental entity in respect of any filings, investigation, proceeding or other matters related to the merger agreement or the transactions contemplated thereby unless, to the extent permitted by applicable law, it consults with the other party in advance. Each of Holdco and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent permitted by applicable law, promptly inform the other party of any communication from any governmental entity regarding the merger agreement and the transactions contemplated thereby. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental entity, each of Holdco and Merger Sub, on the one hand, and the Company, on the other hand, shall provide the other party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of such other party with respect to, all material written communications with a governmental entity regarding the merger or any other transactions contemplated by the merger agreement.

Employee Benefits Matters

As of the effective time, Holdco shall, or shall cause the surviving corporation and its subsidiaries to, assume and honor the obligations and succeed to the rights of the Company under each employment, change in control, severance, and retention plan, agreement or arrangement pursuant to the terms thereof. Holdco and Merger Sub acknowledge and agree that the merger shall constitute a change of control, change in control, change in effective control or change in ownership, as applicable, under the incentive agreements.

Nothing in the Merger Agreement confers any rights, benefits, remedies, obligations or liabilities upon any person other than the parties to the merger agreement and their respective successors and assigns. Nothing in the merger agreement will (i) amend or be deemed to amend any Company benefit plan or (ii) limit in any way Holdco’s ability to amend or terminate any Company benefit plan at any time.

Indemnification and Insurance

From and after the effective time, the surviving corporation will (i) indemnify and hold harmless each person who was, is at the date of the merger agreement or becomes during the period from the date of the merger agreement through the closing date a director or officer of the Company or any of our subsidiaries (which we refer to herein collectively as the indemnified parties), in each case, to the fullest extent authorized or permitted by applicable law, in connection with any claim arising out of acts or omissions occurring at or before the effective time (including with respect to any acts or omission occurring in connection with the approval and adoption of the merger agreement and consummation of the transaction contemplated by the merger agreement, including the consideration, approval and adoption of the merger agreement and the process undertaken in connection therewith and any claim relating thereto) and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten business days after any request for advancement, advance to each of the indemnified parties, to the fullest extent authorized or permitted by applicable law, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification or advancement.

The surviving corporation agreed not to settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification has been or could be sought by such indemnified party, unless such settlement, compromise or judgment includes an unconditional release of such indemnified party from all liability arising out of such claim and does not include an admission of fault or wrongdoing by any indemnified party, or such indemnified party otherwise consents thereto.

The surviving corporation will cause its and its subsidiaries organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the indemnified parties than those set forth in those of the Company and any of our subsidiaries as of the date of the merger agreement, which provisions thereafter will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of any indemnified parties.

Prior to the effective time, the Company will purchase a six-year “tail” prepaid, non-cancelable policy on the Company’s current directors’ and officers’ liability insurance, provided that the Company will not pay, and Holdco and the surviving corporation will not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year. The surviving corporation will (and Holdco will cause the surviving corporation to) maintain such “tail” policy in full force and effect. If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the effective time and ending on the sixth anniversary of the effective time, the surviving corporation will (and Holdco will cause the surviving corporation to) maintain in effect the directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the directors’ and officers’ liability insurance, on terms with respect to the coverage, retention and amounts that are equivalent to those of the directors’ and officers’ liability insurance, and with an insurance company with the same or better credit rating as the insurance company providing the current directors’ and officers’ liability insurance.

The indemnified parties, together with their respective heirs and legal representatives, have the right to enforce the provisions of the merger agreement relating to their indemnification.

Financing of the Merger

The Buyer Consortium’s obligation to complete the merger is not conditioned on the Buyer Consortium’s receipt of any financing. Buyer Consortium expects to fund amounts needed to acquire the Company under the merger agreement through a combination of equity financing to be provided by the Buyer Consortium and debt financing expected to be arranged by China Minsheng Banking Corp., Ltd.

In connection with the entry into the merger agreement, the Buyer Consortium delivered to us copies of a debt commitment letter, dated May 29, 2017, from China Minsheng Banking Corp., Ltd and equity commitment letters, each dated June 7, 2017 from GL China Opportunities Fund II L.P., GL China Opportunities Fund II (Canada) L.P., BOCGI, CDH Fund V, L.P., Ascendent Capital Partners II, L.P. and Mr. Weihang Zhu respectively, pursuant to and subject to the terms and conditions of which, the financing sources have committed to finance the amounts set forth therein, which amounts will be sufficient to enable the Holdco and Merger Sub to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

In accordance with the equity commitment letters, GL China Opportunities Fund II L.P. and GL China Opportunities Fund II (Canada) L.P. will contribute $60 million, BOCGI will contribute $49 million, CDH Fund V, L.P. will contribute $61 million, Ascendent Capital Partners II, L.P. will contribute $60 million, and Weihang Zhu will contribute $31 million. All contributions will be made in exchange for, directly or indirectly, newly issued ordinary shares of Holdco, which will further use such amounts to fund a portion of the merger fund and other amounts required to be paid by Holdco pursuant to the merger agreement to consummate the merger and related fees and expenses.

The debt commitment letter from China Minsheng Banking Corp., Ltd. provides for a senior secured term loan facility in the original principal amount of up to US$220 million to be made available for a single drawing on the closing date.

If requested by Holdco, Company has also agreed that Holdco may apply up to $113 million in available cash of the Company toward the payment of the merger fund, which together with the debt and equity commitment amounts will be sufficient to enable the Holdco and Merger Sub to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

Under the merger agreement, Holdco and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to arrange the debt financing in a timely manner including to (i) maintain in full force and effect the debt commitment letter, (ii) satisfy, or cause its representatives to satisfy, on a timely basis all conditions in the debt commitment letter that are within their respective control, other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under the merger agreement, (iii) fully enforce its rights under the debt commitment letter, (iv) negotiate and execute a definitive debt financing agreement substantially on the terms set out in the debt commitment letter and (v) assuming all conditions precedent in the debt commitment letter have been satisfied, draw upon and consummate the debt financing at or prior to the closing.

If Holdco or Merger Sub becomes aware that any portion of the debt financing has become unavailable on the terms and conditions contemplated in the debt commitment letter or is reasonably likely to be unavailable, (A) Holdco shall promptly so notify the Company, and (B) each of Holdco and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Holdco and Merger Sub than those contained in the debt commitment letter, in an amount sufficient, when added to the equity financing and available cash, to consummate the merger and the other transactions contemplated by the merger agreement, and to enter into new definitive agreements with respect to such alternative debt financing and Holdco shall deliver to the Company as promptly as practicable (and no later than two business days) after such execution, a true and complete copy of each such alternative debt financing document (except for customary engagement letters or fee letters that do not affect the conditionality of such alternative debt financing documents; in the case of engagement letters or fee letters that affect the conditionality of such alternative debt financing documents, fee amounts, pricing caps and certain economic and flex terms may be redacted to the extent that they do not adversely affect the amount or availability of the debt financing or include any additional conditions to funding).

Neither Holdco nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any debt financing document without our the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the debt financing or (ii) impose new or additional conditions to the debt financing or otherwise expand, amend or modify the debt financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Holdco or Merger Sub to consummate the merger or (B) adversely impact in any material respect the ability of Holdco or Merger Sub to enforce its rights against the other parties to any debt financing document.

Holdco shall (i) prior to the closing, give the Company prompt notice (A) upon becoming aware of any breach of any provision of, or termination by any party to, any debt financing document, or (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any debt financing document, and (ii) prior to the closing, otherwise keep the Company informed on a reasonably current basis of the status of Holdco and Merger Sub’s efforts to arrange the debt financing or alternative debt financing.

Each of Holdco and Merger Sub shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the equity financing, including by (i) maintaining in effect the equity commitment letters, (ii) complying with its obligations under the equity commitment letters, (iii) satisfying on a timely basis all conditions applicable to Holdco or Merger Sub in such equity commitment letters that are within its control, if any, and (iv) enforcing its rights under the equity commitment letters, in each case in accordance with the terms of the merger agreement and the equity commitment letters.

Prior to the closing, we agreed to use reasonable best efforts to cause each of the Company subsidiaries to, provide such cooperation as may be reasonably requested by Holdco in connection with the arrangement of the debt financing, or if applicable, the alternative debt financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and the Company subsidiaries).

We and our subsidiaries are not required in connection with any debt financing, (x) to pay any commitment or other similar fee prior to the effective time, (y) to incur any expense unless such expense is reimbursed by Holdco promptly after incurrence thereof, or (z) to take, or commit to taking, any action that is not contingent upon the closing or would subject it to actual or potential liability prior to the effective time. Holdco shall promptly, upon the termination of the merger agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and the Company subsidiaries and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by us in connection with the arrangement of the debt financing, or if applicable, the alternative debt financing, and any information used in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, the Company subsidiaries or any of their respective representatives.

Bulletin 7

We agreed with Holdco that the transactions contemplated by the merger agreement shall not be deemed as an indirect transfer of PRC assets taxable under Bulletin 7 and other related PRC Tax applicable law and neither party shall file a report with any PRC taxing authority based on such rules. Holdco and the Company agreed that no amounts will be deducted or withheld from the merger consideration in connection with Bulletin 7 and that any amounts due (including interest and penalties) pursuant to Bulletin 7 will be the sole obligation of Holdco.

Conditions to the Merger

The respective obligations of the Company, Holdco and Merger Sub to consummate the merger are subject to the satisfaction or waiver at or prior to the completion of the merger of the following conditions:

•	no order issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement (which we refer to herein as an injunction) will be in effect and no applicable law will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or otherwise prevents or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	the approval of the merger agreement by the holders of at least a majority of the shares of our outstanding common stock entitled to vote in accordance with the DGCL to consummate the transactions contemplated by the merger agreement.

The Company’s obligation to effect the merger is also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company in writing at or prior to the effective time of the following additional conditions:

•	each of the representations and warranties of Holdco and Merger Sub contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the closing, as though made on and as of the closing and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or material adverse effect set forth in such representations and warranties), individually or in the aggregate, has not had a material adverse effect;

•	each of Holdco and Merger Sub will have performed or complied with, in all material respects, its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time; and

•	Holdco will have delivered to the Company a certificate, dated as of the closing date, signed by an officer of Holdco and certifying as to the satisfaction of the conditions with respect to the representations and warranties and performance of obligations of Holdco and Merger Sub.

The obligations of Holdco and Merger Sub to effect the merger are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Holdco in writing at or prior to the effective time of the following additional conditions:

•	each of the representations and warranties of the Company contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the closing, as though made on and as of the closing and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), has not had a material adverse effect; provided, however, that as of the closing, as though made on and as of the closing (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company regarding corporate status, certain of the representations and warranties regarding authority for agreements and representations and warranties regarding Company stockholder approval will be true and correct in all material respects, and (y) the representations and warranties of the Company regarding capitalization will be true and correct in all respects, except for any de minimis inaccuracy;

•	the Company will have performed or complied with, in all material respects, its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time;

•	If and to the extent requested by Holdco, offshore cash will have been transferred and held unencumbered in the United States by the Company or Merger Sub as unrestricted cash in bank accounts registered in the name of the Company or Merger Sub;

•	since the date of the merger agreement, there will not have occurred any change, event, circumstance, development or effect that has had or constitutes a Company material adverse effect;

•	the Company will have delivered to Holdco a certificate, dated as of the closing date, signed by an officer of the Company and certifying as to the satisfaction of the conditions with respect to the representations and warranties, the performance of obligations the Company, transfer of offshore cash and no material adverse effect; and

•	the Company will have delivered to Holdco a certification, dated no more than thirty days prior to the closing date and signed by a responsible officer of the Company, reasonably acceptable to Holdco, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

Termination

We and Holdco may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	By either Holdco or us if the merger has not been consummated on or before the date that is five months after the date of the merger agreement unless otherwise extended in writing by us and Holdco

(which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing, and so long as all of the other closing conditions have been satisfied as described in “Proposal No. 1 The Merger Agreement – Conditions to the Merger”); provided that the right to terminate the merger agreement pursuant to this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the closing to occur on or before such date;

•	by either Holdco or us, if any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger;

•	by either Holdco or us, if our stockholders fail to approve and adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement prior to the termination date;

•	by Holdco, if our Board of Directors fails to recommend the merger and the approval of the merger agreement by our stockholders, or if our Board of Directors makes an adverse recommendation change;

•	by Holdco, if there is a breach or inaccuracy of any of the representations or warranties made by us, or if we fail to perform or comply with any of our covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the five-month anniversary of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing) or the date that is thirty calendar days following the receipt by us of written notice from Holdco of such breach, inaccuracy or failure to perform or comply, provided that Holdco or Merger Sub is not then in breach of a representation, warranty, covenant or agreement that would give rise to a failure of a condition under the merger agreement;

•	by Holdco, if we materially breach our obligations regarding our go-shop rights and our obligations not to solicit alternative transaction proposals;

•	by us, if there is a breach or inaccuracy of any of the representations or warranties made by Holdco or Merger Sub, or if Holdco or Merger Sub fails to perform or comply with any of their covenants or agreements, in the merger agreement which breach, inaccuracy or failure to perform or comply would give rise to the failure of a condition set forth in the merger agreement that is incapable of being cured prior to the earlier of the five-month anniversary of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing) or the date that is thirty calendar days following the receipt by Holdco of written notice from us of such breach, inaccuracy or failure to perform or comply;

•	by us, if prior to the adoption of the merger agreement by our stockholders, in the event our Board of Directors determines in good faith that the failure to enter into a definitive agreement relating to a superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and concurrently with or immediately following such termination we enter into a definitive agreement relating to such superior proposal and pay the fee due under the provision relating to termination fees; provided, however, that we otherwise complied in all material respects with our obligations related to the solicitation of alternative transaction proposals and adverse recommendation changes;

•	by us, if Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to any reason other than (i) failure to receive any approvals required of any governmental entity or (ii) failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger;

•	by us, if Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to failure to receive any approvals required of any governmental entity (provided that termination due to failure to obtain equity financing or debt financing will not be deemed to be a termination due to failure to receive regulatory approvals regardless of whether any approvals may be required by a government entity and not obtained), if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger; and

•	by us, if Holdco and Merger Sub fail to complete the merger by the termination date (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing), due to failure of the debt financing or alternative debt financing to be funded, if (i) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived and (ii) we have irrevocably committed in writing that we are prepared to and able to effect the merger.

In addition, we would have had the right to terminate the merger agreement if Holdco did not deposit an additional $24.3 million1 into the escrow account described below within twenty-one days of the date of the merger agreement. This additional amount was deposited into the escrow account on June 22, 2017, and this termination right therefore did not become exercisable.

Company Termination Fee, Holdco Termination Fee and Escrow for Holdco Termination Fee

In certain circumstances, when the merger agreement is terminated we may be required to pay Holdco a termination fee in the amount of approximately $15.8 million or $7.9 million (depending on the ground for termination).

The termination fee in the amount of $15.8 million would be payable in the following circumstances:

•	if (x) prior to the holding of the meeting of our stockholders to vote on the proposal to approve and adopt the merger agreement and approve the merger, an alternative transaction proposal is publicly made or otherwise communicated to our senior management or Board of Directors, and (y) while such alternative transaction proposal is still pending, the merger agreement is terminated pursuant to the termination provisions relating to (i) our stockholders failing to approve and adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; (ii) our breaching our representations or warranties or our failure to perform or comply with any of our covenants or agreements under the merger agreement or (iii) our materially breaching our obligations not to solicit alternative transaction proposals, and (z) within 12 months of such termination we enter into a definitive agreement to consummate the aforementioned alternative transaction proposal or such alternative transaction proposal is consummated;

•	if the merger agreement is terminated by Holdco pursuant to the termination provision relating to our Board of Directors failing to recommend that our stockholders approve and adopt the merger agreement and approve the merger, or if our Board of Directors makes an adverse recommendation change; and

•	if the merger agreement is terminated by us in order to enter into a superior proposal.

The termination fee in the amount of $7.9 million would be payable if the merger agreement is terminated by us in order to enter into a superior proposal and such termination results from the Company’s approval of a superior proposal that was (i) first received by the Company during the go-shop period (and not subsequently rescinded or withdrawn), or (ii) received from an excluded party (and not subsequently rescinded or withdrawn).

Company termination fee shall be paid by the Company by wire transfer of immediately available funds to an account or accounts designated by Holdco, (x) in the case of first and second bullets above, within two business days after demand by Holdco and (y) in the case of third bullet point about, as a condition to the effectiveness of the termination. In no event shall the Company be obligated to pay more than one Company termination fee.

In certain circumstances, when the merger agreement is terminated Holdco must pay us a termination fee in the amount of approximately (i) $31.6 million, (ii) $21.0 million or (iii) $7.2 million (in the form of 646,942 shares of Company common stock deposited into an escrow account at the date of signing of the Agreement).

The termination fee in the amount of approximately $31.6 million would be payable in the following circumstances:

•	Holdco and Merger Sub fail to complete the merger within five (5) business days following the due date due to any reason other than (i) failure to receive any approvals required of any governmental entity or (ii) failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that the Company is prepared to and able to effect the merger; and

•	Holdco and Merger Sub fail to complete the merger before the date that is five months after the date of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing, and so long as all of the other closing conditions have been satisfied) due to failure of the debt financing or alternative debt financing to be funded, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived and (y) we have irrevocably committed in writing that the Company is prepared to and able to effect the merger.

The termination fee in the amount of approximately $21.0 million would be payable in the following circumstances:

•	If the merger has not been consummated on or before the date that is five months after the date of the merger agreement (which deadline may be extended for an additional one month by Holdco in its sole discretion in order to obtain debt financing, and so long as all of the other closing conditions have been satisfied as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger”) and all conditions to Holdco’s obligation to effect the merger have been satisfied or waived;

•	If any injunction is in effect and has become final and non-appealable or if any applicable law prohibits or otherwise prevents or makes illegal the consummation of the merger, provided that the injunction is not primarily caused by (x) our breach of any of representations, warranties, covenants or agreements under the merger agreement or (y) any applicable law having been enacted, amended, entered or promulgated by any governmental entity after the date of the merger agreement; and

•	If Holdco and Merger Sub fail to complete the Merger within five business days following the date upon which Holdco is required to consummate the merger due to failure to receive any approvals required of any governmental entity, if (x) all conditions to Holdco’s obligation to effect the merger have been satisfied or waived as described in “Proposal No. 1 The Merger Agreement — Conditions to the Merger” and (y) we have irrevocably committed in writing that we are prepared to and able to effect the merger.

The termination fee in the amount of approximately $7.2 million (in the form of 646,942 shares of Company common stock deposited into an escrow account at the date of signing of the merger agreement) would be payable if Holdco fails to cause a supplemental amount of approximately $24.3 million in cash to be deposited into the escrow account within 21 calendar days of the date of the Agreement, in order to secure the reverse termination fee that may become payable by Holdco to the Company.

On the date of the merger agreement, Holdco has deposited shares of Company common stock equal to approximately $7.2 million of the aggregate merger consideration into an escrow account with Computershare

Trust Company, N.A. Subsequently, Holdco caused to be deposited the balance of Holdco’s termination fee, or approximately $24.3 million, which along with the initial deposit, is held in escrow pursuant to an escrow agreement.

In the event that (A) the merger agreement may be terminated by us pursuant to more than one bullet point above, (B) the amount of the Holdco termination fee payable in connection with the termination varies based on the ground under which the merger agreement is terminated, then the Company shall have the right to elect in its sole discretion the provision under which the merger agreement is terminated and the corresponding Holdco termination fee payable. Holdco termination fee shall be paid, or shall be caused to be paid, by Holdco either directly or out of the escrow account by wire transfer of immediately available funds to an account or accounts designated by the Company or in the case of escrow shares, by instruction to escrow agent to release escrow shares to the Company, within two business days after demand by the Company. In no event shall Holdco be obligated to pay more than one Holdco termination fee.

Remedies

In any circumstance in which Holdco or Company receives a termination fee, the payment of such termination fee shall be the sole and exclusive remedy of the Holdco or Company and its subsidiaries, shareholders, affiliates, officers, directors, employees and representatives against the other party with respect to (i) any loss suffered, directly or indirectly, as a result of the failure of the merger to be consummated, (ii) the termination of the merger agreement, (iii) any liabilities or obligations arising under the merger agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement. Notwithstanding the foregoing, the parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to secure or post any bond with or as a condition to obtaining such injunction or injunctions.

The Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to enforce Holdco’s and Merger Sub’s obligation to cause the sponsors to fund the equity financing, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Holdco’s obligation to consummate the merger have been satisfied or, if permissible, waived in accordance with the merger agreement, (ii) Holdco and Merger Sub have failed to complete the merger by the due date, (iii) the debt financing (or, if applicable, the alternative debt financing) has been funded or will be funded at the closing in accordance with the terms thereof if the equity financing is funded at the closing, and (iv) we have irrevocably confirmed in writing that if specific performance is granted and the equity financing and debt financing (or, if applicable, the alternative debt financing) are funded, then the merger will occur.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendments and Waivers

The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time, Holdco, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Holdco, of the Company and, in the case of the Company, of Holdco or Merger Sub, in each case, contained in the merger agreement (or in any document delivered pursuant thereto) and (c) waive compliance with any of the agreements or conditions, in the case of Holdco, of the

Company and, in the case of the Company, of Holdco or Merger Sub, in each case, contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Notice of Litigation

The Company must give Holdco prompt notice of, and the opportunity to participate, at its own expense, in the defense or settlement of, any litigation relating to the transactions contemplated by the merger agreement, including any stockholder litigation against the Company and/or its directors or any litigation by any lender to the Company (or any of the Company subsidiaries) or any person that makes an alternative transaction proposal.

Governing Law; Venue

The merger agreement is governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. The exclusive venue for disputes is the courts of the State of Delaware or any court of the United States located in the State of Delaware.

Recommendation of the Board of Directors

SciClone’s Board of Directors recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement.

PROPOSAL NO. 2 ADJOURNMENT PROPOSAL

If there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional votes to approve the proposal to adopt the merger agreement. In the event there are present, in person or by proxy, sufficient votes by our stockholders to approve the proposal to adopt the merger agreement, we do not anticipate that we will adjourn or postpone the special meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given unless the adjournment is for more than 30 days or we are required to change the record date. Any adjournment of the special meeting for the purpose of soliciting additional votes to approve and adopt the merger agreement and approve the merger will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional votes to in favor of the proposal to approve the proposal to adopt the merger agreement.

PROPOSAL NO. 3 ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal gives our stockholders the opportunity to vote on a non-binding, advisory basis on the compensation that our named executive officers may be entitled to receive in connection with the merger.

The compensation that our named executive officers may be entitled to receive in connection with the merger is summarized and included in the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

The SciClone Board of Directors encourages you to carefully review the merger-related named executive officer compensation information disclosed in this proxy statement.

The SciClone Board of Directors unanimously recommends that our stockholders approve the following resolution:

“RESOLVED, that the stockholders of SciClone Pharmaceuticals, Inc. approve, solely on a non-binding, advisory basis, certain compensation payable or that may become payable to our named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in the section of the proxy statement entitled “The Merger — Interests of our Directors and Executive Officers in the Merger — Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

The vote on this proposal is a vote separate and apart from the vote to approve and adopt the merger agreement and approve the merger and is not a condition to completion of the merger. Accordingly, you may vote to approve and adopt the merger agreement and approve the merger and vote not to approve this proposal on merger-related named executive officer compensation and vice versa. This proposal is merely an advisory vote and will not be binding on the Company, regardless of whether the merger agreement is adopted. Further, the underlying agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the merger-related compensation payments and benefits in accordance with the terms and conditions applicable to those payments and benefits.

The advisory vote on the compensation that may be received by our named executive officers in connection with the merger will be approved if a majority of the votes cast by the stockholders entitled to vote on this proposal at the special meeting vote “FOR” such proposal.

Recommendation of the Board of Directors

SciClone’s Board of Directors recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, certain compensation payable or that may become payable to our named executive officers in connection with the merger.

OTHER MATTERS

We know of no other business that will be presented at the special meeting. If any other business is properly brought before the special meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

IMPORTANT INFORMATION ABOUT SCICLONE

SciClone Pharmaceuticals, Inc., a Delaware corporation with principal executive offices 950 Tower Lane, Suite 900, Foster City, California 94404-2125, is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company’s long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN.

STOCKHOLDER COMMUNICATIONS

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail or facsimile, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Fax: (650) 358-3469

Email: cchern@sciclone.com

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on NASDAQ under the symbol “SCLN.” The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on NASDAQ.

	2017		2016		2015
	High	Low	High	Low	High	Low
Fiscal First Quarter	11.10	9.23	11.15	7.37	9.65	7.01
Fiscal Second Quarter	11.05	9.18	15.03	10.74	9.87	8.07
Fiscal Third Quarter (through [August 1], 2017	11.00	10.90	13.73	9.84	11.71	6.47
Fiscal Fourth Quarter			10.85	8.55	10.94	6.70

The closing price of our common stock on NASDAQ on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $10.10 per share of common stock. If the merger is completed, you will be entitled to receive $11.18 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (other than shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, and shares of our common stock held by Company, Holdco or Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Holdco, including the rollover shares), which represents a premium of approximately 11% to the closing price of our common stock on June 7, 2017, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 16% over its ten-day volume-weighted average closing stock price of our common stock as of June 7, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Holders of Record

Stockholders of record on [●], 2017 totaled approximately [●]. Because many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners represented by these stockholders of record.

Dividends

We have not paid any dividends on our common stock during the fiscal years ended December 31, 2016, 2015, and 2014, and do not currently have plans to pay any cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2017 by:

•	all those known by us to be beneficial owners of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

This table is based upon the information supplied to us by officers and directors of the Company and upon information about principal stockholders known to us based on a Schedule 13G or 13D or amendments thereto filed with the SEC. Applicable percentages are based on 53,885,044 shares outstanding on March 31, 2017 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2017, pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned.

	Shares Beneficially Owned(1)
Stockholders	Number	Percent
BlackRock, Inc.(2)
55 East 52nd Street
New York, NY 10022	6,912,779	12.83%
GL Trade Investment Limited(3)
Unit 3001, China World Tower 2
No. 1 Jian Guo Men Wai Avenue
Beijing 100004, People’s Republic of China	4,750,116	8.82%
Dimensional Fund Advisors LP(4)
Building One
6300 Bee Cave Road
Austin, TX 78746	2,888,743	5.36%
The Vanguard Group(5)
100 Vanguard Blvd.
Malvern, PA 19355	2,700,061	5.01%
Named Executive Officers
Friedhelm Blobel, Ph.D.(6)	1,222,926	2.27%
Wilson W. Cheung(7)	117,373	*
Robert King, Ph.D.	64,087	*
Lan Xie(8)	25,835	*
Hong Zhao(9)	179,667	*
Outside Directors
Jon S. Saxe(10)	402,500	*
Nancy T. Chang, Ph.D.(11)	127,500	*
Richard J. Hawkins(12)	201,863	*
Gregg A. Lapointe(13)	262,500	*
Simon Li(14)	150,000	*
All directors and executive officers as a group (11 persons)(15)	2,778,886	5.16%

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated above, the address for the persons or entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 17, 2017 by BlackRock, Inc., a holding company with the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, M.A., BlackRock International Limited, BlackRock Investment Management, LLC, and BlackRock Japan Co. Ltd. BlackRock, Inc.’s subsidiaries are the beneficial owners of 6,912,779 shares of the common stock of the Company.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on June 8, 2017 by GL Trade Investment Limited a China corporation, which we refer to herein as GL Trade. GL Trade includes GL China Opportunities Fund L.P., which we refer to herein as GL Fund, GL Capital Management GP L.P., which we refer to herein as GL Capital, GL Capital Management GP Limited, which we refer to herein as GL Management, GL Partners Capital Management Limited, which we refer to herein as GL Partners, and Mr. Zhenfu Li. GL Trade is deemed to be the beneficial owner of 4,750,116 shares of the common stock of the Company. GL Fund owns 100% of GL Trade. GL Capital is the sole general partner of GL Fund. GL Management is the sole general partner of GL Capital. GL Partners owns 51% of the voting interests of GL Management.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017 by Dimensional Fund Advisors LP.
(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017 by The Vanguard Group, an investment advisor with the following subsidiaries: Vanguard Fiduciary Trust Company which is the beneficial owner of 97,094 shares and Vanguard Investments Australia, Ltd. which is the beneficial owner of 6,800 shares.
(6)	Includes 1,130,400 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(7)	Includes 115,501 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(8)	Consists of 25,835 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(9)	Consists of 179,667 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.
(10)	Includes 267,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(11)	Includes 57,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(12)	Includes 177,500 shares pursuant to options exercisable within 60 days of March 31, 2017.
(13)	Consists of 262,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2017.
(14)	Consists of 150,000 pursuant to options exercisable within 60 days of March 31, 2017.
(15)	Includes 2,441,612 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2017.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of SciClone. However, if the merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Stockholder proposals submitted for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders must be received by December 29, 2017. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Bylaws must be received no earlier than November 29, 2017 and no later than the close of business on December 29, 2017. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by December 29, 2017. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404.

The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to comply with the requirements for bringing a proposal. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws most recently filed with the SEC and available at www.sec.gov.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. We have retained MacKenzie Partners, a professional proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. The Company will also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review our SEC filings on our web site at www.sciclone.com. Information included on our website is not a part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that we previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 9, 2017

•	Quarterly Report on Form 10-Q, for the quarterly period ended on March 31, 2017 filed with the SEC on May 10, 2017;

•	Current Reports on Form 8-K, filed with the SEC on June 8, 2017, June 9, 2017 and June 23, 2017;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017; and

•	Two Schedules 14A, filed with the SEC on June 9, 2017.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from us without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain from us documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900,

Foster City, California 94404-2125

Telephone: (650) 358-3456

Attn: Secretary

If you would like to request documents, please do so by [●], 2017 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2017

Copies of this proxy statement are also available online at [●]

Whether or not you intend to be present at the special meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Friedhelm Blobel, Ph.D.

President and Chief Executive Officer

Foster City, California

[●], 2017

Annex A	Agreement and Plan of Merger, dated as of June 7, 2017, among SciClone Pharmaceuticals, Inc., Silver Biotech Investment Limited and Silver Delaware Investment Limited

Annex B	Fairness Opinion of Lazard Freres & Co. LLC, dated as of June 7, 2017

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex D	Voting and Support Agreement, dated June 7, 2017, between GL Trade Investment Limited and SciClone Pharmaceuticals, Inc.

Execution Version

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SCICLONE PHARMACEUTICALS, INC.,

SILVER BIOTECH INVESTMENT LIMITED,

and

SILVER DELAWARE INVESTMENT LIMITED

Dated June 7, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 7, 2017, by and among SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands (“Holdco”), and Silver Delaware Investment Limited, a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, the Boards of Directors of Holdco (the “Holdco Board”) and the Company (the “Company Board”) deem it advisable and in the best interests of each corporation and their stockholders, respectively, that Holdco acquire the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger as a controlled subsidiary of Holdco in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, GL Trade Investment Limited (the “Rollover Holder”) is entering into a rollover agreement (the “Rollover Agreement”) with Holdco and Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands and the sole shareholder of Holdco (“Topco”), pursuant to which the Rollover Holder is agreeing, among other things, to contribute all of the Common Shares beneficially owned by it (the “Rollover Shares”) to Holdco immediately prior to the Effective Time in exchange for newly issued shares of Topco (the “Contribution”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the Rollover Holder is entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, the Rollover Holder has agreed to vote their Common Shares in favor of the transactions contemplated herein;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted, and the Holdco Board has unanimously adopted, in each case, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Holdco and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Holdco Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person that has made an Alternative Transaction Proposal that contains terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person (whether or not in writing) relating to: (i) any direct or indirect acquisition, of assets of the Company or the Company Subsidiaries (including any voting equity interests of Company Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition) or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable; (ii) direct or indirect acquisition of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities; (iii) any tender offer or exchange offer or any other transaction in which any Person (or the stockholders of any Person) or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding voting power of the Company’s equity securities; (iv) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of the Company Subsidiaries; or (v) any combination of the foregoing, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“Applicable Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, regulation, rule, ordinance, constitution, treaty, order, injunction, or decree enacted, promulgated, issued or entered by any Governmental Entity, including any economic sanctions programs or trade restrictions administered by government authorities, including without limitation those administered by the United States Department of Treasury Office of Foreign Assets Control.

“Available Cash” means the aggregate amount of the unencumbered and unrestricted cash of the Company (or Merger Sub) up to $113.0 million available immediately prior to the Closing in one or more bank accounts of the Company (or Merger Sub), including, for the avoidance of doubt, the Offshore Cash transferred to and held by the Company (or Merger Sub) pursuant to Section 9.3(c).

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Bulletin 7” means the Bulletin of the State Administration of Taxation on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises (Bulletin of the State Administration of Taxation No. 7 of 2015) made effective as of February 3, 2015.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York, the Cayman Islands, Hong Kong or the PRC are permitted or obligated by Applicable Law to be closed for regular banking business.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding, whether instituted by any party hereto, any Governmental Entity or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any Company Benefit Plan maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Share” means one share of common stock, $0.001 par value per share, of the Company.

“Company Benefit Plans” means each U.S. or non-U.S. employee benefit plan (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, commission or other incentive compensation, deferred compensation, stock bonus, stock purchase, phantom stock, restricted stock, restricted stock unit, performance stock unit, stock option or stock appreciation rights, or other equity-based, benefit, change of control, retention or severance benefits, supplemental unemployment benefits, vacation, holiday, sick leave, personal leave, housing, tuition assistance, adoption assistance, or any fringe benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing)) for the benefit of any current or former officer, employee or director of the Company or any of the Company Subsidiaries that is sponsored, maintained, contributed to, or required to be maintained or contributed to, by the Company or any of the Company Subsidiaries, or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any material liability.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Holdco concurrently with the execution of this Agreement.

“Company Incentive Plan” means each of the Company’s 2004 Outside Directors Stock Option Plan, as amended from time to time, the Company’s 2005 Equity Incentive Plan, as amended and restated from time to time, and the Company’s 2015 Equity Incentive Plan pursuant to which outstanding Stock Options, RSUs and PRSUs have been granted.

“Company Material Adverse Effect” means any event, occurrence, change, development or effect, individually or in the aggregate, that: (a) has been or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, change, development or effect results from (i) general economic conditions (or changes therein) globally, in the U.S. or in the PRC, (ii) financial or security market fluctuations or conditions (including exchange rate or interest rate changes globally, in the U.S. or in the PRC), (iii) changes in or events affecting generally the industries in which the Company and the Company Subsidiaries operate, (iv) any change in U.S. GAAP or Applicable Law first arising after the date of this Agreement applicable to the industries in which the Company and the Company Subsidiaries operate, (v) any change in customer or supplier relationships arising directly or indirectly from the announcement or pendency of this Agreement and the transactions contemplated hereby, (vi) changes in the market price or trading volume of the Common Shares on NASDAQ (it being understood, however, that the exception in this clause (vi) shall not apply to the underlying causes giving rise to or contributing to any such change or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (it being understood, however, that the exception in this clause (vii) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) any action taken by the Company at the written request or with the written consent of Holdco or (xii) any claim, action, suit, arbitration or proceedings arising directly or indirectly from the announcement or pendency of this Agreement or the transactions contemplated hereby, except, in the case of clauses (i), (iii), (viii), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate; or (b) would prevent the Company from consummating the Merger or the other transactions contemplated hereby.

“Company Pharmaceutical Products” shall mean all compounds, biological molecules, and/or other drugs or drug candidates presently being researched, tested, developed, manufactured, imported, marketed, distributed, sold or promoted by or on behalf of the Company or any Company Subsidiaries.

“Company Termination Fee” means an amount equal to (i) $15,777,293, provided that such amount shall be reduced to $7,888,647 in the case where it is payable pursuant to Section 10.3(b)(iii) and such termination results from the Company’s approval of (or recommendation to the Company’s stockholders, or entry into an Acquisition Agreement, with respect to) a Superior Proposal that was (i) first received by the Company during the Transaction Solicitation Period (and not subsequently rescinded or withdrawn), or (ii) received from an Excluded Party (and not subsequently rescinded or withdrawn).

“Constituent Documents” means, with respect to any entity, the certificate, memorandum or articles of incorporation, association or formation, by-laws, limited liability company agreement and/or limited partnership agreement of such entity, or any similar organizational documents of such entity.

“Contract” means any agreement, contract, obligation, promise or undertaking, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any mortgage, hypothecation, claim, security interest, pledge, encumbrance, license, lien, charge, option, right of first refusal, preemptive right, or other similar restriction.

“Environmental Law” means any Applicable Law relating to pollution or the protection of the environment, natural resources, or safety and health of human beings (as such relates to exposure to Hazardous Substances), including such Applicable Laws with respect to the manufacture, distribution in commerce, transportation, storage, handling, generation, use, disposal, processing, treatment or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person that, at the time of reference, is or was a member of a controlled group with the Company or the Company Subsidiaries within the meaning of Code Sections 414(b), (c), (m) or (o).

“Excluded Party” means any Person or group from whom the Company has received, after the execution of this Agreement and prior to the end of the Transaction Solicitation Period, a written Alternative Transaction Proposal that the Company Board, or authorized committee thereof, not later than five (5) Business Days after the last day of the Transaction Solicitation Period, determines, in good faith, after consultation with the Company’s financial advisor, constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in, a Superior Proposal, provided that a Person shall cease to be an Excluded Party immediately at such time, if any, as the Alternative Transaction Proposal made by such Person is withdrawn or terminates; provided, further, that the amendment, modification or substitution of an Alternative Transaction Proposal submitted by such Person (whether prior to or following the Transaction Solicitation Period) shall not be deemed to be a withdrawal or termination of such previously submitted Alternative Transaction Proposal.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Sources” means the parties to the Debt Commitment Letter (other than Holdco and Merger Sub).

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, agency, instrumentality, taxing authority, political subdivision, bureau and any self-regulatory organization and any court, tribunal or judicial body, in each case whether federal, state, local or foreign.

“GL Sponsor” means GL China Opportunities Fund II L.P., a limited partnership organized under the laws of the Cayman Islands and GL China Opportunities Fund II (Canada) L.P., a limited partnership registered in Canada,

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste or radioactive material, or other compound, element, material or substance in any form whatsoever (including products), regulated or restricted as hazardous or toxic under any applicable Environmental Law.

“Holdco Disclosure Letter” means the disclosure letter delivered by Holdco and Merger Sub to the Company concurrently with the execution of this Agreement.

“Holdco Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would be reasonably expected to (i) prevent or impair Holdco’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Holdco or Merger Sub to perform their respective obligations hereunder.

“Holdco Termination Fee” means an amount equal to (i) $31,554,583 in cases where it is payable pursuant to Section 10.3(c)(ii) or Section 10.3(c)(iv), (ii) $21,036,391, in cases where it is payable pursuant to Section 10.3(c)(i) or Section 10.3(c)(iii) or (iii) the amount of the Initial Escrow Assets in cases where it is payable pursuant to Section 10.3(c)(v).

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice, accrued compensation and other accrued liabilities (including Taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (h) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction.

“Intellectual Property” means all intellectual property rights and similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including any of the following: (i) patents and patent applications, inventions disclosed therein and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), and all patent applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, design rights, slogans and corporate names and all goodwill related thereto, and all registrations and applications therefor; (iii) copyrights, mask works and copyright registrations and applications therefor; (iv) trade secrets, know-how, inventions, processes, data and databases, business and marketing plans, customer and supplier lists, confidential scientific, technical and business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, executable code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers.

“International Benefit Plan” means each material Company Benefit Plan that is not subject to Applicable Law in the United States.

“Intervening Event” means a material event, material development or material change with respect to the business of the Company and its Subsidiaries that was not known, or the existence and the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Company Board as of the date of this Agreement (and not relating to any Alternative Transaction Proposal); provided, however, that notwithstanding the foregoing, no fact, event, change, development or set of circumstances that would be excluded from the definition of “Company Material Adverse Effect” pursuant to clauses (a)(v), (a)(vi) or (a)(xii) thereof shall be deemed to constitute an Intervening Event or considered in any determination of whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Knowledge of Holdco” means the actual knowledge, of the individuals listed on Section 1.1(a) of the Holdco Disclosure Letter.

“NASDAQ” means the NASDAQ Global Select Market.

“Offshore Cash” means cash and cash equivalents up to $113.0 million that (prior to the Cash Transfer) are held outside the United States by one or more Subsidiaries of the Company.

“Order” means any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under Applicable Law.

“Permits” means registrations, licenses, exemptions, permits, certifications, approvals, consents and other authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto), (ii) Encumbrances securing (A) Indebtedness that are reflected in the Company Reports or (B) Indebtedness that has been disclosed in Section 5.3(d) of the Company Disclosure Letter, (iii) inchoate mechanics’ and materialmen’s Encumbrances, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the ordinary course of business of the Company or any Company Subsidiary consistent with past practice, (v) zoning restrictions, survey exceptions, utility easements, rights of way and similar

Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, in each case, which are not violated by the current use or occupancy of the applicable property, (vi) purchase money liens and Encumbrances securing rental payments under capital lease arrangements, and (vii) any other Encumbrances (A) being contested in good faith in the ordinary course of business consistent with past practice, and (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) included in the Company Reports.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRSU” means a performance restricted stock unit granted by the Company pursuant to a Company Incentive Plan and an applicable grant notice and award agreement that (i) as of the date of this Agreement, vests in whole or in part upon the achievement of one or more performance goals (notwithstanding the vesting of such performance restricted stock unit may also be conditioned upon the continued services of the holders) and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such performance restricted stock unit.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity with authority over the research and development, promotion, distribution, importation, manufacture, production, use, storage, transport, clinical testing or sale of Company Pharmaceutical Products.

“Release” means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, discharging, disposing or emitting into the environment.

“Representatives” means, with respect to any Person, any of such Person’s Subsidiaries and any of its and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives and any of its and their Affiliates.

“Required Information” means (i) unaudited statements of income and cash flows for each fiscal quarter of the Company ended after December 31, 2016 and at least 45 days prior to the Closing Date and (ii) such other customary financial and other pertinent information relating to the Company as shall be reasonably requested from time to time by the Financing Sources, only to the extent available to the Company.

“RSU” means a restricted stock unit granted by the Company pursuant to a Company Incentive Plan and an applicable grant notice and award agreement that (i) as of the date of this Agreement, vests solely upon the continued service of the holder over a specified period of time and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Share(s) after the vesting applicable to such restricted stock unit.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means GL Sponsor, Bank of China Group Investment Limited, a company incorporated under the laws of Hong Kong, Mr. Weihang Zhu, a citizen of the People’s Republic of China, Ascendent Capital Partners II, L.P., a limited partnership organized under the laws of the Cayman Islands, and CDH Fund V, L.P., a limited partnership organized under the laws of the Cayman Islands (each, a “Sponsor”).

“Stock Option” means an option granted by the Company pursuant to a Company Incentive Plan and an applicable grant notice and award agreement that (i) as of the date of this Agreement, vests upon the continued service of the holder over a specified period of time, or in whole or in part upon the achievement of one or more performance goals and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to purchase Common Shares after the vesting applicable to such option.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal made after the date of this Agreement, including any amendment or modification of such Alternative Transaction Proposal, having terms which the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would result in a transaction that, if consummated, would be more favorable from a financial point of view to holders of Common Shares than the Merger, taking into account all of the terms and conditions of such Alternative Transaction Proposal including all financial, regulatory and legal conditions to consummation and other aspects of such proposal; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%)”; provided, further, that any such Alternative Transaction Proposal shall not be deemed to be a “Superior Proposal” if the consummation of the transaction contemplated by such proposal is conditional upon (x) the completion of any due diligence review or investigation of the Company or any of the Company Subsidiaries by, and to the satisfaction of, the Person making such proposal (which, for the avoidance of doubt, shall not include the inclusion of a customary “access to information” covenant such as Section 8.1 in any documentation for such transaction) or (y) the obtaining and/or funding of any financing required to consummate the transaction contemplated by such proposal (other than any repatriation or use of the Company’s cash similar to that provided for under this Agreement).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, estimates and information returns) relating to Taxes, including any schedule or attachment thereto or any amendment thereof, required to be filed with a Taxing Authority.

“Taxes” means any and all U.S. and non-U.S. federal, state, local, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges in the nature of a tax, imposed by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, customs duty, stamp, license, property, sales, use, capital gains, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the imposition of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Holdco Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Holdco Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on its face. Nothing in the Company Disclosure Letter or the Holdco Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Holdco or Merger Sub, as applicable, made herein.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Acquisition Agreement	8.4(a)
Adverse Recommendation Change	8.4(b)
Agreement	Preamble
Alternative Debt Financing	8.16(b)
Alternative Debt Financing Documents	8.16(b)
Book-Entry Shares	4.1(b)(i)
By-Laws	3.1
Cash Transfer	8.22
Certificate	4.1(b)(i)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	4.2(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	8.3
Company Contract	5.15(a)
Company Leased Property	5.13(a)
Company Notice of Recommendation Change	8.4(c)
Company Reports	5.7(b)
Company Stockholder Approval	5.4(a)
Company Stockholders’ Meeting	8.2(a)
Company Subsidiaries	5.2(a)
Confidentiality Agreement	8.1
Contribution	Recitals
D&O Insurance	8.8(b)
Debt Commitment Letter	6.6(a)
Debt Financing	6.6(a)
Debt Financing Agreement	8.16(a)
Debt Financing Document	8.16(b)
Delaware Courts	11.5(b)

DGCL	Recitals
Dissenting Shares	4.1(a)
Effective Time	2.3
Equity Commitment Letters	6.6(a)
Equity Financing	6.6(a)
Escrow Account	8.16(a)
Escrow Agent	8.16(a)
Escrow Funds	8.16(a)
ESPP	4.3(e)
Excluded Shares	4.1(a)
Final Purchase Date	4.3(e)
Financing	6.6(a)
Financing Documents	6.6(a)
Governmental Requirements	5.5(a)
Holdco	Preamble
Holdco Board	Preamble
Incentive Agreements	8.7(a)
Indemnified Parties	8.8(a)
Injunction	9.1(a)
Maximum Annual Premium	8.8(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Fund	4.2(a)(i)
Merger Sub	Preamble
Paying Agent	4.2(a)(i)
Preferred Shares	5.3(a)
Prospective Acquirer	8.4(a)
Proxy Statement	8.2(a)
Recommendation Change Notice Period	8.4(c)
Rollover Agreement	Recitals
Rollover Holder	Recitals
Rollover Shares	Recitals
Sarbanes-Oxley Act	5.7(b)
Section 16	8.12
Surviving Charter	3.1
Surviving Corporation	2.1
Termination Date	10.1(b)
Transaction Solicitation Period	8.4(a)
Voting Agreement	Recitals
Voting Company Debt	5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303 at 10:00 a.m. (New York time) on the fifth (5th) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Holdco may agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Holdco may agree upon and as is set forth in the Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation; By-Laws. The certificate of incorporation (the “Surviving Charter”) and the by-laws (the “By-Laws”) of the Surviving Corporation shall be amended and restated in its entirety at the Effective Time to read as the certificate of incorporation and the by-laws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by Applicable Law, in each case except to the extent necessary to reflect that the name of the Surviving Corporation shall be SciClone Pharmaceuticals, Inc. until thereafter amended as provided therein or by Applicable Law.

Section 3.2 Directors and Officers. Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Holdco, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by the Company, Holdco or Merger Sub or any direct or indirect wholly-owned Subsidiary of either the Company or Holdco, including the Rollover Shares (the

“Excluded Shares”) and (ii) Common Shares with respect to which the holder thereof shall have perfected and not withdrawn a demand for, and have not lost, appraisal rights pursuant to the provisions of Section 262 of the DGCL as to appraisal rights (the “Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article IV, $11.18 in cash, without interest (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) Each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) or Common Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Closing, Holdco shall appoint a U.S. bank or trust company that is reasonably acceptable to the Company as paying agent (the “Paying Agent”). Prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares), cash (in U.S. dollars) in an amount, when added to Available Cash, equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”).

(ii) The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this Article IV, and Holdco shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Holdco’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation or, at Holdco’s election, to Holdco or a Subsidiary designated by Holdco.

(iii) As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares entitled to receive the Merger Consideration (as of immediately prior to the Effective Time) (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or delivered, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration pursuant to this Article IV.

(v) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to or as directed by the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of any such holder’s claim for the Merger Consideration, without any interest thereon.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Holdco, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Each of Holdco, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement such amounts as Holdco, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of

1986, as amended (the “Code”), or any provision of state, local, provisional, or non-U.S. Applicable Law relating to Taxes. To the extent that amounts are so withheld by Holdco, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of a former holder of Common Shares, RSUs, PRSUs or Stock Options, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares, RSUs, PRSUs or Stock Options in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Holdco, the Surviving Corporation or the Paying Agent, as the case may be.

(f) No Liability. None of Holdco, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.2, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the Common Shares formerly represented thereby.

Section 4.3 Treatment of RSUs, PRSUs, Stock Options and ESPP.

(a) RSUs. No RSU (whether vested or unvested) shall be assumed or substituted by Holdco. At the Effective Time, each then outstanding, unsettled RSU shall, by virtue of the Merger, and without any further action on the part of the holder thereof, be cancelled and extinguished without payment of compensation therefor, except as provided by Section 4.3(d) with respect to any required deferred payment for RSUs subject to Section 409A of the Code. From and after the Effective Time, there shall be no outstanding RSUs. Common Shares acquired upon the settlement of RSUs prior to the Effective Time shall be treated in the manner described in Section 4.1.

(b) PRSUs. No PRSU (whether vested or unvested) shall be assumed or substituted by Holdco. At the Effective Time, each then outstanding PRSU shall, by virtue of the Merger, and without any further action on the part of the holder thereof, be cancelled and extinguished without payment of compensation therefor, except as provided by Section 4.3(d) with respect to any required deferred payment for PRSUs subject to Section 409A of the Code. From and after the Effective Time, there shall be no outstanding PRSUs. Common Shares acquired upon the settlement of PRSUs prior to the Effective Time shall be treated in the manner described in Section 4.1.

(c) Stock Options. No Stock Option (whether vested or unvested) shall be assumed or substituted by Holdco. At the Effective Time, each Stock Option that is vested (including any Stock Option that becomes vested as a result of the transactions contemplated hereby pursuant to the terms of any applicable agreements between the Company and the holders of such Stock Option) and unexercised as of immediately prior to the Effective Time shall, without any further action on the part of any holder of such Stock Option, be cancelled and converted into the right to receive from the Company at the Effective Time a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Stock Option and (ii) the number of Common Shares subject to such Stock Option as of the Effective Time. For the avoidance of doubt, if the per share exercise price of a vested Stock Option exceeds the Merger Consideration, such Stock Option shall be cancelled for no consideration immediately prior to the Effective Time and the holder of such Stock Option shall have no further rights with respect thereto. At the Effective Time, except as otherwise provided in the preceding sentence, each then outstanding and unexercised Stock Option shall, by virtue of the Merger, and without any further action on the part of the holder thereof, be cancelled and extinguished without payment of compensation therefor. From and after the Effective Time, there shall be no outstanding Stock Options. Common Shares acquired upon the exercise of Stock Options prior to the Effective Time shall be treated in the manner described in Section 4.1.

(d) Effect of Existing Agreements; Section 409A. Notwithstanding any other provision of this Agreement, Holdco acknowledges and agrees that the Company Board has taken or may take prior to the Closing such action as may be required to (x) accelerate in full, or to such lesser extent as the Company Board determines, the vesting of RSUs, PRSUs and Stock Options outstanding effective as of or prior to the Closing as necessary to comply with the terms of any applicable agreements between the Company and the holders of such awards and (y) to provide for the net or cashless settlement or exercise of RSUs, PRSUs and Stock Options, such that the payment of the exercise price, if applicable, and/or any Tax withholding is satisfied from Company Shares underlying such awards. If required for compliance with Section 409A of the Code, Merger Consideration payable in exchange for Company Shares otherwise issuable on a deferred basis in settlement of any RSU or PRSU providing for deferred compensation shall be paid on the date or dates on which such awards would have been settled under the terms of the existing applicable agreement.

(e) ESPP. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s Employee Stock Purchase Plan, as amended from time to time and any successor thereto (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required so that (i) the ending date of the then current Offering Period (as such term is defined in the ESPP) shall occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) all then existing offerings under the ESPP shall terminate immediately following the purchase on the Final Purchase Date, (iii) all future offerings that would otherwise commence under the ESPP following the Final Purchase Date shall be suspended, and (iv) all further payroll deductions under the ESPP shall cease effective as of the Final Purchase Date. The Company Board shall cause notice of such treatment as required by the ESPP to be provided to its participants. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP to each participant’s payroll withholding account under the ESPP to the purchase of whole Common Shares in accordance with the terms of the ESPP, which Common Shares shall be treated in the manner described in Section 4.1.

(f) Additional Company Actions. The Company Board (or appropriate committee thereof) shall pass resolutions and take all other such action as may be reasonably necessary to effectuate the treatment of RSUs, PRSUs, Stock Options and the ESPP as contemplated by this Section 4.3 to the effect that (i) all awards issued under the Company Incentive Plan shall be settled as of the Effective Time as contemplated by this Agreement, (ii) neither any holder of any RSU, PRSU or Stock Option, nor any other participant in the Company Incentive Plan or the ESPP, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Holdco, or to receive any payment or benefit with respect to any award previously granted under the Company Incentive Plan or the ESPP, except as provided in this Section 4.3, and (iii) as of the Effective Time, each Company Incentive Plan and ESPP shall be terminated.

Section 4.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall promptly notify Holdco of any demands received by the Company for payment of the fair value of any Common Shares and shall provide Holdco the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Holdco, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

Section 4.5 Adjustments to Prevent Dilution. In the event that, at any time during the period from the date of this Agreement to the Effective Time, the Company, notwithstanding Section 7.1(e), changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Holdco in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and except as disclosed in the Company Reports (including items incorporated by reference therein) filed with the SEC and publicly available prior to the day hereof (but excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements), the Company represents and warrants to Holdco and Merger Sub as follows:

Section 5.1 Corporate Status. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Holdco and Merger Sub complete and correct copies of its Constituent Documents, as amended and in full force and effect on the date of this Agreement.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company (collectively, the “Company Subsidiaries”) and all other entities in which the Company and/or any Company Subsidiary owns any non-controlling equity interest (other than any indirect equity interest held through a cash management vehicle such as a mutual fund), the state or jurisdiction of its organization and the capitalization of each such Company Subsidiary and entity. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Holdco and Merger Sub complete and correct copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and all other entities in which the Company and/or any Company Subsidiary owns any non-controlling equity interest (other than any indirect equity interest held through a cash management vehicle such as a mutual fund). All of such shares and other equity interests so owned, directly or indirectly, by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of one hundred million (100,000,000) Common Shares and ten million (10,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Shares”). At the close of business on May 26, 2017, (i) 51,790,347 Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) no Common Shares were held in treasury by the Company or owned by any Company Subsidiary and (iv) 12,629,291 Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.3(a)(i) of the Company Disclosure Letter, and Section 5.3(a)(ii) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the outstanding RSUs, PRSUs and Stock Options, including the holder to whom the applicable security was issued, date of grant, type of award, vesting schedule, number of Common Shares underlying such security, the expiration date of such award (if applicable) and, where applicable, exercise price per Common Share. Except as set forth above, at the close of business on May 26, 2017, no Common Shares, other shares of capital stock or other equity interests of the Company were issued, reserved for issuance or outstanding. Since the close of business on May 26 2017, the Company has not issued any Common Share or other equity interests of the Company, other than expressly permitted by Section 7.1. All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a)(ii) of the Company Disclosure Letter, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, options, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. The registered capital of each of the Company Subsidiaries incorporated in the PRC has been fully contributed, as certified by accountants qualified in the PRC, and any registered capital contributed in non-cash assets has been fully evaluated and verified by valuers qualified in the PRC. Except as set forth in Section 5.3(b) of the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries or to provide funds to (in the form of a loan or capital contribution), or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person. Other than the Voting Agreement, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company

Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(c) The Company has delivered to Holdco true and complete copies of each Company Incentive Plan, the ESPP, and forms of agreement evidencing each Stock Option, RSU, PRSU, and has also delivered any option, restricted stock unit, performance stock unit or stock appreciation right agreements to the extent there are material variations from the forms of agreement upon which the award is based. Each Stock Option, RSU and PRSU was granted in material compliance with all Applicable Laws and with all of the terms and conditions of the Company Incentive Plan pursuant to which it was granted and (i) no such grants involved any “back dating,” or similar practices with respect to the effective date of grant and (ii) all Stock Options have an exercise price equal to no less than the fair market value of the underlying Common Shares on the date of grant and no Stock Option has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or the time the stock acquired pursuant to the exercise of the Stock Option first becomes substantially vested, in each case, as determined in accordance with Section 409A of the Code.

(d) Section 5.3(d) of the Company Disclosure Letter sets forth a complete and correct summary, as of the date of this Agreement, of all Indebtedness of the Company and the Company Subsidiaries, including the identity of each lender, any obligor and/or any guarantor, the principal amount, accrued interest and any other obligations thereunder, and the maturity and current redemption price of each such instrument. No material default or event of default (or similar event) has occurred and is continuing with respect to any such instrument.

Section 5.4 Authority for Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopting this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their approval and (iv) recommending that the stockholders of the Company approve this Agreement, which resolutions have not, as of the date of this Agreement, been rescinded, modified or withdrawn in any way.

Section 5.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the applicable requirements of the Exchange Act, (ii) the applicable requirements of NASDAQ, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (iv), collectively, the “Governmental Requirements”) and (v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to receipt of the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in clauses (i) through (v) in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii) and (iii), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not have a Company Material Adverse Effect.

Section 5.6 Compliance with Laws; Permits. Except as set forth in Section 5.6 of the Company Disclosure Letter,

(a) Neither the Company nor any Company Subsidiary is or since January 1, 2013 has been in violation of, or has received any written notice, or otherwise been advised in writing, of any violation of, any Applicable Law, except for any violation that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any officer, director, employee or agent (in their capacity as such) of the Company or any Company Subsidiary is or has been in violation of any Applicable Law relating to (i) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (ii) payments to government officials from corporate funds, (iii) any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar Applicable Laws of any applicable jurisdiction or (iv) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits. To the Knowledge of the Company, all preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in compliance in all material respects with Applicable Law, and the Company is reasonably monitoring clinical sites for their compliance with Applicable Law. During the past five (5) years, the Company has not received any notice or any other form of communication from any Person regarding any actual or possible violation of, or failure to comply with, any Applicable Law applicable to the manufacture, use, sale or investigation of any Company Pharmaceutical Products.

(b) The Company has at all times maintained books and records that accurately reflect its assets and transactions in reasonable detail, and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with U.S. GAAP and (b) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole (1) the Company and the Company Subsidiaries (i) have all Permits that are necessary for the ownership, leasing, and operation of each of their properties and other assets and the conduct of each of their respective businesses as now conducted and all such Permits are valid and in full force and effect, and (ii) are in compliance with all such Permits, and (2) all Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such

Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit, except as would not have a Company Material Adverse Effect.

(d) The Company has obtained all required exemptions, approvals, certifications, registrations and authorizations from all applicable Regulatory Authorities relating to its activities conducted with respect to all Company Pharmaceutical Products as of the date of this Agreement.

Section 5.7 Company Financial Statements; SEC Reports.

(a) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the consolidated financial statements (including any notes thereto) contained in the Company Reports have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments). Since December 31, 2013, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by a change in or update to U.S. GAAP or Applicable Law.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it or furnished by it to the SEC since December 31, 2013 (the “Company Reports”). As of its respective date, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Company Report (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act or Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.7(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements contained in the Company Reports. No Company Subsidiary is subject to the reporting requirements under the Exchange Act. There are no outstanding or unresolved comments received from the SEC with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or investigation.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(d) Neither the Company nor any of the Company Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company Report.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

Section 5.8 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Holdco, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.9 Absence of Certain Changes. Except as contemplated hereunder or set forth in Section 5.9 of the Company Disclosure Letter, since December 31, 2016 through and including the date of this Agreement, (a) there has been no Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have (i) conducted their businesses in the ordinary course consistent with past practice and (ii) not taken any action which, if taken after the date of this Agreement, would require the consent of Holdco under Section 7.1.

Section 5.10 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any direct or indirect liabilities or obligations, except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of December 31, 2016 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2016, (c) permitted by, or incurred pursuant to, the express terms of this Agreement and (d) which have not had a Company Material Adverse Effect.

Section 5.11 Litigation. Except for matters that would not result in a Company Material Adverse Effect, (a) there is no suit, action, claim, arbitration, or any governmental or administrative audit, inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) there is no Order against the Company or any of the Company Subsidiaries. This Section 5.11 does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

Section 5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Letter,

(a) Tax Returns. The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns were true, complete and accurate in all material respects.

(b) Payment of Taxes. All material Taxes due and payable by the Company and the Company Subsidiaries have been paid, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s most recent financial statements (or notes thereto) contained in the Company Reports. Since December 31, 2016, neither the Company nor any of the Company Subsidiaries has incurred any material liabilities for Taxes, other than in the ordinary course of business consistent with past practice or in connection with the transactions specifically contemplated by this Agreement.

(c) Other Tax Matters.

(i) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries which has not been paid or otherwise resolved. Neither the Company nor any of the Company Subsidiaries is currently the subject of an audit, examination, suit, action or proceeding relating to the payment of material Taxes of the Company or such Company Subsidiary by a Taxing Authority, nor has the Company nor any of the Company Subsidiaries received any written notice from any Taxing Authority that such an audit, examination, suit, action or proceeding is pending.

(ii) All material Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the appropriate Taxing Authorities to the extent due and payable.

(iii) Neither the Company nor any of the Company Subsidiaries (A) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for Tax purposes under any similar provision of state, local, provincial or non-U.S. law (other than the group of which the Company is the common parent), or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, provincial or non-U.S. law.

(iv) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension currently remains in effect.

(v) There are no liens for material Taxes (except for Permitted Encumbrances) on any of the assets of the Company or any of the Company Subsidiaries.

(vi) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, or offer in compromise, with any Taxing Authority.

(vii) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries, and (B) any credit agreements, real property lease agreements or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) In the past two years, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Tax in that jurisdiction.

(ix) The Company has made available to Holdco correct and complete copies of (a) all federal income Tax Returns filed for Company and the Company Subsidiaries for 2013, 2014 and 2015 and (b) all agreements and other Contracts entered into with any Taxing Authority relating to Tax holidays, abatements or incentives, as in effect as of the date hereof, and in the Company and the Company Subsidiaries are in substantial compliance with all material requirements of any such Tax holidays, abatements or incentives.

(x) The Company and each of the Company Subsidiaries are in compliance with all material Applicable Laws relating to transfer pricing, including (a) compliance with Section 482 of the Code or a similar provision of any Applicable Law and (b) the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.

(xi) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xii) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 5.13 Title to Property.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the “Company Leased Property”), (ii) the address for each Company Leased Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Company Leased Property leased by them, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Each lease with respect to the Company Leased Property is valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto. Neither the Company nor any of its Subsidiaries is in breach or violation of, in default under, or received any written notice of default under, any lease with respect to the Company Leased Property.

(b) Neither the Company or any of the Company Subsidiaries owns any real property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Company Leased Property.

(c) The Company or the Company Subsidiaries have valid and subsisting ownership interests in all of the material tangible personal property reflected in the latest balance sheet included in the Company Reports as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, other than Permitted Encumbrances, and the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

Section 5.14 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) Hazardous Substances have not been generated, used, treated or stored on, transported to or from or released or disposed of on or from, any Company Leased Property, nor are any Hazardous Substances present, as a result of any actions of the Company or its Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any third party, on any Company Leased Property, (b) no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Substance at, or under, or have been removed from, any Company Leased Property, (c) the Company and each of its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Leased Property and (d) there are no past, pending or, to the Knowledge of the Company, threatened in writing claims alleging a violation of, or liability under, Environmental Law(s) against the Company or any of its Subsidiaries or any Company Leased Property.

Section 5.15 Contracts.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement, and the Company has, prior to the date of this Agreement, made available to Holdco true, complete and correct copies of each of the following contracts to which the Company or any Company Subsidiary is party (but shall not include any Company Benefit Plan listed on Section 5.16(a) of the Company Disclosure Letter or any purchase orders received or issued by the Company or any of the Company Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any Contract that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract that (A) limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any therapeutic or geographic area or line of business or with any Person (or that, following the Merger, would by its terms apply such limits or other restrictions to Holdco or its Subsidiaries), (B) grants the other party or any third Person “most favored nation” or similar status, or any type of special discount rights or (C) contains any right of exclusivity or minimum purchase arrangement in favor of the other parties thereto;

(iii) settlement, non-prosecution or similar agreements involving payments in excess of $2,500,000 or involving future performance or restraints on action by the Company or any of the Company Subsidiaries;

(iv) any joint venture, partnership, strategic alliance or other similar Contract or any Contract that relates to the formation, creation, governance, economics or control of any such joint venture, partnership or other similar arrangement;

(v) any Contract that contains any right of first refusal, first notice or first negotiation or similar right with respect to the sale of any material portion of the equity or assets or business of the Company or any of the Company Subsidiaries;

(vi) any Contract relating to the acquisition or disposition of any material business or material assets of any Person (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations or liabilities of the Company or any of the Company Subsidiaries;

(vii) any Contract that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000 individually or $2,500,000 in the aggregate, other than customary indemnification obligations included in contracts for the sale of the Company’s products entered into in the ordinary course of business;

(viii) any Contract with any Governmental Entity;

(ix) any Contract evidencing or relating to Indebtedness (other than intercompany loans) in excess of $1,500,000;

(x) any Contract that (A) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of $1,500,000 in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice, (B) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of $1,500,000 other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations, (C) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,500,000, or (D) contains any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person;

(xi) any mortgage, pledge, security agreement, deed of trust or other Contract granting an Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(xii) any lease of the Company Leased Property;

(xiii) any Contract with any Affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act;

(xiv) with any customer of the Company or any Company Subsidiary, including distributors, or any other Person pursuant to which the Company and the Company Subsidiaries reasonably expect to receive aggregate payments in excess of $2,500,000 annually during the last three fiscal years other than purchase orders issued in the ordinary course;

(xv) with any supplier of the Company or any Company Subsidiary or any other Person pursuant to which the Company and the Company Subsidiaries reasonably expect to make aggregate payments in excess of $2,500,000 annually during the last three fiscal years other than purchase orders issued in the ordinary course;

(xvi) any Contract the termination or breach of which, or the failure to obtain consent in respect of, would have a Company Material Adverse Effect; and

(xvii) any Contract that (A) otherwise does not fit within any of the descriptions set forth in the foregoing clauses (i) through (xiv) above, and (B) by its terms, calls for aggregate payment or receipt by the Company and Company Subsidiaries under such Contract of more than $1,500,000 over the remaining term of such Contract or more than $2,500,000 annually (other than intercompany payments).

Each of the Contracts of any of the types described in this Section 5.15(a) and Section 5.18(e) is referred to in this Agreement as a “Company Contract.”

(b) Each Company Contract is valid and binding on the Company and/or any of the Company Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable in all material respects against the Company or such applicable Company Subsidiary thereto, and, to the Knowledge of the Company, each other party thereto, assuming the due authorization, execution and delivery by the other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is or has received written notice claiming the Company or any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any counterparty under such Company Contract, except as would not have a Company Material Adverse Effect. The Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Company Contract.

Section 5.16 Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan (other than with respect to Contracts based on form agreements that have been made available to Holdco and Merger Sub, provided such Contracts do not materially differ from the forms upon which they are based).

(b) With respect to each Company Benefit Plan (but excluding those International Benefit Plans created, established, maintained and/or contributed to due to the requirements of Applicable Laws) including each International Benefit Plan, prior to the date of this Agreement, the Company has provided or made available to Holdco and Merger Sub complete and correct copies of (i) such Company Benefit Plan and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, (A) the most recent actuarial valuation report, if any, (B) all material correspondence received in the last three years, if any, to or from any Governmental Entity relating to such Company Benefit Plan, (C) for any Company Benefit Plan subject to ERISA, all current summary plan descriptions and summaries of material modifications thereto, (D) all amendments and modifications to any such Company Benefit Plan, and (E) complete and accurate copies of the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan.

(c) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other Applicable Laws.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, opinion letter or advisory letter from the IRS as to its qualification under the Code and no event or circumstance has occurred since the date of the letter that could adversely affect such qualification.

(e) No Company Benefit Plan is, and neither the Company, nor any Company Subsidiary, nor any ERISA Affiliate has in the past six (6) years maintained, sponsored, contributed to, or been required to contribute to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (iii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined under ERISA).

(f) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such plan, agreement or Applicable Law, except to the extent that failure to do so, individually or in the aggregate, has not resulted in, or would not reasonably be expected to result in, material liability to the Company or any of the Company Subsidiaries.

(g) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(h) Each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in material compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code. No Company Benefit Plan provides for, and neither the Company nor any of the Company Subsidiaries has incurred any current or projected liability in respect of, post-employment life or health coverage for any current or former employee, consultant, independent contractor or director or any beneficiary thereof, except as may be required under Section 601 of ERISA and Section 4980B(b) of the Code, or similar state laws.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, if any, has been in documentary and operational compliance with Section 409A of the Code and all regulations promulgated thereunder.

(j) Except as set forth in Section 5.16(j) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or together with any other event, shall (A) entitle any employee of the Company or any of the Company Subsidiaries to severance pay, retention pay, any change of control pay or other payment or benefit, (B) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan, employment agreement or other arrangement, (C) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing, (D) result in any forgiveness of indebtedness to any current or former employee, officer, director or independent contractor of the Company or (E) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). None of the Company nor any Company Subsidiary have any obligation to indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 280G, 4999 or 409A of the Code or otherwise.

(k) Except as set forth in Section 5.16(k) of the Company Disclosure Letter, each of the Company Subsidiaries incorporated under the laws of the PRC has duly paid, since January 1, 2013, the social insurance contributions and housing fund contributions for all of its employees in accordance with the Applicable Law of the PRC.

Section 5.17 Labor Matters. Except as set forth in Section 5.17 of the Company Disclosure Letter,

(a) neither the Company nor any of the Company Subsidiaries is, or intends to be, a party to or bound by any collective bargaining agreement.

(b) to the Knowledge of the Company, no labor union is currently engaged in organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries.

(c) as of the date of this Agreement there are, and, since January 1, 2013, there have been no strikes, slowdowns, pickets, work stoppages or other similar material labor activities pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of the Company Subsidiaries.

(d) except as set forth in Section 5.17(d) of the Company Disclosure Letter, as of the date of this Agreement there are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries.

(e) except where the failure would not result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries are, and, since January 1, 2013, have been, in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, employment misclassification, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

(f) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of the Company Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(g) neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(h) neither the Company, any of the Company Subsidiaries nor any of its or their respective executive officers has received within the past three (3) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation relating to the Company or any of the Company Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(i) to the Knowledge of the Company, no senior executive or other key employee of the Company or any Company Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

(j) except as set forth in Section 5.17(j) of the Company Disclosure Letter, as of the date of this Agreement, to the Knowledge of the Company, no senior executive or other key employee of the Company or any Company Subsidiary has stated his or her present intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 5.18 Intellectual Property Rights.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following Intellectual Property owned by the Company or the Company Subsidiaries in any jurisdiction: (i) registered trademarks and pending trademark applications; (ii) registered copyrights; (iii) domain names; and (iv) patents and published patent applications. Collectively, the items listed on Section 5.18(a) of the Company Disclosure Letter are the “Company IP”. The Company or one of the Company Subsidiaries exclusively owns, free of all Encumbrances other than Permitted Encumbrances and other than licenses of Intellectual Property granted by the Company to third parties, all Company IP, which is subsisting and, to the Knowledge of the Company, which is (exclusive of applications) valid and enforceable to the extent material.

(b) To the Knowledge of the Company, no third party is infringing or misappropriating any Company IP in any material respect. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or misappropriating any Intellectual Property owned by any third party in any material respect. During the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement or misappropriation has or may have occurred.

(c) To the Knowledge of the Company, there is no pending or threatened action or other proceeding that challenges the enforceability, validity or ownership of, or use by, the Company or any Company Subsidiary of any Company IP. None of the Company IP is subject to any outstanding Order affecting adversely the rights of the Company or any Company Subsidiary with respect to such Company IP.

(d) The Company and the Company Subsidiaries have taken reasonable steps, consistent with generally accepted industry standards and any Applicable Laws, to protect and maintain their respective rights in the Company IP, including taking steps reasonable under the circumstances to maintain the confidentiality of Company IP the value of which is contingent upon maintaining the confidentiality thereof. Except for disclosure pursuant to a confidentiality agreement, neither the Company nor any Company Subsidiary has authorized the disclosure of any proprietary information that the Company wishes to remain confidential, nor has any such proprietary information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.

(e) Section 5.18(e) of the Company Disclosure Letter lists all material Intellectual Property licenses or other material grants of rights or interests with respect to Intellectual Property granted by or to the Company or the Company Subsidiaries under any Company IP or other Intellectual Property that is material or necessary for the Company’s or the Company Subsidiaries’ business as currently conducted, other than (i) commercially available off-the-shelf software licensed pursuant to shrink-wrap, click-wrap or online licenses, (ii) non-exclusive licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business and (iii) invention assignment agreements entered into with officers, employees, consultants, independent contractors or service providers of the Company or a Company Subsidiary, other than agreements with named inventors on any material patents.

Section 5.19 Insurance. Complete and accurate copies of all insurance policies maintained by the Company or any Subsidiary of the Company or which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations have previously been made available to Holdco. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (with or without lapse of time or notice or both) would constitute a material breach of or default under, or permit termination or modification of any such insurance policy. All such policies are in full force and effect, and are valid and enforceable, all premiums due thereunder have been paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of cancellation, lapse or invalidation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.

Section 5.20 Anti-Takeover Laws. Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.21 Company Stockholder Approval. The Company Stockholder Approval will be the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement. No other vote of the holders of any class or series of capital stock of the Company is necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.22 Opinion of Financial Advisor. The Company Board has received an opinion from Lazard Frères & Co. LLC (“Lazard”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares (other than Excluded Shares and Dissenting Shares), a copy of which will be delivered to Holdco promptly after the date of this Agreement for informational purposes only.

Section 5.23 Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Company Contract or transaction with, any holder of 5% or more of the Common Shares or any director, officer, or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors and officers of the Company or the Company Subsidiaries.

Section 5.24 Brokers. No Person other than Lazard is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Except as otherwise disclosed to the Company in the Holdco Disclosure Letter, Holdco and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Holdco and Merger Sub (a) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so organized, existing or in good standing, or to have such power and authority, or to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect.

Section 6.2 Authority for Agreements. Each of Holdco and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. Except for the approvals described in Section 6.3, the execution, delivery and performance by each of Holdco and Merger Sub of this Agreement and the consummation by Holdco and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Holdco and Merger Sub, and no other corporate proceedings on the part of either Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Holdco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Holdco and Merger Sub, enforceable against each of Holdco and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Holdco and Merger Sub of this Agreement do not, and the performance of each of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company set forth in Article V, the execution and delivery by Holdco and Merger Sub of this Agreement do not, and the performance of each of their obligations hereunder will not, (i) violate any provision of the Constituent Documents of Holdco or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Holdco or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Holdco or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any Applicable Law to which Holdco or Merger Sub is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Holdco Material Adverse Effect.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Holdco or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Holdco or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 6.5 Litigation. There (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Holdco, threatened against or affecting Holdco or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Holdco Material Adverse Effect, and (b) is not any Order outstanding against Holdco or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Holdco Material Adverse Effect.

Section 6.6 Financing; Equity Rollover.

(a) Holdco has delivered to the Company true and complete copies of (i) an executed debt commitment letter from the Financing Sources named therein (as the same may be amended or modified pursuant to Section 8.17, the “Debt Commitment Letter”), confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein in connection with the transactions contemplated hereby and related fees and expenses (the “Debt Financing”), (ii) executed equity commitment letters from the Sponsors (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Documents”), pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Topco up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), and (iii) the Rollover Agreement.

(b) As of the date hereof, (i) none of the Financing Documents or the Rollover Agreement has been amended or modified and no such amendment or modification is contemplated (other than as permitted by Section 8.17 or this Section 6.6), (ii) the respective commitments contained in the Financing Documents and the Rollover Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated (other than as permitted by Section 8.17 or this Section 6.6), and (iii) neither Holdco nor Merger Sub has any knowledge of any occurrence which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of or breach under any of the Financing Documents or the Rollover Agreement.

(c) As of the date hereof, the Financing Documents and the Rollover Agreement are in full force and effect and are the legal, valid, binding and enforceable obligations of Holdco and Merger Sub, as the case may be, and, to the Knowledge of Holdco, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Assuming (i) the Financing is funded in accordance with the Financing Documents, and (ii) the satisfaction of the conditions to the obligation of Holdco and Merger Sub to consummate the Merger as set forth in Section 9.1 and Section 9.3, Holdco will have, at and after the Closing, funds, when added to Available Cash, sufficient to pay (A) the aggregate Merger Fund, and (B) any other amounts required to be paid in connection with the consummation of the transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Holdco or Merger Sub on the terms and conditions therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Holdco or any of its Affiliates is a party related to the funding or investment, as applicable, of the Financing other than as expressly set forth in the Financing Documents and any customary engagement letter and non-disclosure agreements that do not impact the conditionality of the Financing.

(e) As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article V and the satisfaction of the conditions set forth in Section 9.1 and Section 9.3, neither Holdco nor Merger Sub has any reason to believe that (i) any of the conditions to the funding of the Financing set forth in the Financing Documents will not be satisfied or that the Financing will not be available to Holdco and Merger Sub at the Closing, (ii) any of the conditions to the Contribution contemplated in the Rollover Agreement will not be satisfied, or (iii) the Contribution will not be made prior to the Closing.

(f) The Company acknowledges and agrees that Holdco shall have the right to apply any amount of Available Cash towards payment of the Merger Fund and shall cooperate with Holdco to deposit such Available Cash with the Paying Agent in the Merger Fund immediately prior to the Effective Time.

Section 6.7 No Financing Contingency. Holdco and Merger Sub acknowledge and agree that their obligations under this Agreement, including but not limited to the obligation to pay the Merger Consideration, are not subject to any financing condition.

Section 6.8 Ownership of Common Shares. Other than as a result of this Agreement and the Rollover Agreement, and except for the Common Shares held by the Rollover Holder as disclosed in beneficial ownership reports on Schedule 13D filed with the SEC prior to the date hereof, neither Holdco nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Holdco nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than those under the Debt Commitment Letter. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, controlled by Holdco.

Section 6.10 Brokers. No Person other than Morgan Stanley Asia Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Holdco or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdco or Merger Sub.

Section 6.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Holdco, Merger Sub nor any other Person on behalf of Holdco or Merger Sub makes any other express or implied representation or warranty with respect to Holdco or any of its Subsidiaries or with respect to any other information provided by or on behalf of Holdco or any of its Subsidiaries.

Section 6.12 Disclaimer of Other Representations and Warranties. Each of Holdco and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Holdco, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement and (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by Holdco or Merger Sub as having been authorized by the Company.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, unless Holdco shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) in all material respects, conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with its material customers, suppliers, vendors, licensors and licensees. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, otherwise expressly permitted by or expressly provided for in this Agreement or as may be required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, without the prior written consent of Holdco, which consent shall not be unreasonably withheld, delayed or conditioned, provided that Holdco shall be deemed to have consented to any written request to take any action prohibited under this Section if Holdco does not respond to such request within seven (7) Business Days, the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its Constituent Documents;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any of its capital stock or other equity interests, except for any dividend or distribution by a direct or indirect wholly-owned Company Subsidiary to the Company or to another direct or indirect wholly-owned Company Subsidiary;

(c) merge or consolidate with any other Person or acquire any assets in an amount in excess of $3,000,000 in the aggregate from or any equity or debt securities or other equity interests in any other Person; provided, however, that the foregoing restriction shall not apply to any expenditures permitted under Section 7.1(l) or any trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business consistent with past practice;

(d) sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to existing written contracts or commitments delivered or made available to Holdco prior to the date of this Agreement or (iii) in an amount not in excess of $3,000,000 in the aggregate;

(e) (i) issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any material term of any of its outstanding securities other than issuances of Common Shares upon the exercise of Stock Options or rights under the ESPP, or upon the settlement of RSUs or PRSUs; (ii) split, combine, adjust or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary; or (iii) purchase or redeem any shares of capital stock of the Company or any Company Subsidiary or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (A) pursuant to commitments in effect as of the date hereof, (B) in connection with withholding to satisfy tax obligations with respect to Stock Options, RSUs or PRSUs, (C) acquisitions in connection with the forfeiture of equity awards, or (D) acquisitions in connection with the net exercise of Stock Options;

(f) incur or assume any Indebtedness, increase any existing lines of credit or other credit facilities or make any loans, advances or capital contributions to, or investments in, any Person, other than any Indebtedness, loan, advance, capital contribution or investment solely by and among the Company and its wholly-owned Subsidiaries;

(g) (i) increase in any material manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, or employees of the

Company or any Company Subsidiaries, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or any Company Subsidiaries, other than, in the case of either of (i) or (ii), (A) as required pursuant to Applicable Law or the terms of any Company Benefit Plan, International Benefit Plan, employment agreement or other employee benefit plan, agreement or arrangement in effect on the date of this Agreement or (B) increases in salaries, wages and benefits of employees made as a result of promotions in the ordinary course of business, in connection with merit increases in the ordinary course of business, and/or otherwise in the ordinary course of business (provided that payment by the Company or any Company Subsidiary of any bonus pursuant to the Company’s or Company Subsidiary’s current plan for fiscal year 2017 that was made available to Holdco shall not be deemed a violation of this Agreement), (iii) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan, except as required by Applicable Law, (iv) grant any rights to severance or termination pay to, or enter into any severance, change-in-control or other similar agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or (v) hire or terminate by the Company or any Company Subsidiary any employee with an annual base salary of $200,000 or more, or any director, officer or consultant with an annual base compensation of $200,000 or more;

(h) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP;

(i) pay, discharge, settle, agree to settle or satisfy any litigation (other than any litigation in connection with this Agreement or the transactions contemplated hereby), arbitration, proceeding, claim, liability or obligation, other than any payment, settlement, discharge or satisfaction in an amount not in excess of $500,000 individually or $1,500,000 in the aggregate;

(j) terminate, cancel, modify or amend any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(k) (i) enter into any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement other than Company Contracts with insurance coverage entered into in the ordinary course of business consistent with past practice or (ii) amend on terms materially adverse to the Company, cancel or terminate any Company Contract or any Contract that would have been a “Company Contract” if it had been entered into prior to the date of this Agreement;

(l) make or authorize any new single capital expenditure in excess of $500,000 or capital expenditures in excess of $2,000,000 in the aggregate;

(m) make, or change or cause or permit to be made or changed, any material Tax election, amend any material Tax Return, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or compromise or settle any material Tax liability that would affect the Company or any of the Company Subsidiaries after the Closing Date;

(n) transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside of the United States if any material U.S. withholding or income taxes would be incurred in connection with such repatriation, in each case with respect to the Company or any of the Company Subsidiaries;

(o) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction involving the Company or any of the Company Subsidiaries (other than the Merger);

(p) grant, amend, waive, modify, sell, assign, transfer, license, permit to lapse or become abandoned, or otherwise dispose of any Company IP that is material to the conduct of the business of the Company or any Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(q) engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(r) divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of the Company Subsidiaries; or

(s) commit to do any of the foregoing.

Section 7.2 Conduct of Business by Holdco and Merger Sub Pending the Merger. Holdco and Merger Sub agree that, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as required by Applicable Law, they shall not, without the prior written consent of the Company, take or cause to be taken any action which would reasonably be expected to, individually or in the aggregate, have a Holdco Material Adverse Effect.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law relating to the exchange of information, the Company shall, and shall cause the Company Subsidiaries to, afford to Holdco and its Representatives reasonable access during normal business hours and upon reasonable prior notice and without undue disruption of normal business activity to the books, records, personnel and facilities of the Company and furnish reasonably promptly to Holdco such information concerning the business, properties, contracts, assets, and liabilities and other aspects of the Company and its Subsidiaries as Holdco or its Representatives may reasonably request; provided that (i) the Company and the Company Subsidiaries shall not be obligated to provide access to (A) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client or other privilege with respect to such information, (B) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party, (C) any information that, in the reasonable judgment of the Company, would violate any Applicable Law or any request or requirement of any Governmental Entity, or may cause significant harm to the Company or its Subsidiaries if the Merger were not consummated, (D) any documents prepared in connection with the consideration of an Alternative Transaction Proposal or (E) materials prepared in connection with the Company Board’s consideration of the Merger (unless otherwise required to be furnished pursuant to this Agreement or Applicable Law) (it being agreed that, in the event that the restrictions of this clause (i) apply, the Company and the Company Subsidiaries shall provide Holdco with a reasonably detailed description of the information not provided and the Company and Holdco shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Holdco to evaluate any such information without violating the applicable privilege or breaching the Company’s obligation to any third party), (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement, and (iii) the Company and the Company Subsidiaries shall not be required to conduct, or permit Holdco or any of its Representative to conduct, any environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media relating to any Company Leased Property. Holdco agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.1 for any competitive or other purpose unrelated to the consummation of the Merger. Without limiting the generality of the foregoing, Holdco shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof. Except as otherwise expressly permitted or contemplated by this Agreement, each party shall continue to abide by the terms of the Mutual Nondisclosure Agreement between GL Capital Management GP Limited and the Company, dated October 23, 2015 (the “Confidentiality Agreement”).

Section 8.2 Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the holders of Common Shares relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement, approval of the Merger and approval of any other matters to effect the transactions contemplated hereby as determined by the parties. The Company in its sole discretion may determine to include in the Proxy Statement matters for which the Company would otherwise seek approval at the Company’s annual meeting, which such matters shall be determined by the Company in its sole discretion; provided that any such matters shall not be presented in a manner adverse in any material respect to Holdco, the Company Board Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to this Agreement or the Merger and the other transactions contemplated by this Agreement. Holdco shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Holdco, Merger Sub and their respective Affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Holdco of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Holdco with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Holdco, and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Holdco and, in each case, the Company shall consider in good faith all comments reasonably proposed by Holdco. The Company shall not file or mail any document relating to the Company Stockholders’ Meeting or respond to the SEC prior to receiving the approval of Holdco, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) If at any time prior to the Effective Time any information relating to the Company, Holdco or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Holdco or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.3 Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and Applicable Law, as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholders’ Meeting as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement and (ii) subject to Section 8.4, solicit the Company Stockholder Approval and notify Holdco of any material updates as to such solicitation. The Company shall, through the Company Board, recommend to its stockholders that they vote their shares in favor of the Merger (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 8.4. The Company shall not adjourn, postpone or recess the Company Stockholders’ Meeting without the prior written consent of Holdco and shall adjourn, postpone or recess such meeting as directed by Holdco in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Termination Date) if necessary to obtain the Company Stockholder Approval. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Alternative Transaction Proposal other than the Merger. The Company in its sole discretion may, at the Company Stockholders’ Meeting, seek approval for matters that would otherwise be considered at the Company’s annual meeting.

Section 8.4 Go-Shop; Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on August 6, 2017 (the “Transaction Solicitation Period”), the Company and its Subsidiaries may, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other Representatives of the Company, (i) actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) any Alternative Transaction Proposal, and (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may be expected to lead to, an Alternative Transaction Proposal, and in connection with such efforts, the Company may authorize its or any of its Subsidiaries’ officers, directors, employees, agents or other Representatives (including any investment banker, attorney or accountant retained by the Company or by any of the Subsidiaries of the Company), directly or indirectly, to initiate, solicit, encourage or otherwise facilitate (whether publicly or privately) efforts by any Person or group (each a “Prospective Acquirer”) to decide whether to make an Alternative Transaction Proposal.

(b) During the Transaction Solicitation Period, the Company may provide non-public information about the Company and its Subsidiaries to Prospective Acquirers, but the Company will not provide, or authorize anyone to provide, non-public information about the Company or any of its Subsidiaries to a Prospective Acquirer unless the Prospective Acquirer enters into an Acceptable Confidentiality Agreement with the Company. If the Company provides to any Prospective Acquirer non-public information about the Company or any of its Subsidiaries that the Company has not provided to Holdco, the Company will promptly provide that non-public information to Holdco.

(c) Without prejudice to Section 8.4(b), if at any time during the Transaction Solicitation Period, the Company Board receives a bona fide written Alternative Transaction Proposal from a Prospective Acquirer, then, as promptly as practicable, and in any event within 48 hours, after the Company receives such Alternative Transaction Proposal, the Company will inform Holdco about such Alternative Transaction Proposal, including the identity of the Prospective Acquirer and a reasonably detailed description of its material terms.

(d) After the end of the Transaction Solicitation Period, except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or otherwise expressly contemplated by this Section 8.4, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate any Alternative Transaction Proposal or any inquiry or proposal that constitutes or would reasonably be expected to result in an Alternative Transaction Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any non-public information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that would reasonably be expected to result in an Alternative Transaction Proposal,

(iii) approve or recommend any Alternative Transaction Proposal, (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal (an “Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (vi) propose, agree or publicly announce an intention to do any of the foregoing. After the end of the Transaction Solicitation Period, except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party), the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, if in response to a bona fide written Alternative Transaction Proposal, which did not result from any breach of this Section 8.4, the Company Board or any committee thereof determines in good faith (after consultation with its outside legal and financial advisors) that such Alternative Transaction Proposal is, or is reasonably likely to result in, a Superior Proposal, then the Company may, prior to (but not after) the receipt of the Company Stockholder Approval: (x) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided that a copy of all such information not previously provided to Holdco (or its Representatives) is provided to Holdco promptly after it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding the terms of such Alternative Transaction Proposal; provided that, as promptly as practicable, and in any event within 48 hours, after the Company receives such Alternative Transaction Proposal, the Company will inform Holdco about such Alternative Transaction Proposal, including the identity of the Prospective Acquirer and a reasonably detailed description of its material terms and provided, further, that notwithstanding anything to the contrary included herein, prior to the receipt of the Company Stockholder Approval, the Company will in any event be permitted to take any or all of the actions described in clauses (x) and (y) above with respect to any Excluded Party. The Company agrees that neither it nor any of the Company Subsidiaries shall terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations (if any) owed by any Person to the Company or the Company Subsidiaries, in each case, except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under this Section 8.4(d)(x) or (y) in full compliance with such provision; provided that the Company (on behalf of itself and the Company Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential bona fide written Alternative Transaction Proposal to the Company Board. For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 8.4(d) shall be deemed not to be an Adverse Recommendation Change. For the purposes of clarification, notwithstanding the expiration of the Transaction Solicitation Period, the Company may continue to engage in the activities described in Section 8.4(a) and Section 8.4(b) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in the first two sentences of this Section 8.4(d) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Alternative Transaction Proposal submitted by any Excluded Party following the end of the Transaction Solicitation Period.

(e) Except as set forth in this Section 8.4, the Company Board shall not, and shall cause each of its committees not to, directly or indirectly, (i) (A) change, qualify, withdraw or modify (or authorize or publicly propose to change, qualify, withdraw or modify), in any such case in a manner adverse to Holdco, the Company Board Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to this Agreement or the Merger and the other transactions contemplated by this Agreement, (B) approve or recommend the adoption of, or propose publicly to approve, recommend the adoption of, or declare advisable, any Alternative Transaction Proposal, (C) approve or recommend the adoption of, or propose publicly to approve, recommend the adoption of, or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any Acquisition Agreement

(other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 8.4(h), if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Transaction Proposal is commenced, fail to recommend against such Alternative Transaction Proposal within ten (10) Business Days after the commencement of such Alternative Transaction Proposal or (F) fail to include the Company Board Recommendation in the Proxy Statement or (ii) resolve or agree to do any of the foregoing (each being referred to as an “Adverse Recommendation Change”).

(f) Notwithstanding the foregoing provisions, the Company Board may, prior to (but not after) receipt of the Company Stockholder Approval, make an Adverse Recommendation Change if (i) in response to an unsolicited bona fide written Alternative Transaction Proposal or a bona fide written Alternative Transaction Proposal received during the Transaction Solicitation Period or with respect to an Excluded Party (but only as long as such party remains an Excluded Party), in response to a bona fide written Alternative Transaction Proposal received any time prior to receipt of the Company Stockholder Approval, the Company Board determines (after consultation with its outside legal and financial advisors) that such bona fide written Alternative Transaction Proposal constitutes a Superior Proposal or (ii) an Intervening Event has occurred, and in either case, following consultation with outside legal counsel, the Company Board determines that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the fifth (5th) Business Day (the “Recommendation Change Notice Period”) following Holdco’s receipt of written notice (a “Company Notice of Recommendation Change”) from the Company advising Holdco that the Company Board intends to take such action, which notice shall (A) if made in connection with a Superior Proposal, include the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Proposal, and, if applicable, a copy of all of the relevant proposed transaction agreements and any other documents provided by the party making such Superior Proposal, including the then-current form of the definitive acquisition agreement with respect to such Superior Proposal and (B) if made in connection with an Intervening Event, provide reasonable details regarding such Intervening Event; provided, further, that, in the event of a Company Notice of Recommendation Change in respect of a Superior Proposal, if there are any material revisions to the Superior Proposal, the Company shall deliver a new written notice to Holdco and comply again with the requirements of this Section 8.4(f) with respect to such new written notice. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any acquisition agreement pursuant to an Alternative Transaction Proposal unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 10.3(b).

(g) Notwithstanding the foregoing, in determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement committed to by Holdco in response to a Company Notice of Recommendation Change or otherwise; provided that, at the written request of Holdco, the Company shall, and shall cause its outside legal counsel and financial advisor to, during the Recommendation Change Notice Period and prior to any Adverse Recommendation Change, negotiate with Holdco in good faith to make such adjustments in the terms and conditions of this Agreement and the Financing Documents so that (i) in the event of a Company Notice of Recommendation Change in respect of a Superior Proposal, the Superior Proposal would no longer constitute a Superior Proposal or (ii) in the event of a Company Notice of Recommendation Change in connection with an Intervening Event, such Adverse Recommendation Change would no longer be necessary to comply with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, and, in each case as applicable, in the event Holdco agrees to make such adjustments to the Agreement and the Financing Documents, no Adverse Recommendation Change shall be made.

(h) Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or such disclosure is otherwise required under Applicable Law; provided that any such statement that would be an Adverse Recommendation Change shall be in accordance with Section 8.4(f) and Section 8.4(g).

Section 8.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, each of the Company, on one hand, and Holdco and Merger Sub, on the other hand, shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary notifications to and filings and submissions with, any Governmental Entity pursuant to Applicable Law or any third party as set forth in Section 8.5 of the Company Disclosure Letter; (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution, lifting or rescinding of, any injunction, stay, restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings or responses to requests for additional information or documentary material from a Governmental Entity are required to be made prior to the Effective Time with, and which registrations, consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and responses and timely seeking all such consents, approvals, Permits, notices or authorizations; and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable.

(b) Each of Holdco and the Company shall use commercially reasonable efforts to give the other party the opportunity to participate in any discussions, negotiations or other proceedings and attend any meetings with or before a Governmental Entity relating to this Agreement or the transactions contemplated hereby to the extent not prohibited by Applicable Law. Neither Holdco nor the Company shall permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters related to this Agreement or the transactions contemplated hereby unless, to the extent permitted by Applicable Law, it consults with the other party in advance. Each of Holdco and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent permitted by Applicable Law, promptly inform the other party of any communication from any Governmental Entity regarding this Agreement and the transactions contemplated hereby. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Entity, each of Holdco and Merger Sub, on the one hand, and the Company, on the other hand, shall provide the other party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of such other party with respect to, all material written communications with a Governmental Entity regarding the Merger or any other transactions contemplated hereby.

Section 8.6 Public Announcements; Public Disclosures. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Holdco and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Holdco and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding anything to the contrary in this Section 8.6, each of Holdco and the Company may make any press release or public statement with respect to the transactions contemplated hereby to the extent repeating or affirming disclosure made in any prior press release or public statement validly made in accordance with this Section 8.6.

Section 8.7 Employee Matters.

(a) As of the Effective Time, Holdco shall, or shall cause the Surviving Corporation and its Subsidiaries to, assume and honor the obligations and succeed to the rights of the Company under each employment, change in control, severance, and retention plan, agreement or arrangement set forth on Section 8.7(a) of the Company Disclosure Letter (the “Incentive Agreements”) pursuant to the terms thereof. Holdco and Merger Sub acknowledge and agree that the Merger shall constitute a change of control, change in control, change in effective control or change in ownership, as applicable, under the Incentive Agreements.

(b) Nothing in this Section 8.7 or otherwise in this Agreement shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns. Nothing herein shall (i) amend or be deemed to amend any Company Benefit Plan or (ii) limit in any way Holdco’s ability to amend or terminate any Company Benefit Plan at any time after the Effective Time.

Section 8.8 Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Constituent Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date a director or officer of the Company or the Company Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim arising out of acts or omissions occurring at or before the Effective Time (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto) and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security, provided that if required by Applicable Law, the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. The Surviving

Corporation shall cause its Constituent Documents and the Constituent Documents of its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 8.8(a), upon learning of any threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company, and after the Effective Time, the Surviving Corporation thereof in writing; provided that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is not materially prejudiced by such failure or delay.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid, non-cancelable policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Holdco and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). The Surviving Corporation shall (and Holdco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Holdco shall cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage, retention and amounts that are equivalent to those of the D&O Insurance, and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that in satisfying its obligations under this Section 8.8(b), Holdco and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the Maximum Annual Premium; provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Holdco and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Neither Holdco nor the Surviving Corporation shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the D&O Insurance.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives.

Section 8.9 Merger Sub. Holdco will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness or liabilities other than in connection with the Financing.

Section 8.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to this Agreement or the transactions contemplated herein including the Merger, the parties hereto and their respective boards of directors or other governing bodies shall use reasonable best efforts to (a) take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and

(b) otherwise take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Holdco or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.12 Section 16. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall use reasonable best efforts to take all such steps as may be required, including the adoption of a resolution consistent with the interpretive guidance of the SEC, so that the disposition or acquisition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.13 Notification of Certain Matters. The Company shall promptly notify Holdco of (i) any change or event having a Company Material Adverse Effect and (ii) any notice or other communication from any Person alleging that such Person’s consent is or may be required in connection with the transactions contemplated hereby, and Holdco shall promptly notify the Company of (x) any change or event having Holdco Material Adverse Effect and (y) any notice or other communication from any Person alleging that such Person’s consent is or may be required in connection with the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 8.13 shall not limit or otherwise affect the remedies available hereunder to the receiving party.

Section 8.14 Litigation. The Company shall give Holdco prompt notice of, and the opportunity to participate, at its own expense, in the defense or settlement of, any litigation relating to the transactions contemplated by this Agreement, including any stockholder litigation against the Company and/or its directors or any litigation by any lender to the Company (or any of the Company Subsidiaries) or any Person that makes an Alternative Transaction Proposal.

Section 8.15 Bulletin 7. The Company and Holdco hereby agree that the transactions contemplated by this Agreement shall not be deemed as an indirect transfer of PRC assets taxable under Bulletin 7 and other related PRC Tax Applicable Law and neither party shall file a report with any PRC Taxing Authority based on such rules. Notwithstanding anything to the contrary in any other provision of this Agreement, Holdco and the Company hereby agree that no amounts will be deducted or withheld from the Merger Consideration in connection with Bulletin 7 and that any amounts due (including interest and penalties) pursuant to Bulletin 7 will be the sole obligation of Holdco.

Section 8.16 Escrow of Holdco Termination Fee. As of the date of this Agreement, Holdco has caused 646,942 Common Shares (the “Initial Escrow Assets”), each valued at the Merger Consideration, to be deposited with Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”), and within twenty-one (21) calendar days after the date of this Agreement (the “Supplemental Escrow Deposit Date”), Holdco shall deposit with the Escrow Agent, or shall cause to be deposited with the Escrow Agent, an additional $24,321,771 in cash (the “Supplemental Escrow Assets” and together with the Initial Escrow Assets, the “Escrow Assets”). The Escrow Assets, representing an amount equal to $31,554,583, shall be held in a segregated account (the “Escrow Account”) by the Escrow Agent in accordance with the terms and conditions of the escrow agreement entered into on or prior to the execution of this Agreement as collateral and security for the payment of the Holdco Termination Fee. The Escrow Assets shall be held in the Escrow Account until the earlier of (a) the Closing Date, at which time the Escrow Assets will be released to Holdco or its Affiliates or, with respect to the cash portion of the Escrow Assets, at the direction of Holdco, to the Paying Agent as part of the aggregate Merger Consideration deposited by Holdco or its Affiliates, and (b) the date on which this Agreement is terminated pursuant to Section 10.1, at which time, the Escrow Assets will be released (i) to the Company, in accordance with Section 10.3(c), as applicable, or (ii)  to Holdco or its Affiliates if not otherwise released to the Company in accordance with the foregoing clause (i).

Section 8.17 Sufficient Funds; Financing.

(a) Each of Holdco and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing in a timely manner including to (i) maintain in full force and effect the Debt Commitment Letter, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Debt Commitment Letter that are within their respective control, other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under this Agreement, (iii) fully enforce its rights under the Debt Commitment Letter, (iv) negotiate and execute a definitive debt financing agreement substantially on the terms set out in the Debt Commitment Letter (the “Debt Financing Agreement”) and (v) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to the requirements of Section 2.2, draw upon and consummate the Debt Financing at or prior to the Closing; provided, however, that neither Holdco nor any of its Affiliates shall be required to initiate any legal proceeding against the Financing Sources.

(b) If Holdco or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter or is reasonably likely to be unavailable, (A) Holdco shall promptly so notify the Company, and (B) each of Holdco and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Holdco and Merger Sub than those contained in the Debt Commitment Letter, in an amount sufficient, when added to the Equity Financing and Available Cash, to consummate the Merger and the other transactions contemplated hereby (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Documents” and together with the Debt Commitment Letter and the Debt Financing Agreement, each, a “Debt Financing Document”) and Holdco shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters or fee letters that do not affect the conditionality of such Alternative Debt Financing Documents; in the case of engagement letters or fee letters that affect the conditionality of such Alternative Debt Financing Documents, fee amounts, pricing caps and certain economic and flex terms may be redacted to the extent that they do not adversely affect the amount or availability of the Debt Financing or include any additional conditions to funding). Any reference in this Agreement to (A) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Debt Financing Document to the extent then in effect) and (B) “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Debt Financing Document to the extent then in effect).

(c) Neither Holdco nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Debt Financing Document without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Holdco or Merger Sub to consummate the Merger or (B) adversely impact in any material respect the ability of Holdco or Merger Sub to enforce its rights against the other parties to any Debt Financing Document. Without limiting the generality of the foregoing, neither Holdco nor Merger Sub shall release or consent to the termination of the obligations of the Financing Sources under any Debt Financing Document except as expressly contemplated hereby.

(d) Holdco shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any breach of any provision of, or termination by any party to, any Debt Financing Document, or (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to any Debt Financing Document, and (ii) prior to the Closing, otherwise keep the Company informed on a reasonably current basis of the status of Holdco and Merger Sub’s efforts to arrange the Debt Financing or Alternative Debt Financing.

(e) Each of Holdco and Merger Sub shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) complying with its obligations under the Equity Commitment Letters, (iii) satisfying on a timely basis all conditions applicable to Holdco or Merger Sub in such Equity Commitment Letters that are within its control, if any, and (iv) enforcing its rights under the Equity Commitment Letters, in each case in accordance with the terms of this Agreement and the Equity Commitment Letters.

Section 8.18 Financing Assistance.

(a) Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause each of the Company Subsidiaries to, provide such cooperation as may be reasonably requested by Holdco in connection with the arrangement of the Debt Financing, or if applicable, the Alternative Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and the Company Subsidiaries), including using reasonable best efforts to (i) as promptly as reasonably practicable furnish to Holdco and Merger Sub and the Financing Sources all Required Information, (ii) participate in a reasonable and limited number of meetings, presentations and due diligence sessions with the Financing Sources and cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable for the Debt Financing, (iii) to the extent customary and in accordance with Applicable Law, facilitate the providing of guarantees and granting of a security interest (and perfection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivery at the Closing, any definitive documents for the Debt Financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing, if applicable and as may be reasonably requested by Holdco, provided that no such definitive documents in this clause (iii) shall be effective until the Effective Time, (iv) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date, and (v) furnish all documentation and other information required by Governmental Entities under applicable “know your customer”, anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Debt Financing, including the United States, Cayman Islands and PRC, provided that the information provided hereunder shall be subject to the terms of the Confidentiality Agreement. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 8.18 or otherwise in connection with any Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Holdco promptly after incurrence thereof, or (z) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time. Holdco shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 8.18 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, or if applicable, the Alternative Debt Financing, and any information used in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, the Company Subsidiaries or any of their respective Representatives.

(b) Holdco and Merger Sub acknowledge and agree that the Company and the Company Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any Debt Financing or Alternative Debt Financing that Holdco and Merger Sub may raise in connection with the transactions contemplated hereby.

Section 8.19 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain, and provide copies to Holdco of written consents to the Merger and the other transactions contemplated by this Agreement from each of the counterparties to the Company Contracts listed on Section 8.19 of the Company Disclosure Letter, which consents shall acknowledge and agree that the applicable Company Contracts will continue after the Closing unaffected by the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 8.20 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Holdco and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Company of the Common Shares from NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.21 Holdco Vote. In the event that any shares of Company Common Stock are contributed or otherwise beneficially owned by Holdco prior to the record date of the Company Stockholders’ Meeting and at all adjournments or postponements thereof, Holdco shall vote or cause to be voted any Common Shares beneficially owned by it or any of its Subsidiaries, including the Rollover Shares, in favor of the adoption of this Agreement at the Company Stockholders’ Meeting and at all adjournments or postponements thereof.

Section 8.22 Cash Transfer. If Holdco has (i) delivered to Company a certificate, signed by an officer of Holdco, affirming that Holdco and Merger Sub are prepared to and able to effect the Closing, subject to the conditions set forth in Article IX, and (ii) requested in writing at least ten (10) Business Days prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to transfer, at the reasonable discretion of Holdco, through one or more loans, dividends, capital contributions or other transfers as set forth in Section 8.22 of the Holdco Disclosure Letter of up to the full amount of Offshore Cash to the Company (or Merger Sub) to be held in the United States by the Company (or Merger Sub) as unencumbered and unrestricted cash in bank accounts registered in the name of the Company (or Merger Sub) (such transaction, the “Cash Transfer”); provided, however, that, (x) such Cash Transfer may not require the payment of any dividend prior to the day immediately before the Closing Date and in no event shall such Cash Transfer be required to occur more than five (5) Business Days prior to the Closing Date and (y) such Cash Transfer may be made and held in the currency of the transferring entity; provided that such Offshore Cash is exchanged for an equivalent amount in U.S. dollars and held in U.S.-dollar denominated bank accounts of the Company (or Merger Sub) that can be deposited with the Paying Agent immediately prior to the Effective Time. In connection with the Cash Transfer, the Company shall take all such steps and actions as reasonably requested by Holdco.

Section 8.23 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Holdco at the Closing evidence reasonably satisfactory to Holdco of the resignation effective as of the Effective Time, of those directors of any Subsidiary designated by Holdco to the Company in writing at least 10 Business Days prior to the Closing.

Section 8.24 Tax Treatment. The redemption or sale or exchange of Common Shares in exchange for an amount equal to the Available Cash and the exchange of the remaining Common Shares for the Merger Fund deposited by Holdco pursuant to Section 4.2(a)(i) are intended to be a single integrated transaction for U.S. federal income tax and shall be reported consistently therewith.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Holdco and the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing by Holdco and the Company prior to the Effective Time of the following conditions:

(a) No Order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, making illegal, prohibiting or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an “Injunction”) shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement; and

(b) The Company Stockholder Approval shall have been duly obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Holdco and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing as though made on and as of the Closing and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Holdco Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Holdco Material Adverse Effect;

(b) Each of Holdco and Merger Sub shall have performed or complied with, in all material respects, its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c) Holdco shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Holdco and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3 Conditions to Obligations of Holdco and Merger Sub to Effect the Merger. The obligations of Holdco and Merger Sub to effect the Merger shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Holdco in writing at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had a Company Material Adverse Effect; provided, however, that notwithstanding anything to the contrary set forth above in this Section 9.3(a), as of the Closing, as though made on and as of the Closing (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company set forth in Section 5.1 (Corporate Status), the first and last sentences of Section 5.4 (Authority for Agreements), and Section 5.21 (Company Stockholder Approval), shall be true and correct in all material respects and (y) the representations and warranties of the Company set forth in Section 5.3 (Capitalization) shall be true and correct in all respects, except for any de minimis inaccuracy (it being agreed that any inaccuracy that would not reasonably be expected to result in additional cost, expense or liability to Holdco of more than $1,000,000 shall be deemed to be a de minimis inaccuracy);

(b) The Company shall have performed or complied with, in all material respects, its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) If and to the extent requested by Holdco pursuant to Section 8.22, Offshore Cash shall have been transferred and currently held unencumbered in the United States by the Company as unrestricted cash in bank accounts registered in the name of the Company;

(d) Since the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had or constitutes a Company Material Adverse Effect;

(e) The Company shall have delivered to Holdco a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a) through Section 9.3(d); and

(f) The Company shall have delivered to Holdco a certificate, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible officer of the Company, reasonably acceptable to Holdco, certifying that the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

Section 9.4 Frustration of Closing Conditions. None of Holdco, Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by mutual written consent of Holdco and the Company;

(b) by either Holdco or the Company, if the Closing shall not have been consummated by 5:00 p.m. (New York City time) on or before the date that is five (5) months (the “Initial Termination Date”) after the date of this Agreement, unless extended in writing by Holdco and the Company; provided, however, that if on such date, (i) all of the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible) and (ii) the Closing is not able to be consummated on or before the Initial Termination Date solely due to the failure of the Debt Financing to be funded, Holdco may, at its sole discretion, by written notice to the Company prior to the Initial Termination Date, extend the Termination Date to the date that is one (1) month after the Initial Termination Date (the Initial Termination Date, as may be extended pursuant to this Section 10.1(b), the “Termination Date”) to arrange for the Alternative Debt Financing in accordance with Section 8.17(b); provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c) by Holdco, if the Company Board shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company, or shall have effected an Adverse Recommendation Change;

(d) by Holdco or the Company, if the Company Stockholder Approval shall not have been obtained prior to the Termination Date;

(e) by the Company, if prior to the Closing there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Holdco or Merger Sub, or Holdco or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by Holdco or Merger Sub, as the case may be, on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) days following the receipt by Holdco of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b);

(f) by Holdco, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured prior to the Termination Date or, if curable, is not cured by the Company on or before the earlier of (A) the Termination Date or (B) the date that is thirty (30) days following the receipt by the Company of written notice from Holdco of such breach, inaccuracy or failure to perform or comply; provided that Holdco or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); or

(g) by Holdco, if the Company shall have materially breached the terms of Section 8.4;

(h) by the Company, at any time prior to receiving the Company Stockholder Approval, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after advice from outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law; (iii) concurrently with or immediately following the termination of this Agreement, the Company enters into the definitive agreement relating to such Superior Proposal and pays Holdco (or an Affiliate designated by Holdco) the Company Termination Fee payable to Holdco (or an Affiliate designated by Holdco) pursuant to Section 10.3(b); and (iv) the Company has otherwise complied in all material respects with the provisions of Section 8.4 in connection with such Superior Proposal;

(i) by Holdco or the Company, if any Injunction is in effect and has become final and non-appealable or if any Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or otherwise prevents or makes illegal the consummation of the Merger;

(j) by the Company, if Holdco and Merger Sub fail to complete the Merger within five (5) Business Days following the date upon which Holdco is required to consummate the Closing pursuant to Section 2.2 due to any reason other than (i) failure to receive any approvals required of any Governmental Entity or (ii) failure of the Debt Financing or Alternative Debt Financing to be funded, if (x) all conditions in Section 9.1 and Section 9.3 have been satisfied or waived as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date) and (y) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing;

(k) by the Company, if Holdco and Merger Sub fail to complete the Merger within five (5) Business Days following the date upon which Holdco is required to consummate the Closing pursuant to Section 2.2 due to failure to receive any approvals required of any Governmental Entity, provided that, any termination by the Company due to failure to obtain (i) Equity Financing or (ii) Debt Financing or Alternative Debt Financing shall be governed by Section 10.1(j) and Section 10.1(l), respectively, rather than by this Section 10.1(k) regardless of whether any approvals may have been required of a Governmental Entity and not obtained in connection therewith, if (x) all conditions in Section 9.1 and Section 9.3 have been satisfied or waived as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date) and (y) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing;

(l) by the Company, if Holdco and Merger Sub fail to complete the Merger by the Termination Date (as may be extended pursuant to Section 10.1(b)) due to failure of the Debt Financing or Alternative Debt Financing to be funded, if (i) all conditions in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date) and (ii) the Company has irrevocably committed in writing that the Company is prepared to and able to effect the Closing; or

(m) by the Company, at any time after the Supplemental Escrow Deposit Date, if Holdco fails to cause the full amount of the Supplemental Escrow Assets to be deposited in the Escrow Account in accordance with Section 8.16.

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Holdco and the Company pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

Section 10.3 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of the last sentence of Section 8.1, this Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, and notwithstanding anything in the foregoing to the contrary, that, except as otherwise provided herein, no such termination shall relieve any party hereto of (i) any liability to pay the Company Termination Fee or Holdco Termination Fee pursuant to this Section 10.3 or (ii) any liability for damages to another party hereto resulting from a knowing or intentional breach of this Agreement or fraud. For the purposes of this Agreement, a “knowing and intentional breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach by such party of its covenants and agreements under this Agreement.

(b) The Company shall pay to Holdco (or an Affiliate designated by Holdco) the Company Termination Fee, in the event that Holdco and Merger Sub are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and either:

(i) (A) prior to the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or otherwise communicated or made known to the Company’s senior management or the Company Board, (B) this Agreement is terminated pursuant to Section 10.1(d), Section 10.1(f) or Section 10.1(g) at a time when such Alternative Transaction Proposal is still pending and has not been publicly withdrawn, and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate such Alternative Transaction Proposal or such Alternative Transaction Proposal is consummated; provided, however, that for purposes of this Section 10.3(b)(i) only, each reference to “20%” in the definition of Alternative Transaction Proposal shall be deemed to be a reference to “50%”;

(ii) this Agreement is terminated by Holdco pursuant to Section 10.1(c); or

(iii) this Agreement is terminated by the Company pursuant to Section 10.1(h).

Any Company Termination Fee and other amounts due under this Section 10.3(b), as applicable, shall be paid by the Company by wire transfer of immediately available funds to an account or accounts designated by Holdco, (x) in the case of clauses (i) or (ii) above, within two (2) Business Days after demand by Holdco and (y) in the case of clause (iii) above, as a condition to the effectiveness of the termination pursuant to Section 10.1(h). In no event shall the Company be obligated to pay more than one Company Termination Fee.

Each of the parties hereto acknowledges that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement; accordingly, if the Company fails to timely pay the Company Termination Fee, (i) the Company shall pay interest on the Company Termination Fee, and (ii) if, in order to obtain the payment, Holdco commences a suit which results in a judgment against the Company for the Company Termination Fee, the Company shall pay Holdco its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount. The interest amounts payable pursuant to each of (i) and (ii) shall be calculated at the prime rate announced by Citibank, N.A. (or any successor thereto) plus 200 basis points, calculated from the date such payment was required to be made through the date such payment was actually made. Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee is paid in accordance with this Section 10.3(b), the payment of the Company Termination Fee shall be the sole and exclusive remedy of Holdco, Merger Sub, and their respective subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company, its Subsidiaries or any of their Representatives or Affiliates with respect to (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

(c) Holdco shall pay, or shall cause to be paid, to the Company the Holdco Termination Fee, in the event that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and either:

(i) this Agreement is terminated by the Company or Holdco pursuant to Section 10.1(b) or Section 10.1(i), provided that, (A) in the case of termination pursuant to Section 10.1(i), the Injunction is not primarily caused by (X) the Company’s breach of any of its representations, warranties, covenants or agreements under this Agreement or (Y) any Applicable Law having been enacted, amended, entered or promulgated by any Governmental Entity after the date of this Agreement and (B) in the case of termination pursuant to Section 10.1(b), at the time of such termination all of the conditions set forth in Section 9.1(b) and Section 9.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date);

(ii) this Agreement is terminated by the Company pursuant to Section 10.1(j);

(iii) this Agreement is terminated by the Company pursuant to Section 10.1(k);

(iv) this Agreement is terminated by the Company pursuant to Section 10.1(l); or

(v) this Agreement is terminated by the Company pursuant to Section 10.1(m).

Notwithstanding anything in this Agreement to the contrary, in the event that (A) the Agreement may be terminated by the Company pursuant to more than one subsection of Section 10.1 and (B) the amount of the Holdco Termination Fee payable pursuant to Section 10.3(c) in connection with the termination varies based on the subsection under which the Agreement is terminated, then the Company shall have the right to elect in its sole discretion the provision under which the Agreement is terminated and the corresponding Holdco Termination Fee payable under this Section 10.3(c). Any Holdco Termination Fee due under this Section 10.3(c) shall be paid, or shall be caused to be paid, by Holdco either directly or out of the Escrow Account by wire transfer of immediately available funds to an account or accounts designated by the Company or in the case of Escrow Shares, by instruction to Escrow Agent to release Escrow Shares to the Company, within two (2) Business Days after demand by the Company. In no event shall Holdco be obligated to pay more than one Holdco Termination Fee.

Each of the parties hereto acknowledges that the agreements contained in this Section 10.3(c) are an integral part of the transactions contemplated by this Agreement; accordingly, if Holdco fails to timely pay the Holdco Termination Fee (i) Holdco shall pay interest on the Holdco Termination Fee, and (ii) if, in order to obtain the payment, the Company commences a suit which results in a judgment against Holdco for the Holdco Termination Fee, Holdco shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount. The interest amounts payable pursuant to each of (i) and (ii) shall be calculated at the prime rate announced by Citibank, N.A. (or any successor thereto) plus 200 basis points, calculated from the date such payment was required to be made through the date such payment was actually made. Notwithstanding anything in this Agreement to the contrary, in the event that the Holdco Termination Fee is paid in accordance with this Section 10.3(c), the payment of such Holdco Termination Fee shall be the sole and exclusive remedy of the Company and its subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against Holdco, Merger Sub, their respective Subsidiaries or any of their Representatives or Affiliates with respect to (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by e-mail of a pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Holdco or Merger Sub, to:

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Fax No: +86-10-5961-1210

Attn: Ms. Shirley Lin

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30/F China World Office 2

No. 1 Jian Guo Men Wai Ave.

Beijing, China 100004

Attention: Peter Huang

E-mail: Peter.Huang@skadden.com

(b)	If to the Company, to:

SciClone Pharmaceuticals, Inc.

950 Tower Ln, Foster City, CA 94404

United States

Attention: Friedhelm Blobel

E-mail: FBlobel@SCICLONE.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, California 94105-2933

United States

Attention: Howard Clowes

E-mail: howard.clowes@dlapiper.com

and

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2214

United States

Attention: Eric Wang

E-mail: eric.wang@dlapiper.com

Section 11.3 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Holdco Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Holdco and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco to cause Merger Sub to take such action.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the Company, Holdco and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  11.5.

Section 11.6 Expenses. Except as expressly set forth herein (including Section 8.18 and Section 10.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8 Waiver. At any time prior to the Effective Time, Holdco, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Holdco, of the Company and, in the case of the Company, of Holdco or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Holdco, of the Company and, in the case of the Company, of Holdco or Merger Sub, in each case, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a pdf attachment or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; Parties in Interest.

(a) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The parties intend that the remedies and limitations hereon contained in this Agreement be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligation hereunder.

(b) Except (i) as provided in Section 8.7(a) and (ii) for the provisions of Article IV, Holdco, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 11.11 Enforcement of Agreement.

(a) Except as provided in Section 10.3(a), Section 10.3(b), and Section 10.3(c), and subject to Section 11.5, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c) Notwithstanding anything in this Agreement to the contrary, it is explicitly agreed that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to enforce Holdco’s and Merger Sub’s obligation to cause the Sponsors to fund the Equity Financing, but only in the event that each of the following conditions has been satisfied: (i) all conditions in Section 9.1 and Section 9.3 (other than those conditions that, by their nature, are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Holdco and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing (or, if applicable, the Alternative Debt Financing) are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Holdco’s right to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing (or, if applicable, the Alternative Debt Financing) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

Section 11.12 Representations and Warranties. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with the terms of this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of Holdco, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

SILVER BIOTECH INVESTMENT LIMITED

By:	/s/ Yang Yang
Name: Yang Yang
Title: Director

SILVER DELAWARE INVESTMENT LIMITED

By:	/s/ Ping Ping Ting
Name: Ping Ping Ting
Title: Director

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Friedhelm Blobel
Name: Friedhelm Blobel
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

FAIRNESS OPINION OF LAZARD FRERES & CO. LLC

June 7, 2017

The Board of Directors

SciClone Pharmaceuticals, Inc.

950 Tower Lane

Suite 900

Foster City, CA 94404

Dear Members of the Board:

We understand that SciClone Pharmaceuticals, Inc., a Delaware corporation (“Company”), Silver Biotech Investment Limited, a company incorporated under the laws of the Cayman Islands (“Parent”), and Silver Delaware Investment Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company, with Company surviving the merger as a wholly owned subsidiary of Parent, and each outstanding share of the common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than (i) shares of Company Common Stock held by Company, Parent or any direct or indirect wholly owned subsidiary of Company or Parent (including shares of Company Common Stock contributed to Parent by the holder thereof immediately prior to the effective time of the Transaction pursuant to a rollover agreement (the “Rollover Agreements”)) and (ii) shares of Company Common Stock with respect to which the holder thereof shall have perfected and not withdrawn a demand for, and have not lose, appraisal rights in respect of such shares (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $11.18 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. Management of the Company has advised us that the financial forecasts dated as of May May 21, 2017 represent the best currently available estimates and judgments as to the future financial performance of Company and, accordingly, for purposes of our analyses in connection with this opinion, Company has directed us to utilize such financial forecasts, which we have assumed, with the consent of Company, have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. In that regard, we have relied, with the consent of the Company, on the assessments of management, as reflected in the financial forecasts dated as of May 21, 2017 with respect to the impact of the revised National Reimbursement Drug List issued by the government of China in February 2017 on the Company’s revenues related to Zadaxin.

We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction, the Rollover Agreements or any other agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Freres & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company and certain of Parent’s affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company and certain of Parent’s affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Ian Woo
Ian Woo
Managing Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Execution Version

ANNEX D

Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT, dated as of June 7, 2017 (this “Agreement”), by and between GL Trade Investment Limited, a company incorporated under the laws of the Cayman Islands (the “Stockholder”), and SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

Recitals

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of 4,750,116 Common Shares (together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by it, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands (“Holdco”), Silver Delaware Investment Limited, a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdco;

WHEREAS, concurrently with the execution of this Agreement, the Stockholder is entering into a Rollover Agreement with Holdco and Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands and the sole shareholder of Holdco (“Topco”), pursuant to which, the Stockholder has agreed, among other things, to contribute all of the Subject Shares to Holdco immediately prior to the Effective Time in exchange for newly issued shares of Topco (the “Rollover Agreement”);

WHEREAS, the Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholder enters into this Agreement, and the Stockholder desires to enter into this Agreement to induce the Company to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Stockholder shall vote or cause to be voted the Subject Shares that it is entitled to vote:

(a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; and

(b) against any other action or agreement that is not recommended by the Company Board and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

2. Transfer of Shares. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, it will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares or (iv) take any other action, that would materially restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement, the Rollover Agreement or the Escrow Agreement.

3. Additional Covenants of the Stockholder.

(a) Further Assurances. From time to time and without additional consideration, each party hereto shall (at such party’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such party’s sole cost and expense) take all reasonable further actions for the purpose of carrying out the intent of this Agreement.

(b) Waiver of Appraisal Rights. The Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger with respect to any and all Subject Shares.

4. Representations and Warranties of the Stockholder. The Stockholder on its own behalf hereby represents and warrants to the Company with respect to the Stockholder and its ownership of the Subject Shares as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Other than as provided in the Merger Agreement and any filings by the Stockholder with the Securities and Exchange Commission, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Stockholder’s ability to observe and perform its material obligations hereunder.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to its’s property or assets.

(c) The Subject Shares. The Stockholder is the beneficial owner of, and has good and marketable title to, the Subject Shares free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares, but excluding any restriction provided by the Rollover Agreement and the Escrow Agreement and any restriction imposed by any applicable securities laws), other than any of the foregoing that would not prevent or delay the Stockholder’s ability to perform its obligations hereunder. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. Subject to the restrictions under the Rollover Agreement and the Escrow Agreement, the Stockholder have, or will have at the time of the applicable stockholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder (except the obligations under this Agreement). Except for the Rollover Agreement and the Escrow Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder it in connection with this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

(a) Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

6. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms, (C) the Company Board or any of its committees having made an Adverse Recommendation Change and (D) the written agreement of the Stockholder and the Company to terminate this Agreement.

7. Specific Performance. The Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Stockholder agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be the Company’s sole remedy under this Agreement unless the Company shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

8. Governing Law; Jurisdiction.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

(b) Except as set out below, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

10. Amendment; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company and the Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by e-mail of a.pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to the Company, by email to:

SciClone Pharmaceuticals, Inc.

950 Tower Ln, Foster City, CA 94404

United States

Attention: Friedhelm Blobel

E-mail: FBlobel@SCICLONE.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, California 94105-2933

United States

Attention: Howard Clowes

E-mail: howard.clowes@dlapiper.com

and

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2214

United States

Attention: Eric Wang

E-mail: eric.wang@dlapiper.com

(b)	if to the Stockholder, by email to:

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attention: Ms. Shirley Lin

E-mail: slin@gl-investment.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30/F China World Office 2

No. 1 Jian Guo Men Wai Ave.

Beijing, China 100004

Attention: Peter Huang

E-mail: Peter.Huang@skadden.com

13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

15. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCICLONE PHARMACEUTICALS, INC.
By:	/s/ Friedhelm Blobel
Name: Friedhelm Blobel
Title: President and Chief Executive Officer
GL TRADE INVESTMENT LIMITED
By:	/s/ Hu Chou Hui
Name: Hu Chou Hui
Title: Director

[Signature Page to Voting and Support Agreement]

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION SCICLONE PHARMACEUTICALS, INC. Proxy Solicited on Behalf of the Board of Directors of the Company for Special Meeting of Stockholders on [], 2017 VOTE BY INTERNET – [] Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE – [] [toll free] Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to MacKenzie Partners, Inc. 105 Madison Avenue - 17th Floor, New York, New York 10016 SciClone Pharmaceuticals, Inc. 950 Tower Lane, Suite 900 Foster City, California 94404-2125 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. A proposal to approve and adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement; For Against Abstain A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement and approve the merger at the time of the special meeting; and For Against Abstain A non-binding, advisory proposal to approve certain compensation payable or that may become payable to the Company’s named executive officers in connection with the merger. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)/Title Date

SCICLONE PHARMACEUTICALS, INC. This proxy is solicited on behalf of the Board of Directors Special Meeting of Stockholders , 2017 at The stockholder(s) hereby appoint(s) and , as proxies, with the power to appoint a substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SciClone Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on , 2017, at , and any adjournment or postponement thereof and, in their discretion, upon any other matters which may properly come before the Special Meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Special Meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARDS OF DIRECTORS’ RECOMMENDATIONS Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Address changes/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side